Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

HOUGHTON MIFFLIN HARCOURT COMPANY,

HARBOR PURCHASER INC.

and

HARBOR HOLDING CORP.

Dated as of February 21, 2022

4.6	Guarantee	28
4.7	Solvency	28
4.8	Ownership of Company Common Stock	29
4.9	Litigation	29
4.10	Other Agreements or Understandings	29
4.11	Brokers	29
4.12	Offer Documents	29
4.13	Independent Investigation	29
4.14	No Other Company Representations or Warranties	30
4.15	Non-Reliance on Company Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans	30

ARTICLE V	CONDUCT OF BUSINESS	31
	Covenants of the Company	31
5.2	COVID-19 Response	33
5.3	Conduct of Business by the Parent and the Purchaser Pending the Merger	33

ARTICLE VI	ADDITIONAL AGREEMENTS	34
6.1	No Solicitation	34
6.2	Nasdaq Listing	36
6.3	Confidentiality; Access to Information	36
6.4	Legal Conditions to the Merger	37
6.5	Public Disclosure	39
6.6	Indemnification	39
6.7	Notification of Certain Matters	40
6.8	Employee Benefits Matters	40
6.9	State Takeover Laws	41
6.10	Rule 16b-3	41
6.11	Rule 14d-10 Matters	42
6.12	Control of Operations	42
6.13	Security Holder Litigation	42
6.14	Financing	42
6.15	Existing Notes	46
6.16	Director Resignations	46

ARTICLE VII	CONDITIONS TO MERGER	47
7.1	Conditions to Each Party’s Obligation To Effect the Merger	47

ARTICLE VIII	TERMINATION AND AMENDMENT	47
8.1	Termination	47
8.2	Effect of Termination	48
8.3	Fees and Expenses	48
8.4	Amendment	49
8.5	Extension; Waiver	49

ARTICLE IX	DEFINED TERMS	50

ARTICLE X	MISCELLANEOUS	62
10.1	Nonsurvival of Representations and Warranties	62
10.2	Notices	62
10.3	Entire Agreement	63
10.4	Third Party Beneficiaries	63
10.5	Assignment	63
10.6	Severability	63
10.7	Counterparts and Signature	63

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10.8	Interpretation	63
10.9	Governing Law	64
10.10	Remedies	64
10.11	Submission to Jurisdiction	66
10.12	WAIVER OF JURY TRIAL	66
10.13	Disclosure Schedule	66
10.14	Parent Guarantee	67
10.15	Non-Recourse	67

Annex I	Conditions of the Offer
Exhibit A	Form of Certificate of Incorporation of the Surviving Corporation

- iii -

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), is made and entered into as of this 21st day of February, 2022, by and among Harbor Holding Corp., a Delaware corporation (the “Parent”), Harbor Purchaser Inc., a Delaware corporation and a wholly owned subsidiary of the Parent (the “Purchaser”), and Houghton Mifflin Harcourt Company, a Delaware corporation (the “Company”). Capitalized terms used by not otherwise defined herein shall have the meanings specified in Article IX.

RECITALS

WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, the Purchaser will make a cash tender offer (as it may be extended or amended from time to time as permitted under this Agreement, the “Offer”) to acquire all of the outstanding shares of Company Common Stock (other than shares of Company Common Stock to be cancelled in accordance with Section 2.6(b)) for $21.00 per share of Company Common Stock, net to the seller in cash, without interest thereon and subject to Sections 1.1(g) and 2.10 (such price, or any other price as may be paid in the Offer in accordance with this Agreement, the “Offer Price”);

WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, as soon as practicable following the consummation of the Offer, the Purchaser will, in accordance with Section 251(h) of the DGCL, merge with and into the Company, with the Company continuing as the surviving corporation of such merger (the “Merger”) and each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Company Common Stock to be cancelled in accordance with Section 2.6(b) and Dissenting Shares) being converted in the Merger into the right to receive the Offer Price (the “Merger Consideration”);

WHEREAS, the Company Board has as of the date hereof unanimously (a) approved and declared the advisability of this Agreement, the Offer, the Merger and the other transactions contemplated by this Agreement, (b) declared that it is in the best interests of the Company and the stockholders of the Company that the Company enter into this Agreement and consummate the Merger and that the stockholders of the Company accept the Offer and tender their shares of Company Common Stock pursuant to the Offer, in each case on the terms and subject to the conditions set forth herein, (c) declared that the terms of the Offer and the Merger are fair to the Company and the Company’s stockholders and (d) recommended that the Company’s stockholders accept the Offer and tender their shares of Company Common Stock pursuant to the Offer;

WHEREAS, the Merger shall be governed by and effected under Section 251(h) of the DGCL and shall be effected as soon as practicable following the consummation of the Offer upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the respective boards of directors of the Parent and the Purchaser have adopted, approved and declared it advisable for the Parent and the Purchaser to enter into this Agreement and to consummate the Offer, the Merger and the other transactions contemplated by this Agreement, upon the terms and subject to the conditions set forth herein; and

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, The Veritas Capital Fund VII, L.P. (the “Guarantor”) is entering into the Guarantee with respect to certain obligations of the Parent and the Purchaser under this Agreement;

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the Parent, the Purchaser and the Company, intending to be legally bound, hereby agree as follows:

ARTICLE I

THE CASH TENDER OFFER

1.1 The Offer.

(a) Commencement of the Offer; Acceptance of Shares. Subject to the terms and conditions of this Agreement, as soon as practicable, and in any event within ten (10) Business Days, after the date of this Agreement, the Purchaser shall commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer to purchase any and all outstanding shares of Company Common Stock (other than shares of Company Common Stock to be cancelled in accordance with Section 2.6(b)) for a price per share of Company Common Stock equal to the Offer Price. As promptly as practicable after the later of: (i) the earliest time as of which the Purchaser is permitted under the Exchange Act to accept for purchase shares of Company Common Stock validly tendered (and not validly withdrawn) pursuant to the Offer and (ii) the earliest time as of which each of the Offer Conditions shall have been satisfied or waived, the Purchaser shall (and the Parent shall cause the Purchaser to) irrevocably accept for purchase all shares of Company Common Stock validly tendered (and not validly withdrawn) pursuant to the Offer. The obligation of the Purchaser to accept for purchase shares of Company Common Stock validly tendered (and not validly withdrawn) pursuant to the Offer shall be subject only to the satisfaction or waiver of each of the Offer Conditions (and shall not be subject to any other conditions). The Purchaser shall promptly (and in any event within three (3) Business Days (calculated as set forth in Rule 14d-1(g)(3) under the Exchange Act)) after the Acceptance Time pay, or cause the Paying Agent to pay, for all shares of Company Common Stock validly tendered (and not validly withdrawn) in the Offer.

(b) Expiration Date; Extensions and Amendment.

(i) The Offer shall initially expire at one minute after 11:59 p.m., Eastern time, on the day that is the 20th Business Day after commencement of the Offer (determined in accordance with Rules 14d-1(g)(3) and 14d-2 under the Exchange Act). Subject to the immediately succeeding sentence, the Parent and the Purchaser expressly reserve the right to (A) increase the Offer Price and (B) to the extent permitted by applicable law, waive any of the Offer Conditions. Notwithstanding anything to the contrary contained in this Agreement, neither the Parent nor the Purchaser shall (without the prior written consent of the Company in its sole and absolute discretion): (1) change the form of consideration payable in the Offer, decrease the Offer Price or change the Offer so that it is for fewer than all of the outstanding shares of Company Common Stock (other than shares of Company Common Stock to be cancelled in accordance with Section 2.6(b)); (2) except pursuant to Section 1.1(b)(ii) or Section 1.1(f), terminate the Offer or accelerate, extend or otherwise change the expiration date of the Offer; (3) provide any “subsequent offering period” (or any extension thereof) within the meaning of Rule 14d-11 promulgated under the Exchange Act; (4) amend, change or waive the Minimum Condition or the condition in clause (c)(v) of Annex I; (5) amend, modify or supplement any of the Offer Conditions or the terms of the Offer in any manner that is adverse to holders of shares of Company Common Stock; or (6) impose any condition to the Offer other than the Offer Conditions.

(ii) Subject to the termination rights under Section 8.1, the Purchaser shall extend the scheduled expiration date of the Offer: (A) as required by applicable law (including for any period required by any rule, regulation, interpretation or position of the SEC); (B) in connection with an increase in the consideration to be paid pursuant to the Offer if and only to the extent required to comply with applicable rules and regulations of the SEC; and (C) if, at the then scheduled expiration date of the Offer any of the Offer Conditions has not been satisfied (and the Parent or the Purchaser has not, to the extent permitted by applicable law, waived such condition in accordance with the terms of this Agreement), for one or more periods specified by the Purchaser (not, in the case of this clause (C), in excess of 10 Business Days each) but not (in the case of this clause (C), without the prior written consent of the Company) beyond the Outside Date, except that, if, on the then scheduled expiration date of the Offer, the Minimum Condition is the only Offer Condition that has not been satisfied or waived (to the extent waivable in accordance with the terms hereof), the Purchaser may, but shall not be obligated to, so extend the Offer (not more than four times without the approval of the Company), unless requested by the Company, in which case the Purchaser shall so extend the Offer; provided, that if all of the Offer Conditions other than the Inside Date Condition (and other than those conditions that by their nature are to be satisfied at the Acceptance Time) have been satisfied or waived (to the extent waivable in accordance with the terms hereof) at any then-scheduled expiration date of the Offer, the Purchaser shall (and the Parent shall cause the Purchaser to) extend the Offer until one minute after 11:59 p.m., Eastern time, on the day that is the first Business Day after the Inside Date.

(c) Schedule TO and Offer Documents. On the date of commencement of the Offer, the Parent and the Purchaser shall file with the SEC a Tender Offer Statement on Schedule TO (together with all amendments and supplements thereto, the “Schedule TO”) with respect to the Offer. The Schedule TO shall contain an offer to purchase (the “Offer to Purchase”) and a form of the related letter of transmittal (the “Letter of Transmittal”), the forms of which shall be reasonably acceptable to the Company, and ancillary documents and instruments pursuant to which the Offer will be made (collectively, together with any supplements or amendments thereto, the “Offer Documents”). The Parent and the Purchaser shall cause the Offer Documents (i) to comply in all material respects with the requirements of applicable U.S. federal securities laws and (ii) on the date first filed with the SEC and on the date first published, sent or given to the holders of shares of Company Common Stock, not to contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no covenant is made by the Parent or the Purchaser with respect to information supplied by or on behalf of the Company for inclusion in the Offer Documents. The Parent and the Purchaser shall take all reasonable steps necessary to cause the Offer Documents to be disseminated to holders of shares of Company Common Stock, as and to the extent required by applicable U.S. federal securities laws. Each of the Parent, the Purchaser and the Company shall promptly correct any information provided by it or on its behalf specifically for inclusion in the Schedule TO or the other Offer Documents if and to the extent that such information shall have become false or misleading in any material respect or as otherwise required by applicable law, and the Parent and the Purchaser shall take all reasonable steps necessary to amend or supplement the Schedule TO and, as applicable, the other Offer Documents and to cause the Schedule TO as so amended or supplemented to be filed with the SEC and the other Offer Documents as so amended or supplemented to be disseminated to holders of shares of Company Common Stock, in each case as and to the extent required by applicable U.S. federal securities laws. The Company and its counsel shall be given reasonable opportunity to review and comment upon the Offer Documents and any amendments thereto prior to the filing thereof with the SEC or dissemination to the holders of shares of Company Common Stock. The Parent and the Purchaser shall provide the Company and its counsel with a copy of any written comments or a reasonable summary of any oral comments the Parent, the Purchaser or their counsel may receive from the SEC with respect to the Offer or any Offer Document promptly after the receipt thereof, shall reasonably consult with the Company and its counsel prior to responding to any such comments, and shall provide the Company and its counsel with a copy of any written responses thereto and a reasonable summary of any oral responses thereto of the Parent or the Purchaser or their counsel. Subject to the foregoing, the Parent and the Purchaser shall respond to any such comments promptly after they are received.

(d) Provision of Information for Schedule 14d-9. The Parent and the Purchaser shall promptly supply to the Company in writing, for inclusion in the Schedule 14d-9, all information concerning Parent and the Purchaser required under applicable U.S. federal securities laws to be included in the Schedule 14d-9.

(e) Provisions of Funds by the Parent. The Parent shall deposit, or shall cause to be deposited, with the Paying Agent, at, prior to or promptly following the Acceptance Time (but in any event on the Closing Date), all of the funds necessary to purchase any and all shares of Company Common Stock that the Purchaser becomes obligated to purchase pursuant to the Offer.

(f) Termination of Offer and Return of Tendered Shares. Unless this Agreement is terminated pursuant to Section 8.1, the Purchaser shall not terminate or withdraw the Offer prior to any scheduled expiration date without the prior written consent of the Company in its sole and absolute discretion. In the event this Agreement is validly terminated pursuant to Section 8.1, the Purchaser shall promptly (and in any event within 24 hours) following such termination irrevocably and unconditionally terminate the Offer and shall not acquire any shares of Company Common Stock pursuant thereto. If the Offer is terminated in accordance with this Agreement prior to the Acceptance Time, the Purchaser shall promptly return, or cause any depositary acting on behalf of the Purchaser to return, all tendered shares of Company Common Stock to the tendering stockholders.

(g) Adjustments to Offer Price. The Offer Price shall be adjusted to reflect fully the effect of any reclassification, stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), reorganization, recapitalization or other like change with respect to Company Common Stock occurring (or for which a record date is established) after the date hereof and prior to the Acceptance Time.

1.2 Company Actions.

(a) Approval and Consent. The Company hereby approves of and consents to the Offer, the Merger and the other transactions contemplated by this Agreement.

(b) Schedule 14D-9. On or reasonably promptly, and in any event within one (1) Business Day, after the date of the commencement of the Offer, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (together with all amendments and supplements thereto, the “Schedule 14D-9”) and disseminate the Schedule 14D-9, to the extent required by Rule 14d-9 promulgated under the Exchange Act and any other applicable laws, to the holders of shares of Company Common Stock, including by setting the Stockholder List Date as the record date for the purpose of receiving the notice required by Section 262(d)(2) of the DGCL. The Schedule 14D-9 shall also include the notice of appraisal required to be delivered by the Company under Section 262(d)(2) of the DGCL. Except as required by applicable law or as otherwise permitted pursuant to Section 6.1, the Offer Documents and the Schedule 14D-9 shall contain the recommendation of the Company Board in favor of the Offer, and the Company hereby consents to the inclusion in the Offer Documents of such recommendation. The Company shall cause the Schedule 14D-9 (A) to comply in all material respects with the requirements of applicable U.S. federal securities laws and (B) on the date first filed with the SEC and on the date first published, sent or given to the holders of shares of Company Common Stock, not to contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no covenant is made by the Company with respect to information supplied by or on behalf of the Parent or the Purchaser for inclusion in the Schedule 14D-9. Each of the Company, the Parent and the Purchaser shall promptly correct any information provided by it or on its behalf specifically for inclusion in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect or as otherwise required by applicable law, and the Company shall take all steps necessary to amend or supplement the Schedule 14D-9 and to cause the Schedule 14D-9 as so amended or supplemented to be filed with the SEC and disseminated to the holders of shares of Company Common Stock, in each case as and to the extent required by applicable U.S. federal securities laws.

(c) Sharing of Materials and Information. Except to the extent related to an Acquisition Proposal or a Recommendation Change Notice:

(i) The Parent and its counsel shall be given reasonable opportunity to review and comment upon the Schedule 14D-9 and any amendments thereto prior to the filing thereof with the SEC or dissemination to holders of shares of Company Common Stock.

(ii) The Company shall provide the Parent and its counsel with a copy of any written comments and a reasonable summary of any oral comments the Company or its counsel may receive from the SEC with respect to the Schedule 14D-9 promptly after the receipt thereof, shall reasonably consult with the Parent and its counsel prior to responding to any such comments, and shall provide the Parent and its counsel with a copy of any written responses thereto and a reasonable summary of any oral responses thereto of the Company or its counsel. Subject to the foregoing, the Company shall respond to any such comments promptly after they are received.

(d) Provision of Information for Offer Documents. The Company shall promptly supply to the Parent and the Purchaser in writing, for inclusion in the Offer Documents, all information concerning the Company and, to the extent within the Company’s possession or control, the Company’s stockholders required under applicable U.S. federal securities laws to be included in the Offer Documents or as is otherwise reasonably requested by the Parent or the Purchaser.

(e) Stockholder Lists. In connection with the Offer, the Company shall instruct its transfer agent to promptly (and in any event within five (5) Business Days following the date hereof) furnish to the Purchaser or its designated agent mailing labels containing the names and addresses of the record holders of the shares of Company Common Stock and, to the extent reasonably available to the Company or its transfer agent (including after reasonable request by the Company or its transfer agent of the applicable Persons), with security position listings of Company Shares held in stock depositories, in each case, as of a recent date, and, to the extent reasonably available to the Company or its transfer agent (including after reasonable request by the Company or its transfer agent of the applicable Persons), all other listings and computer files containing names, addresses and security position listings of record holders and beneficial owners of shares of Company Common Stock as of a recent date. The Company shall promptly furnish to the Purchaser such additional information, including updated listings and computer files of stockholders, mailing labels and security position listings, and such information as is in the possession or control of the Company and assistance as the Purchaser may reasonably request for the purpose of communicating the Offer to the holders of shares of Company Common Stock (the date of the list used by the Purchaser to determine the Persons to whom the Offer Documents and Schedule 14D-9 are first disseminated, the “Stockholder List Date”). Subject to the requirements of applicable laws and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer, the Merger and the other transactions contemplated by this Agreement, the Parent and the Purchaser shall, until consummation of the Offer, hold in confidence the information contained in any of such labels or otherwise furnished to the Parent or the Purchaser pursuant to the foregoing sentence in accordance with the Confidentiality Agreement, shall use such information only in connection with the Offer, the Merger and the other transactions contemplated by this Agreement and, if this Agreement shall be terminated in accordance with Section 8.1, shall destroy all electronic copies of such information and deliver to the Company all other copies of such information then in their possession or under their control. Subject to the requirements of applicable law and provided that the Company shall not have made a Company Board Recommendation Change, the Company shall, and shall cause its directors, officers and employees to, and shall use its reasonable best efforts to cause its other applicable Representatives to, use their reasonable best efforts to make solicitations and recommendations to the record holders and beneficial owners of shares of Company Common Stock for purposes of causing the Minimum Condition to be satisfied, including, upon the Parent’s reasonable written request, together with the Parent and the Purchaser, jointly preparing a presentation to any proxy advisory firms as designated by the Parent to recommend this Agreement and the Offer and the Merger; provided that any such efforts undertaken by the Company or its Representatives at the Parent’s request shall be at the Parent’s sole expense and the Parent shall reimburse the Company for any such reasonable and documented out-of-pocket expenses incurred by the Company or its Representatives in connection therewith.

(f) Share Registry. The Company shall instruct its transfer agent to register the transfer of the shares of Company Common Stock accepted for payment by Purchaser in the Offer effective immediately after the Acceptance Time.

ARTICLE II

THE MERGER

2.1 The Merger; No Vote of Stockholders.

(a) Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, the Purchaser shall merge with and into the Company at the Effective Time, and the Company shall continue as the Surviving Corporation in the Merger.

(b) The Merger shall be governed by and effected under Section 251(h) of the DGCL. The parties shall take all necessary and appropriate actions to cause the Merger to become effective as soon as practicable following the Acceptance Time, without a vote of stockholders of the Company, in accordance with Section 251(h) of the DGCL.

2.2 Effective Time of the Merger. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date and as soon as practicable after the Acceptance Time, Parent, Purchaser and the Company shall cause a certificate of merger or other appropriate documents (in any such case, the “Certificate of Merger”) to be duly prepared, executed and acknowledged in accordance with the relevant provisions of the DGCL and filed with the Secretary of State. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State or at such subsequent time or date as the Parent and the Company shall, subject to Section 2.1(b), agree and specify in the Certificate of Merger (the “Effective Time”).

2.3 Closing. Subject to the satisfaction or waiver (to the extent permitted by law) of the conditions set forth in Article VII, the Closing shall take place at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, MA 02109 as soon as practicable following the Acceptance Time and the satisfaction or, to the extent permitted by applicable law, waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by applicable law, waiver of such conditions).

2.4 Effects of the Merger. At the Effective Time (a) the separate existence of the Purchaser shall cease, the Purchaser shall be merged with and into the Company and the Company shall continue as the Surviving Corporation in the Merger and (b) the certificate of incorporation of the Company as in effect immediately prior to the Effective Time shall be amended and restated in its entirety to read as set forth on Exhibit A, until further amended in accordance with the DGCL, subject to Section 6.6(b). In addition, subject to Section 6.6(b), the Parent shall cause the bylaws of the Surviving Corporation to be amended and restated in their entirety so that, immediately following the Effective Time, they are identical to the bylaws of the Purchaser as in effect immediately prior to the Effective Time, except that all references to the name of the Purchaser therein shall be changed to refer to the name of the Company, and, as so amended and restated, such bylaws shall be the bylaws of the Surviving Corporation, until further amended in accordance with the DGCL. The Merger shall have the effects set forth in Section 259 of the DGCL.

2.5 Directors and Officers of the Surviving Corporation. The directors of the Purchaser immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case to hold office in accordance with the term of office set forth in the certificate of incorporation and bylaws of the Surviving Corporation and until their successors are duly elected and qualified.

2.6 Conversion of Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the Company, the Purchaser, the Parent or the holder of any shares of the capital stock of the Company or capital stock of the Purchaser:

(a) Capital Stock of the Purchaser. Each share of the common stock, par value $0.01 per share, of the Purchaser issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(b) Cancellation of Treasury Stock and Parent-Owned Stock. All shares of Company Common Stock that are held in the treasury of the Company and any shares of Company Common Stock owned by any wholly owned Subsidiary of the Company, the Parent, the Purchaser or any other wholly owned Subsidiary of the Parent immediately prior to the Effective Time shall be cancelled and shall cease to exist and no consideration shall be delivered in exchange therefor.

(c) Merger Consideration for Company Common Stock. Subject to Section 2.7 (including Section 2.7(c)) and Section 2.10, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled in accordance with Section 2.6(b) and Dissenting Shares) shall be automatically converted into the right to receive the Merger Consideration. As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a Certificate or Uncertificated Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration pursuant to this Section 2.6(c) subject to and in accordance with the provisions of Section 2.7 (including Section 2.7(c)) and Section 2.10.

(d) Adjustments to Merger Consideration. The Merger Consideration shall be adjusted to reflect fully the effect of any reclassification, stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), reorganization, recapitalization or other like change with respect to Company Common Stock occurring (or for which a record date is established) after the date hereof and prior to the Effective Time.

2.7 Surrender of Certificates.

(a) Paying Agent. Prior to the expiration of the Offer, Parent shall engage the Paying Agent pursuant to an agreement reasonably acceptable to the Company. At, prior to or promptly following the Effective Time (and no later than the day on which the Effective Time occurs), the Parent shall deposit, or cause to be deposited, with the Paying Agent, for the benefit of the holders of shares of Company Common Stock outstanding immediately prior to the Effective Time, for payment through the Paying Agent in accordance with this Section 2.7, the Payment Fund. The Payment Fund shall not be used for any other purpose. The Payment Fund shall be invested by the Paying Agent as directed by the Parent; provided, however, that no gain or loss thereon shall affect the amounts payable hereunder and the Parent shall take all actions necessary to ensure that the Payment Fund includes at all times cash sufficient to satisfy the Parent’s obligation to pay the Merger Consideration under this Agreement. Any interest and other income resulting from such investments (net of any losses) shall be paid to the Parent pursuant to Section 2.7(e). In the event the Payment Fund is diminished below the level required for the Paying Agent to make prompt cash payments as required under Section 2.7(b), including any such diminishment as a result of investment losses, the Parent shall, or shall cause the Surviving Corporation to, immediately deposit additional cash into the Payment Fund in an amount equal to the deficiency in the amount required to make such payments.

(b) Exchange Procedures.

(i) Promptly after the Effective Time, the Parent shall cause the Paying Agent to mail to each holder of record of a Certificate (A) a letter of transmittal in customary form specifying that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof as provided in Section 2.7(g)) to the Paying Agent, and (B) instructions for use in effecting the surrender of the Certificates (or affidavits of loss in lieu thereof as provided in Section 2.7(g)) in exchange for the Merger Consideration payable (subject to Section 2.10) with respect thereto. Upon surrender of a Certificate (or affidavit of loss in lieu thereof as provided in Section 2.7(g)) to the Paying Agent in accordance with the terms of such letter of transmittal, properly completed and duly executed, the holder of such Certificate shall be promptly paid (subject to Section 2.10) in exchange therefor a cash amount in immediately available funds equal to (1) the number of shares of Company Common Stock formerly represented by such Certificate (or affidavit of loss in lieu thereof as provided in Section 2.7(g)) multiplied by (2) the Merger Consideration, and the Certificate so surrendered shall forthwith be cancelled.

(ii) Notwithstanding anything to the contrary in this Agreement, any holder of Uncertificated Shares shall not be required to deliver a Certificate or an executed letter of transmittal to the Paying Agent to receive the Merger Consideration that such holder is entitled to receive pursuant to this Article II. In lieu thereof, each holder of record of one or more Uncertificated Shares shall upon receipt by the Paying Agent of an “agent’s message” in customary form with respect to any Uncertificated Share (or such other evidence, if any, of transfer as the Paying Agent may reasonably request) be promptly paid (subject to Section 2.10) the Merger Consideration in respect of such Uncertificated Share, and such Uncertificated Share shall forthwith be cancelled. Notwithstanding the foregoing, the exchange of any Uncertificated Shares that are represented by book entry shall be effected in accordance with the Paying Agent’s customary procedures with respect to securities represented by book entry; provided that the payment of the Merger Consideration with respect to any Uncertificated Shares represented by book entry shall only be made to the person in whose name such Uncertificated Shares represented by book entry are registered.

(c) Interest; Transfers; Rights Following the Effective Time. No interest will be paid or accrued on the cash payable upon the surrender of such Certificates or Uncertificated Shares. In the event of a transfer of ownership of a Certificate or Uncertificated Shares which is not registered in the transfer records of the Company, except as set forth in the last sentence of Section 2.8(b), the Merger Consideration may be paid (subject to Section 2.10) to a Person other than the Person in whose name the Certificate or Uncertificated Shares is registered, if, in the case of a Certificate, such Certificate is presented to the Paying Agent, and in each case the transferor provides to Paying Agent (i) all documents required to evidence and effect such transfer and (ii) evidence that any applicable stock transfer Taxes have been paid. Until surrendered as contemplated by this Section 2.7, each Certificate and all Uncertificated Shares (other than Certificates or Uncertificated Shares representing Dissenting Shares) shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration as contemplated by Section 2.6(c), subject to the first sentence of this Section 2.7(c) and Section 2.10.

(d) No Further Ownership Rights in Company Common Stock. All Merger Consideration paid upon the surrender of Certificates and cancellation of Uncertificated Shares in accordance with the terms hereof shall be deemed to have been paid in satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificates and Uncertificated Shares, and from and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be cancelled and exchanged as provided in this Article II, subject to Section 2.7(e).

(e) Termination of Payment Fund. Any portion of the Payment Fund which remains undistributed to the holders of Certificates and Uncertificated Shares for one year after the Effective Time (including all interest and other income received by the Paying Agent in respect of all funds made available to it) shall be delivered to the Parent, upon demand, and any holder of a Certificate or Uncertificated Shares who has not previously complied with this Section 2.7 shall be entitled to receive only from the Parent or the Surviving Corporation (subject to abandoned property, escheat and other similar laws) payment of its claim for Merger Consideration, less applicable Tax withholding, without interest.

(f) No Liability. To the extent permitted by applicable law, none of the Parent, the Purchaser, the Company, the Surviving Corporation or the Paying Agent shall be liable to any holder of shares of Company Common Stock for any amount required to be delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(g) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, the Paying Agent shall pay, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of Company Common Stock formerly represented thereby pursuant to this Agreement; provided, however, that the Paying Agent may, in its reasonable discretion and as a condition precedent to the payment of such amount, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide a bond in a customary amount.

2.8 Company Stock Plans.

(a) Effective as of immediately prior to the Acceptance Time, each then-outstanding and unexercised Company Stock Option shall vest in full and automatically be canceled and converted into the right to receive from the Surviving Corporation an amount of cash, less applicable Tax withholding, equal to the product of (i) the total number of shares of Company Common Stock then underlying such Company Stock Option multiplied by (ii) the excess, if any, of the Merger Consideration over the exercise price per share of such Company Stock Option. In the event that the exercise price of any Company Stock Option is equal to or greater than the Merger Consideration, such Company Stock Option shall be cancelled, without any consideration being payable in respect thereof, and have no further force or effect.

(b) Effective as of immediately prior to the Acceptance Time, each Company RSU that is then outstanding and unvested shall vest in full (including, in the case of Company PRSUs, by virtue of the deemed achievement of any performance-based vesting conditions based on target performance) and automatically be canceled and converted into the right to receive from the Surviving Corporation an amount of cash, less applicable Tax withholding, from the Surviving Corporation equal to the product of (i) the total number of shares of Company Common Stock then underlying such Company RSU (determined, for the avoidance of doubt, in the case of Company PRSUs, by reference to the number of shares of Company Common Stock then underlying such Company PRSU based on the achievement of target performance) multiplied by (ii) the Merger Consideration.

(c) The Parent shall (i) cause the Surviving Corporation to make the payments contemplated by the foregoing Section 2.8(a) and Section 2.8(b) as promptly as practicable (and in any event within ten (10) Business Days) after the Effective Time and (ii) cause the Surviving Corporation to maintain at all times from and after the Effective Time sufficient liquid funds to satisfy its obligations pursuant to Section 2.8(a) and Section 2.8(b).

(d) Following the execution of this Agreement, if and as required by the Company Stock Plans, the Company shall mail to each Person who is a holder of Company Stock Options or Company RSUs a letter describing the treatment of and payment for such equity awards pursuant to this Section 2.8 and providing instructions for use in obtaining payment therefor.

(e) If the Effective Time is anticipated to occur on or before the last Business Day of an Offering Period (as such term is defined in the Company ESPP), the Company shall take such actions as may be necessary with respect to the Company ESPP to (i) cause any offering underway as of the date of this Agreement to be terminated as of no later than five Business Days prior to the Closing Date (the “Final Exercise Date”); (ii) make any pro-rata adjustments that may be necessary to reflect any shortened Offering Period, but otherwise treat any such shortened Offering Period as a fully effective and completed Offering Period for all purposes under the Company ESPP; provided that, for the avoidance of doubt, any Offering Period that has not commenced prior to Closing, will be terminated and no purchase of shares under the Company ESPP will be permitted with respect to that Offering Period; (iii) cause each Company ESPP participant’s share purchase right under the Company ESPP outstanding as of the Final Exercise Date to be exercised as of the Final Exercise Date; and (iv) terminate the Company ESPP as of the Final Exercise Date; provided, however, that the termination of the Company ESPP shall be subject to the consummation of the Merger. If the Effective Time occurs after the last Business Day of an Offering Period in effect as of the date of this Agreement (i.e., a new Offering Period has commenced or would be scheduled to commence), the Company Board shall either suspend the commencement or shall terminate the Company ESPP as of a date prior to the Closing Date and, as promptly as reasonably practicable following such termination, all payroll deductions pursuant to the Company ESPP shall be paid out to the participating employees under the Company ESPP. In any event, the Company Board shall terminate the Company ESPP prior to the Effective Time.

(f) The Parent and the Company may, to the extent mutually agreed, treat equity compensation held by Company Employees subject to non-U.S. law in a manner other than that contemplated above in this Section 2.8 to the extent necessary to take into account applicable non-U.S. law or Tax or employment considerations.

2.9 Dissenting Shares.

(a) Notwithstanding any other provisions of this Agreement to the contrary, Dissenting Shares shall not be converted into or represent the right to receive the Merger Consideration in accordance with Section 2.6, but shall be entitled only to such rights as are granted by the DGCL to a holder of Dissenting Shares.

(b) If any Dissenting Shares shall lose their status as such (through failure to perfect, withdrawal or otherwise), then, as of the later of the Effective Time or the date of loss of such status, such shares shall thereupon be deemed to have been converted as of the Effective Time into the right to receive the Merger Consideration in accordance with Section 2.6, without interest, and shall not thereafter be deemed to be Dissenting Shares, and, if applicable, promptly following any such Dissenting Shares losing their status as such, the Parent shall deposit, or cause to be deposited, with the Payment Agent amounts sufficient to satisfy the Parent’s obligation to pay the Merger Consideration with respect to such former Dissenting Shares.

(c) The Company shall give the Parent: (i) prompt notice of any written demand for appraisal received by the Company prior to the Effective Time pursuant to the DGCL, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the DGCL that relates to such demand; and (ii) the opportunity to participate in all negotiations and proceedings with respect to any such demand, notice or instrument. The Company shall not make any payment or settlement offer prior to the Effective Time with respect to any such demand, notice or instrument unless the Parent shall have given its written consent to such payment or settlement offer, which consent shall not be unreasonably withheld, conditioned or delayed.

2.10 Withholding Rights. Each of the Parent, the Purchaser, the Company, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock or any other recipient of payments hereunder any amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any other applicable state, local or foreign Tax law. To the extent that amounts are so withheld and timely remitted by the Parent, the Purchaser, the Company, the Surviving Corporation or the Paying Agent, as the case may be, to the applicable Governmental Entity, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder or other recipient in respect of which such deduction and withholding was made.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as disclosed in the Company SEC Reports filed or furnished on or after January 1, 2020 and prior to the date of this Agreement (other than any forward looking disclosures set forth in any “Risk Factors” section of any Company SEC Report, any forward-looking disclosures in any “Special Note Regarding Forward Looking Statements” section of any Company SEC Report and any other disclosures included in any Company SEC Report to the extent they are predictive or forward-looking in nature) (provided, however, that nothing set forth in such Company SEC Reports shall be deemed to modify or qualify any representation or warranty set forth in Sections 3.1, 3.2, 3.4 or 3.19) or (b) as set forth herein or in the Company Disclosure Schedule, the Company represents and warrants to the Parent and the Purchaser as follows:

3.1 Organization, Standing and Power; Organizational Documents.

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and is duly qualified to do business and, where applicable as a legal concept, is in good standing as a foreign corporation in each jurisdiction in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification legally required, except for such failures to be so organized, qualified or in good standing, individually or in the aggregate, that have not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

(b) The Company has made available to Parent copies of the Organizational Documents of the Company and each of its Subsidiaries, including all amendments thereto, as in effect on the date hereof. The Company has made available to Parent complete and accurate copies, in all material respects, of the corporate minutes of the Company for the two-year period prior to the date of this Agreement, and such minutes reflect a materially complete summary of all meetings of the Company Board or committees thereof and the Company’s stockholders during such period.

3.2 Capitalization.

(a) The authorized capital stock of the Company as of the date of this Agreement consists of 380,000,000 shares of Company Common Stock and 20,000,000 shares of preferred stock, par value $0.01 per share (the “Company Preferred Stock”). The Company Common Stock and the Company Preferred Stock are entitled to the rights and privileges set forth in the Company’s certificate of incorporation. As of the Capitalization Date, (i) 127,690,917 shares of Company Common Stock were issued and outstanding, (ii) 24,577,034 shares of Company Common Stock were held in the Company’s treasury and (iii) no shares of Company Preferred Stock were issued or outstanding.

(b) The Company has made available to the Parent a complete and accurate list, as of the Capitalization Date, of all Company Stock Plans, indicating for each Company Stock Plan, as of such date, (i) the number of shares of Company Common Stock issued under such Company Stock Plan, (ii) the number of shares of Company Common Stock subject to outstanding options under such Company Stock Plan, (iii) the number of shares of Company Common Stock reserved for future issuance under such Company Stock Plan, (iv) the exercise price of each of the outstanding options under such Company Stock Plan and (v) the aggregate number of shares of Company Common Stock that are subject to Company RSUs. The Company has made available to the Parent complete and accurate copies of all (A) Company Stock Plans, (B) forms of stock option agreements evidencing Company Stock Options, (C) forms of agreements evidencing Company RSUs and (D) forms of agreements evidencing any other equity or equity-linked award or compensation arrangement. From the Capitalization Date to the date hereof, the Company has not issued any Company Stock Options, Company RSUs or other equity or equity-based awards, in each case, other than pursuant to any offer of employment or Contract, in either case dated on or prior to the Capitalization Date.

(c) Except (i) as set forth in this Section 3.2 and for changes since the Capitalization Date resulting from the exercise or settlement of Company Stock Options or Company RSUs outstanding on such date in accordance with their terms and (ii) as reserved for future grants under Company Stock Plans as of the date of this Agreement, (A) there are no equity securities of any class of the Company, or any security convertible into or exchangeable or exercisable for such equity securities, issued, reserved for issuance or outstanding and (B) there are no options, warrants, equity securities, calls, rights or agreements to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound obligating the Company or any of its Subsidiaries to issue, exchange, transfer, deliver or sell, or cause to be issued, exchanged, transferred, delivered or sold, additional shares of capital stock or other equity interests of the Company or any of its Subsidiaries or any security or rights convertible into or exchangeable or exercisable for any such shares or other equity interests, or obligating the Company or any of its Subsidiaries to grant, extend, accelerate the vesting of, otherwise modify or amend or enter into any such option, warrant, equity security, call, right or agreement. The Company does not have any equity compensation other than as set forth in this Section 3.2. Neither the Company nor, to the Company’s Knowledge, any of its Affiliates is a party to or is bound by any agreement with respect to the voting (including proxies) or sale, transfer, pledging or other disposition of any shares of capital stock or other equity interests of the Company. Except as contemplated by this Agreement or described in this Section 3.2, and except to the extent arising pursuant to applicable state takeover or similar laws, there are no registration rights, and there is no rights agreement, “poison pill” anti-takeover plan or other similar agreement to which the Company or any of its Subsidiaries is a party or by which it or they are bound with respect to any equity security of any class of the Company.

(d) All outstanding shares of Company Common Stock are, and all shares of Company Common Stock subject to issuance as specified in Section 3.2(b), upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right, including under any provision of the DGCL, the Company’s certificate of incorporation or bylaws or any agreement to which the Company is a party or is otherwise bound.

(e) There are no obligations, contingent or otherwise, of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Company Common Stock or the capital stock of the Company or any of its Subsidiaries.

(f) Except for Indebtedness under the Credit Facilities and the Existing Notes, as of the close of business on the Capitalization Date, there was no Indebtedness of the Company or any of its Subsidiaries issued and outstanding.

3.3 Subsidiaries.

(a) Section 3.3 of the Company Disclosure Schedule sets forth, as of the date of this Agreement, for each Subsidiary of the Company: (i) its name; (ii) the number and type of its outstanding equity securities and a list of the holders thereof; and (iii) its form and jurisdiction of organization. The Company owns, directly or indirectly, all of the authorized and outstanding capital stock and other equity interests of each of its Subsidiaries free and clear of any all Liens, options, warrants, proxies, voting rights or similar agreements or restrictions and limitations, except for Permitted Liens and except as set forth in Section 3.3 of the Company Disclosure Schedule.

(b) Each Subsidiary of the Company is an entity duly organized, validly existing and in good standing (to the extent such concepts are applicable) under the laws of the jurisdiction of its incorporation, has all requisite corporate (or similar, in the case of a non-corporate entity) power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted, and is duly qualified to do business and is in good standing as a foreign corporation (to the extent such concepts are applicable) in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, except for such failures to be so organized, qualified or in good standing, individually or in the aggregate, that have not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

(c) The Company does not own or control, directly or indirectly, any capital stock of any Person that is not a Subsidiary of the Company. The Company has not agreed, nor is it obligated, to make any future investment in or capital contribution to any other Person.

3.4 Authority; No Conflict; Required Filings and Consents.

(a) The Company has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and, assuming that the Merger is consummated in accordance with Section 251(h) of the DGCL, to consummate the Merger. The Company Board, at a meeting duly called and held, by the unanimous vote of all directors, duly adopted resolutions (i) approving and declaring the advisability of this Agreement, the Merger, the Offer and the other transactions contemplated by this Agreement, (ii) declaring that it is in the best interests of the Company and the stockholders of the Company that the Company enter into this Agreement and consummate the Merger and that the stockholders of the Company accept the Offer and tender their shares of Company Common Stock pursuant to the Offer, in each case on the terms and subject to the conditions set forth herein, (iii) declaring that the terms of the Offer and the Merger are fair to the Company and the Company’s stockholders and (iv) recommending that the stockholders of the Company accept the Offer and tender their shares of Company Common Stock pursuant to the Offer. Assuming the accuracy of the representations and warranties of the Parent and the Purchaser in Section 4.6 and that the Merger is consummated in accordance with Section 251(h) of the DGCL, the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement by the Company have been duly authorized by all necessary corporate action on the part of the Company, and no further action on the Company’s part is necessary to authorize the execution, delivery or performance of this Agreement by the Company. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement by the Parent and the Purchaser, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

(b) The execution and delivery of this Agreement by the Company do not, and (assuming that the Merger is consummated in accordance with Section 251(h) of the DGCL) the consummation by the Company of the transactions contemplated by this Agreement shall not: (i) contravene, conflict with, or result in any violation or breach of, or constitute a default (with or without notice, lapse of time or otherwise), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit, result in the creation of a material Lien upon any of the respective properties or assets of the Company or any of its Subsidiaries, or require a consent or waiver under, (A) the Organizational Documents of the Company and each of its Subsidiaries or (B) any of the terms, conditions or provisions of any Company Material Contract; or (ii) subject to compliance with the requirements specified in clauses (i) through (v) of Section 3.4(c), conflict with or violate any permit, concession, franchise, license, judgment, injunction, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries or any of its or their respective properties or assets, except in the case of clauses (i)(B) and (ii) of this Section 3.4(b) for any such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations, losses, penalties or Liens, and for any consents or waivers not obtained, that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

(c) No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any Governmental Entity or any stock market or stock exchange on which shares of Company Common Stock are listed for trading is required by or with respect to the Company or any of its Subsidiaries under any applicable law in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated by this Agreement, except for (i) the pre-merger notification requirements under the HSR Act, and any other applicable Antitrust Laws, (ii) the filing of the Certificate of Merger with the Secretary of State and appropriate corresponding documents with the appropriate authorities of other states in which the Company is qualified as a foreign corporation to transact business, (iii) the filing of the Offer Documents and the Schedule 14D-9 with the SEC in accordance with the Exchange Act, (iv) the filing of such reports, schedules or materials under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (v) such consents, approvals, orders, authorizations, registrations, declarations, notices and filings as may be required under applicable state securities laws, the rules and regulations of Nasdaq, and (vi) such other consents, approvals, licenses, permits, orders, authorizations, registrations, declarations, notices and filings which, if not obtained or made, would not have, and would not reasonably be expected to have, a Company Material Adverse Effect.

(d) Assuming the accuracy of the Parent’s and the Purchaser’s representation and warranty set forth in Section 4.6 and that the Merger is consummated in accordance with Section 251(h) of the DGCL, no vote of the holders of any class or series of the Company’s capital stock or other securities is necessary for the adoption of this Agreement or for the consummation by the Company of the Merger. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote.

(e) The Compensation Committee of the Company Board, or a committee of the Company Board consisting solely of directors that qualify as “independent directors” for purposes of the continued listing requirements of Nasdaq, has taken, at a duly convened meeting thereof, all such actions as may be required to cause to be exempted under Rule 14d-10(d)(2) under the Exchange Act, any and all employment compensation, severance and employee benefit agreements and arrangements that have been entered into or granted by the Company or any of its Subsidiaries with or to directors, officers, or employees of the Company or any of its Subsidiaries, to cause such agreements and arrangements to satisfy the non-exclusive safe harbor provisions of Rule 14d-10(d)(2) under the Exchange Act.

3.5 SEC Filings; Financial Statements; Information Provided.

(a) The Company has filed all registration statements, forms, reports and other documents required to be filed by the Company with the SEC since January 1, 2020 and prior to the date hereof. All such registration statements, forms, reports and other documents (including exhibits and all other information incorporated therein), in each case, without giving effect to any amendment to any such document filed on or after the date hereof, are referred to herein as the “Company SEC Reports.” The Company SEC Reports (i) were filed on a timely basis, (ii) at the time filed, complied as to form in all material respects with the requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act, and the Dodd-Frank Act of 2010, as amended, as the case may be and applicable to such Company SEC Reports and (iii) except to the extent that information contained in a Company SEC Report has been revised, amended, modified or superseded by a later filed Company SEC Report, did not or will not at the time they were or are filed contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Company SEC Reports or necessary in order to make the statements in such Company SEC Reports, in the light of the circumstances under which they were made, not misleading in any material respect.

(b) Each of the consolidated financial statements (including, in each case, any related notes and schedules) contained or to be contained (including by incorporation by reference) in the Company SEC Reports at the time filed (i) complied or will comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) were or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim financial statements, as permitted by the SEC on Form 10-Q under the Exchange Act), and (iii) fairly presented or will fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the dates indicated and the consolidated results of its operations and cash flows for the periods indicated, all in accordance with GAAP except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments (none of which are reasonably expected to be material in amount or nature). No financial statements of any Person other than the Company and its Subsidiaries are required by GAAP to be included in the consolidated financial statements of the Company.

(c) The information to be supplied by or on behalf of the Company for inclusion in the Schedule TO or the Offer Documents, on the date the Schedule TO is filed with the SEC and on the date the Offer Documents are first published, sent or given to holders of shares of Company Common Stock, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they shall be made, not misleading in any material respect.

(d) The Company is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act. Each required form, report and document containing financial statements that has been filed with or submitted to the SEC was accompanied by any certifications required to be filed or submitted by the Company’s principal executive officer and principal financial officer pursuant to the Sarbanes-Oxley Act and, at the time of filing or submission of each such certification, any such certification complied in all material respects with the applicable provisions of the Sarbanes-Oxley Act.

(e) The Company maintains, and at all times since January 1, 2020 has maintained, a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) that is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, and includes those policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and that receipts and expenditures are being made only in accordance with authorizations of management and directors of the Company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company and its Subsidiaries that could have a material effect on the financial statements. The Company’s management has completed an assessment of the effectiveness of the Company’s system of internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended December 31, 2021, and such assessment concluded that such controls were effective and the Company’s independent registered accountant has issued (and not subsequently withdrawn or qualified) an attestation report concluding that the Company maintained effective internal control over financial reporting as of December 31, 2021. Based on its evaluation of internal controls over financial reporting for the year ended December 31, 2021, the Company’s management has disclosed to the Company’s auditors and the audit committee of the Company Board (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect, in any material respect, the Company’s ability to report financial information and (B) any fraud or allegations of fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting, and each such significant deficiency, material weakness and fraud so disclosed to auditors, if any, has been disclosed to Parent prior to the date hereof.

(f) The Company maintains effective disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are designed to provide reasonable assurance that all information concerning the Company that could have a material effect on the financial statements is made known on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents. The Company is in compliance in all material respects with the applicable listing and other rules and regulations of Nasdaq.

(g) None of the Company or any of its Subsidiaries has effected, entered into, created or become a party to, or has committed to effect, enter into, create or become a party to, any securitization transaction or “off-balance sheet arrangement” (as defined in Item 303(c) of Regulation S-K under the Exchange Act).

(h) As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Company SEC Documents.

(i) Except as permitted by the Exchange Act, including Sections 13(k)(2) and (3) thereof, none of the Company or any of its Subsidiaries has outstanding, or has arranged any outstanding, “extension of credit” (within the meaning of Section 402 of the Sarbanes-Oxley Act) to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company.

3.6 No Undisclosed Liabilities. The Company and its Subsidiaries do not have any liabilities of any nature, whether or not required by GAAP to be reflected on a consolidated balance sheet of the Company and its Subsidiaries, except as (i) individually or in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect, (ii) specifically disclosed and adequately reserved for in the Company Balance Sheet, (iii) incurred in the Ordinary Course of Business since the date of the Company Balance Sheet (none of which is a liability for breach of contract, breach of warranty, tort, infringement, violation of applicable law, or that relates to any cause of action, claim or lawsuit) that are not, individually or in the aggregate, material in amount or nature or (iv) incurred in connection with the entry into this Agreement and the consummation of the Offer and the Merger.

3.7 Absence of Certain Changes or Events. Since the date of the Company Balance Sheet, except as contemplated or expressly permitted by this Agreement (including those matters contemplated by Section 5.1 and Section 5.2 of this Agreement or listed in Section 5.1 of the Company Disclosure Schedule) and except in connection with any COVID-19 Measures or COVID-19 Response, (a) there has not been a Company Material Adverse Effect and (b) until the date of this Agreement, (i) the business of the Company and its Subsidiaries, taken as a whole, has been conducted in the Ordinary Course of Business and (ii) none of the Company or any of its Subsidiaries has taken any action that would have required the consent of the Parent under Section 5.1 of this Agreement (other than paragraph (j) of Section 5.1 and paragraph (k) of Section 5.1 as it relates to paragraph (j) of Section 5.1) had such action or event occurred after the date of this Agreement.

3.8 Taxes.

(a) The Company and each of its Subsidiaries has timely filed all material Tax Returns that it was required to file, and all such Tax Returns were correct and complete in all material respects. The Company and each of its Subsidiaries has paid (or caused to be paid) on a timely basis all material Taxes due and owing by the Company and/or its Subsidiaries (whether or not shown to be due on such Tax Returns). The liability of the Company or its Subsidiaries for unpaid Taxes for all taxable periods (and portions thereof) ending on or before the Closing Date will not materially exceed the amount of the accrual for such Taxes (excluding any provision for deferred Taxes established to reflect timing differences between book and taxable income) as reflected in the financial statements contained in the Company SEC Reports, as such accruals are adjusted for the passage of time in accordance with the past custom and practice of the Company or its Subsidiaries.

(b) (i) No examination or audit of, or proceedings with respect to, any Tax Return of the Company or any of its Subsidiaries by any Governmental Entity is in progress or has been proposed in writing, (ii) no deficiency or proposed adjustment which has not been paid or resolved for any amount of Tax has been asserted or assessed in writing by any Governmental Authority against the Company or its Subsidiaries, and (iii) neither the Company nor any of its Subsidiaries has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment or collection of, any Tax, which extension is still in effect (other than pursuant to extensions of time to file Tax Returns obtained in the Ordinary Course of Business).

(c) There are no Liens, other than Permitted Liens, for Taxes on any of the assets or properties of the Company or any of its Subsidiaries.

(d) Neither the Company nor any of its Subsidiaries has any material liability for any Taxes of any Person (other than the Company and its Subsidiaries) (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of Tax law in any jurisdiction) or as a transferee or successor, or (ii) pursuant to any Tax sharing or Tax indemnification agreement or other similar agreement (other than pursuant to commercial agreements or arrangements that are not primarily related to Taxes).

(e) Neither the Company nor any of its Subsidiaries has entered into any “reportable transaction” (other than a “loss transaction”) within the meaning of Treasury Regulation Section 1.6011-4(b).

(f) The Company and each of its Subsidiaries have withheld all material amounts of Taxes required to have been withheld by them in connection with amounts paid or owed to any Person and all such withheld amounts have been timely paid to the appropriate Governmental Entity.

(g) Neither the Company nor any of its Subsidiaries has requested or received a Tax ruling from any taxing authority or entered into any material binding agreement relating to Taxes with any Governmental Authority.

(h) Neither the Company nor any of its Subsidiaries has, within the past two (2) years, been a party to any transaction intended to qualify under Section 355 of the Code.

(i) None of the Company or any of its Subsidiaries will be required to include any material item of income in, or exclude any material deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any: (i) change in any, or use of an improper, method of accounting for a taxable period ending on or prior to the Closing Date, (ii) installment sale or open transaction disposition made on or prior to the Closing Date, (iii) deferred revenue or prepaid or deposit amount received on or prior to the Closing Date, (iv) “closing agreement” with any applicable Governmental Authority executed on or prior to the Closing Date or (v) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code in existence on or prior to the Closing Date or gain recognition agreements described in Treasury Regulations under Section 367 of the Code entered into on or prior to the Closing Date.

(j) None of the Company or any of its Subsidiaries has made an election under Section 965(h) of the Code (or any similar provision of Tax law in any jurisdiction).

(k) The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(l) Each of the Company and its Subsidiaries is in compliance in all material respects with all transfer pricing requirements in all jurisdictions in which such entity, as the case may be, does business.

(m) During the past three years, no written claim has been made by a Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(n) For purposes of this Section 3.8, any reference to the Company or any of its Subsidiaries shall be deemed to include any Person that merged with or was liquidated or later converted into such entity, as applicable.

3.9 Real Property.

(a) Section 3.9(a) of the Company Disclosure Schedule sets forth a complete and accurate list as of the date of this Agreement of all real property owned by the Company and its Subsidiaries (the “Owned Real Property”). With respect to each piece of Owned Real Property, (i) the Company or a Subsidiary of the Company has good and marketable fee simple title to such Owned Real Property, free and clear of all Liens other than Permitted Liens; (ii) there are no pending or, to the Company’s Knowledge, threatened condemnation proceedings relating to such Owned Real Property; (iii) there are no leases, subleases, licenses or agreements granting to any party or parties (other than the Company and its Subsidiaries) the right to occupy any portion of such Owned Real Property; (iv) neither the Company nor any of its Subsidiaries has granted to any third party any outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property, or any portion thereof or interest therein; and (v) neither the Company nor any of its Subsidiaries has received written notice that the use of any parcel of the Owned Real Property fails to comply with, or is in violation of, applicable laws or zoning ordinances.

(b) Section 3.9(b) of the Company Disclosure Schedule sets forth a complete and accurate list of all Company Leases and the location of the premises subject thereto (the “Leased Real Property”). Neither the Company nor any of its Subsidiaries nor, to the Company’s Knowledge, any other party to any Company Lease is in default under any of the Company Leases, and no event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Company Lease by the Company or any of its Subsidiaries or, to the Company’s Knowledge, by any other party to the Company Leases. Neither the Company nor any of its Subsidiaries leases, subleases or licenses any real property to any Person other than the Company and its Subsidiaries. Neither the Company nor any Subsidiary has assigned, transferred, conveyed, mortgaged, or granted a security interest in any interest in the leasehold or sub-leasehold of any Company Lease. Each Company Lease is a legal, valid and binding obligation of the Company and its Subsidiaries, in each case, to the extent such Person is a party thereto, and, to the Company’s Knowledge, the other party or parties thereto, enforceable against the Company or applicable Subsidiary in accordance with its terms. The possession and quiet enjoyment of the Leased Real Property by the Company or the applicable Subsidiary under such Company Lease has not been disturbed and there are no disputes with respect to such Company Lease. No security deposit or portion thereof deposited by or on behalf of the Company or any of its Subsidiaries with a lessor or sublessor under a Company Lease has been applied in respect of a breach or default by the Company or any of its Subsidiaries that has not been redeposited in full. The Company has made available to the Parent complete and accurate copies of all Company Leases.

3.10 Intellectual Property.

(a) Section 3.10(a) of the Company Disclosure Schedule sets forth a true and complete list as of January 1, 2022 of all U.S. and all non-U.S. patents and patent applications, registered trademarks or service marks and applications to register any trademarks or service marks, registered copyrights and applications for registration of copyrights, and Internet top-level domain name registrations including, for each item, as applicable, (i) the registrant(s)/applicant(s) of record and beneficial owner (if different); (ii) the jurisdiction of application, publication or registration; (iii) the application, publication or registration number; and (iv) other than in case of registered copyrights and applications for registration of copyrights, and Internet top-level domain name registrations, the date of filing, publication or registration, in each case, that is Company Intellectual Property (the registered and applied for Company Intellectual Property set forth (or required to be set forth) on Section 3.10(a) of the Company Disclosure Schedule, the “Registered Intellectual Property”). Each item of Registered Intellectual Property is currently in compliance in all material respects with any and all formal legal requirements necessary to record and perfect the Company’s ownership therein and the chain of title thereof.

(b) The Company and its Subsidiaries (i) solely and exclusively own all material Company Intellectual Property and (ii) license, sublicense or otherwise possess legally enforceable rights to use all other Intellectual Property held by the Company and its Subsidiaries for use in the conduct of the business of the Company and its Subsidiaries, taken as a whole, as currently conducted, in each case, free and clear of all Liens (other than Permitted Liens), except as would not be reasonably expected to be material to the conduct of the business of the Company and its Subsidiaries taken as a whole.

(c) All Registered Intellectual Property that constitutes issued patents or registrations for trademarks, service marks or copyrights included in the Company Intellectual Property are valid and enforceable, in full force and effect, and have not lapsed, expired or been cancelled. The Registered Intellectual Property that constitutes Internet top-level domain name registrations are registered in the name of the Company and/or its Subsidiaries and have not expired.

(d) The conduct of the business of the Company and its Subsidiaries, as currently conducted, does not infringe, violate or constitute a misappropriation of, and as conducted in the past three (3) years has not infringed, violated or constituted the misappropriation of, any Intellectual Property of any third party, except as would not be reasonably expected to be material to the conduct of the business of the Company and its Subsidiaries taken as a whole. There are no pending Legal Proceedings alleging infringement, violation or misappropriation of any third-party Intellectual Property and, in the past three (3) years, neither the Company nor any of its Subsidiaries has received any written claim or notice from any Person (i) alleging any material infringement, violation or misappropriation of any third-party Intellectual Property or (ii) advising that such Person is challenging or threatening to challenge the ownership, use, validity or enforceability of any Company Intellectual Property.

(e) In the past three (3) years, the Company and its Subsidiaries have implemented commercially reasonable measures to maintain the confidentiality of the Company Intellectual Property of a nature that the Company intends to keep confidential. To the Company’s Knowledge, there has been no misappropriation, misuse or breach of confidentiality of any material trade secrets or other material confidential Company Intellectual Property by any Person within the past three (3) years.

(f) To the Company’s Knowledge, no third party is infringing, violating or misappropriating, or in the past three (3) years has infringed, violated or misappropriated, any of the Company Intellectual Property in any material respect.

(g) Neither the execution, delivery or performance of this Agreement will, with or without notice or the lapse of time, result in, or give any Person the right or option to cause or assert: (i) a loss of, or Lien on, any Company Intellectual Property; (ii) the release, disclosure or delivery of any Company Software by any escrow agent or to any other Person; or (iii) any impairment of the right of the Company or its Subsidiaries to use, operate, possess, sell or license, without restriction, any Company Intellectual Property or portion thereof or to license or dispose of, or to bring any Legal Proceeding for the infringement, misappropriation, violation or other conflict of or with any Company Intellectual Property. Following the Closing, the Company and its Subsidiaries will be permitted to exercise all rights in the material Intellectual Property license under any inbound license agreement to the same extent in all material respects that it would have been able had the transactions contemplated by this Agreement not occurred.

(h) Each current and former officer, employee and consultant of the Company or any of its Subsidiaries who has been involved in the creation or development of any material Company Intellectual Property has been required to and has signed a valid and enforceable written agreement containing an assignment of all Intellectual Property that is material to the conduct of the business of the Company and its Subsidiaries to the Company or a Subsidiary, as applicable (other than where such rights have automatically vested in the Company and its Subsidiaries), and reasonable confidentiality provisions with respect to any Intellectual Property created or developed in the course of such person’s employment or engagement with the Company or its Subsidiaries, and no such person (i) is, to the Company’s Knowledge, in material breach of any such agreement with respect to any such Intellectual Property or (ii) has claimed any rights in any such Intellectual Property. No funding, facilities or personnel of any Governmental Entity were used, directly or indirectly, to develop or create, in whole or in part, any material Company Intellectual Property in which any Governmental Entity retained or retains any interest in such Company Intellectual Property.

(i) The Company (i) has in its possession the source code for all of the Company Software, and (ii) neither the Company, any of its Subsidiaries, nor, to the Company’s Knowledge, any Person acting on behalf of the Company or any of its Subsidiaries has disclosed or delivered, or has the duty or obligation to disclose or deliver, to any Person, or permitted the disclosure or delivery to any escrow agent or other Person, the source code or related materials to the Company Software, other than to employees, consultants and contractors, under a written obligation agreement pursuant to Section 3.10(h) or other written confidentiality agreement, in the course of performing services for the Company or its Subsidiaries. The Company Software is not distributed, combined, linked or integrated with, or derived from, any Open Source Software used or provided to third parties in a manner that would require the Company Software to be (i) distributed or made available to any third party in source code form; (ii) licensed to any third party for the purpose of modification or redistribution; (iii) licensed to any third party at no charge; or (iv) made subject to the terms and conditions of any Open Source Software license. Without limiting the foregoing, the Company is and has been in compliance, in all material respects, with all terms and conditions of any license for Open Source Software that is used by the Company or its Subsidiaries.

(j) To the Company’s Knowledge, the Company Software does not contain any malicious computer code or mechanisms which may (i) disrupt, disable, erase or harm in any material way such Company Software’s operation, or cause such Company Software to damage or corrupt in any material way any data, hardware, storage media, programs, equipment or communications, or (ii) permit any Person to access any confidential data or systems without authorization. The Company IT Systems are in reasonable operating condition for use in the operation of business of the Company and its Subsidiaries as presently conducted, and, in the past three (3) years, there have been no failures, crashes, security breaches or other adverse events affecting the Company IT Systems that have caused material disruption to the business of the Company and its Subsidiaries. To the Company’s Knowledge, the Company IT Systems do not contain, any material “viruses”, “worms”, “time-bombs”, or any other devices intentionally designed to disrupt or interfere with the operation of the Company IT Systems.

(k) Section 3.10(k) of the Company Disclosure Schedule identifies (i) each Contract pursuant to which the Company or any of its Subsidiaries receives any license, sublicense, covenant not to sue, release, or waiver under any Intellectual Property of any third party that is material to the conduct of the business of the Company or any of its Subsidiaries involving annual payment of (A) more than $2,000,000 or (B) other than royalty payments to authors, permission fees, IT software licenses and other payments made in the Ordinary Course of Business, more than $500,000; and (ii) each Contract pursuant to which any the Company or any of its Subsidiaries grants any license, sublicense, covenant not to sue, release, or waiver under any Company Intellectual Property involving receipt of more than $100,000 during the 2021 calendar year, other than any non-exclusive outbound license entered into in the Ordinary Course of Business, in each case under clauses (i) and (ii), which Contracts are in effect on the date of this Agreement, but excluding, in the case of each of clauses (i) and (ii), any standard non-disclosure, end-user, customer, confidentiality or consulting agreement, in each case as entered into in the Ordinary Course of Business. All such Contracts under clauses (i) and (ii) are Company Material Contracts for purposes of Section 3.11.

3.11 Contracts.

(a) Section 3.11(a) of the Company Disclosure Schedule sets forth a complete and accurate list of all Company Material Contracts as of the date of this Agreement. The Company has made available to the Parent a copy of each Company Material Contract to which the Company is a party as of the date of this Agreement.

(b) Each Company Material Contract is in full force and effect, enforceable against the Company or one or more of its Subsidiaries, as applicable, and, to the Knowledge of the Company, is enforceable against the other parties thereto and has not been terminated prior to the date of this Agreement, in each case, except to the extent it has previously expired in accordance with its terms or where the failure to be in full force and effect and enforceable, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries nor, to the Company’s Knowledge, any other party to any Company Material Contract is in violation of or in default under (nor does there exist any condition which, upon the passage of time or the giving of notice or both, would cause such a violation of or default under) any Company Material Contract, except for violations or defaults that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

(c) As of the date hereof, none of the Company or any of its Subsidiaries has received any written notice regarding any violation or breach or default under any Company Material Contract that has not since been cured, except for notices regarding violations or breaches that, individually or in the aggregate, are not, and would not reasonably be expected to be, material the Company and its Subsidiaries (taken as a whole). As of the date hereof, none of the Company or any of its Subsidiaries has waived in writing any rights under any Company Material Contract, the waiver of which, individually or in the aggregate, is or would reasonably be expected to be material the Company and its Subsidiaries (taken as a whole). As of the date of this Agreement, no party to any Company Material Contract has given the Company or any of its Subsidiaries (A) written notice of its intention to cancel or terminate any Company Material Contract or (B) written notice of its intention to change the scope of rights under or to fail to renew any Company Material Contract, except in the case of each of clauses (A) and (B), as have not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

(d) Since January 1, 2021, neither the Company nor any of its Subsidiaries has entered into any transaction that would be subject to disclosure pursuant to Item 404 of Regulation S-K that has not been disclosed in the Company SEC Reports.

3.12 Litigation. As of the date of this Agreement, there is no Legal Proceeding pending or, to the Company’s Knowledge, threatened in writing against the Company or any of its Subsidiaries, in each case that, individually or in the aggregate, has had, or would reasonably be expected to have, a Company Material Adverse Effect. As of the date of this Agreement, there are no Governmental Orders outstanding against the Company or any of its Subsidiaries that, individually or in the aggregate, has had, or would reasonably be expected to have, a Company Material Adverse Effect.

3.13 Environmental Matters. Except for matters that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect: (i) neither the Company nor any of its Subsidiaries is in violation of any Environmental Law; (ii) the Company and its Subsidiaries have all permits, licenses and other authorizations required under any Environmental Law and the Company and its Subsidiaries are in compliance with such permits, licenses and other authorizations; (iii) the Company and its Subsidiaries are not subject to any pending or, to the Company’s Knowledge, threatened action, suit, proceeding, claim, arbitration or investigation with respect to any liability pursuant to, or violation of, any Environmental Law; and (iv) no Release or threatened Release of Hazardous Substances has occurred at, on, under or from any real property owned, operated or leased by the Company and its Subsidiaries for which the Company or any of its Subsidiaries would reasonably be expected to be required pursuant to Environmental Law to conduct any investigation, cleanup or other response action.

3.14 Employee Benefit Plans.

(a) Section 3.14(a) of the Company Disclosure Schedule sets forth a complete and accurate list, as of the date of this Agreement, of all material Company Employee Plans.

(b) With respect to each Company Employee Plan in effect on the date of this Agreement, the Company has made available to the Parent a complete and accurate copy of (i) such Company Employee Plan, (ii) the most recent annual report (Form 5500) filed with the IRS, if any, (iii) each trust agreement, group annuity contract and summary plan description, if any, relating to such Company Employee Plan, and (iv) the most recent favorable determination letter, if any, from the Internal Revenue Service with respect to each Company Employee Plan intended to qualify under Section 401(a) of the Code.

(c) Each Company Employee Plan is being administered in all material respects in accordance with ERISA, the Code and all other applicable laws and the regulations thereunder and in accordance with its terms.

(d) With respect to the Company Employee Plans, there are no benefit obligations for which contributions have not been made or properly accrued to the extent required by GAAP, except for failures to make such contributions or accruals for contributions as are not, individually or in the aggregate, reasonably likely to be material. There are no material claims (other than claims for benefits in the ordinary course and appeals thereof) pending or, to the Company’s Knowledge, threatened with respect to any Company Employee Plan.

(e) All the Company Employee Plans that are intended to be qualified under Section 401(a) of the Code have received determination letters from the Internal Revenue Service to the effect that such Company Employee Plans are qualified and the plans and trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, or are based on prototype or volume submitter documents that, to the Company’s Knowledge, have received such letters, and no such determination letter has been revoked and revocation has not been threatened, and no act or omission has occurred, that would adversely affect its qualification.

(f) Neither the Company, any of its Subsidiaries nor any of its ERISA Affiliates has (i) any unsatisfied actual or contingent current liability (or historically had any such liability) with respect to any Company Employee Plan subject to Section 412 of the Code or Title IV of ERISA or (ii) any liability with respect to any “multiemployer plan” (as described in Section 4001(a)(3) or Section 3(37) of ERISA).

(g) Neither the Company nor any of its Subsidiaries is a party to any written (i) agreement with any stockholders, director, executive officer, employee or other individual service provider of the Company or any of its Subsidiaries (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company or any of its Subsidiaries of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee, (C) providing severance benefits or other benefits after the termination of employment of such director, executive officer, employee or other individual service provider (except as may be required by applicable non-U.S. law) or (D) providing any retention, transaction or similar one-time bonuses; or (ii) agreement or plan binding the Company or any of its Subsidiaries, including any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan or severance benefit plan, any of the benefits of which shall be increased, or the vesting of the benefits of which shall be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which shall be calculated on the basis of any of the transactions contemplated by this Agreement. None of the execution and delivery of this Agreement, the purchase of Company Common Stock pursuant to the Offer, the consummation of the Merger, or any of the other transactions contemplated by this Agreement will (either alone or in conjunction with any other event) (i) result in, cause the accelerated vesting, funding or delivery of, or increase the amount or value of, any payment or benefit to any director, executive officer, employee or other individual service provider other than as provided in Section 2.8, or (ii) result in any limitation on the right of the Company or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Company Employee Plan or related trust. Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) by the Company or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code. The Company is not party to any written agreement in connection with the performance of services that will result in payments that are nondeductible under Section 280G of the Code or subject to the excise Tax under Section 4999 of the Code in connection with the transactions contemplated by this Agreement.

(h) Each Company Employee Plan that constitutes a “nonqualified deferred compensation plan” subject to Section 409A of the Code is in documentary and operational compliance, in all material respects, with Section 409A of the Code and the regulations thereunder. Neither the Company nor any of its Subsidiaries have any obligation to gross up or otherwise reimburse any current or former employee, officer, director or individual service provider of the Company or any of its Subsidiaries for any Tax incurred by such Person pursuant to Section 409A, 4999, or 105(h) of the Code.

(i) Each Company Stock Option and Company RSU was granted pursuant to a Company Stock Plan. Each Company Stock Option has a grant date that is not earlier than the date on which the Company actually awarded such Company Stock Option. Each Company Stock Option and Company RSU was granted in material compliance with all applicable laws and all of the terms and conditions of the Company Stock Plan and the underlying award agreement pursuant to which it was issued.

(j) Each Company Employee Plan subject to the laws and regulations of any jurisdiction outside of the United States (i) has been established and maintained in accordance with all applicable statutes, laws, ordinances, regulations, and rules, (ii) if the Company Employee Plan is intended to qualify for special tax treatment meets all requirements for such treatment, and (iii) if the Company Employee Plan is intended to be funded and/or book-reserved is fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions and applicable laws and regulations.

(k) None of the Company Employee Plans promises or provides retiree medical or other retiree welfare benefits to any Person, except as required by applicable law.

3.15 Compliance With Laws.

(a) The Company and each of its Subsidiaries is, and since January 1, 2020 has been, in compliance with, and is not in violation of, any applicable statute, law or regulation or Governmental Order with respect to the conduct of its business, or the ownership or operation of its properties or assets, except for failures to comply or violations that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect. Except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, none of the Company or any of its Subsidiaries has, since January 1, 2020, (i) received any written notice from any Governmental Entity regarding any violation or failure to comply with any applicable law or Governmental Order; or (ii) provided any written notice to any Governmental Entity regarding any violation or failure to comply with any applicable law or Governmental Order, which notice in either case remains outstanding or unresolved as of the date of this Agreement.

(b) To the Knowledge of the Company, since January 1, 2019, none of the Company, any of its Subsidiaries or any of their respective directors, officers, employees or agents (in each case, acting on behalf or at the direction of the Company or any of its Subsidiaries) has (i) used any funds for unlawful contributions, gifts or entertainment, or for other unlawful expenses, related to political activity; (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns; or (iii) otherwise violated any provision of the Bribery Legislation or any other applicable law concerning corrupt payments applicable to the Company or any of its Subsidiaries. Since January 1, 2019, none of the Company or any of its Subsidiaries has, in connection with or relating to the business of the Company or any of its Subsidiaries, received written notice from or made a voluntary disclosure to any Governmental Entity regarding any actual or potential violation of Bribery Legislation, or, to the Knowledge of the Company, has been under administrative, civil, or criminal investigation, indictment, or audit (other than a routine contractual audit) concerning any actual or potential violation of Bribery Legislation. For purposes of this Agreement, “Bribery Legislation” shall mean all and any of the following: the Foreign Corrupt Practices Act of 1977, as amended; the Organization For Economic Co-operation and Development Convention on Combating Bribery of Foreign Public Officials in International Business Transactions and related implementing legislation; the Prevention of Corruption Act 1906 as supplemented by the Prevention of Corruption Act 1916 and the Anti-Terrorism, Crime and Security Act 2001; the Bribery Act 2010; the Proceeds of Crime Act 2002; and any applicable anti-bribery or anti-corruption related provisions in criminal and anti-competition laws and/or anti-bribery, anti-corruption and/or anti-money laundering laws of any jurisdiction in which the Company or any of its Subsidiaries operates.

(c) The Company and its Subsidiaries are in compliance with all applicable export control laws, including those administered by the U.S. Department of Commerce and the U.S. Department of State, and applicable asset control laws, including those administered by the U.S. Department of the Treasury, except for failures to comply that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

3.16 Permits; Regulatory Matters.

(a) The Company and its Subsidiaries have all authorizations, permits, licenses and franchises from Governmental Entities required to conduct their businesses as now being conducted, except for such permits, licenses and franchises the absence of which, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect (the “Company Permits”).

(b) The Company Permits are in full force and effect, except for any failures to be in full force and effect that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect. The Company and each of its Subsidiaries is in compliance with the terms of each Company Permit and no suspension or cancellation of any of the Governmental Authorizations is pending or, to the Knowledge of the Company, threatened, except for such failures to comply, suspensions or cancellations that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

3.17 Labor Matters.

(a) The Company and its Subsidiaries are in material compliance with all applicable laws relating to labor and employment, including those relating to wages, hours, collective bargaining, unemployment compensation, pay equity, harassment, retaliation, worker’s compensation, equal employment opportunity, age and disability discrimination, immigration control and employee classification. As of the date of this Agreement, neither the Company nor any of its Subsidiaries is the subject of any proceeding asserting that the Company or any of its Subsidiaries has committed an unfair labor practice or seeking to compel it to bargain with any labor union or labor organization.

(b) Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other contract with any labor organization or other representative of any employees thereof, nor is any such collective bargaining agreement or contract presently being negotiated, nor, to the Company’s Knowledge, are there any union organizing activities involving the employees of the Company or any of its Subsidiaries to authorize representation by any labor organization. As of the date of this Agreement, there are no pending or threatened labor strikes, disputes, walkouts, work stoppages, slow-downs or lockouts involving the Company or any of its Subsidiaries. There are no material actions, suits, hearings, inquiries, investigations or other proceedings currently pending or threatened with respect to the Company or any of its Subsidiaries or their employees concerning labor or employment matters, including with respect to human rights and harassment, equal opportunity, discrimination, retaliation, immigration, employment standards, wages, hours, benefits, labor relations, collective bargaining, occupational safety and health, workers’ compensation, and the payment of social security.

(c) The Company has made available to Purchaser a true, complete and accurate list of each Company Employee as of a date within the 30-day period preceding the date of this Agreement, including name or employee number, job title, length of service, status as exempt or non-exempt, full-time or part-time status, leave status, employment location and current base salary or hourly rate of pay and target bonus opportunity for 2022 (if applicable).

(d) In the period starting from the date of this Agreement and ending three years prior, neither the Company nor any of its Subsidiaries has engaged in or effectuated any “plant closing” or employee “mass layoff” (in each case, as defined in the Worker Adjustment Retraining and Notification Act of 1988, as amended, or any similar foreign, state or local law) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or any of its Subsidiaries.

3.18 Opinion of Financial Advisor. The Company Board has received an oral opinion (to be confirmed by a written opinion) from Evercore Group L.L.C. to the effect that, as of the date of this Agreement, and subject to the assumptions, qualifications and limitations set forth in the written opinion, the Merger Consideration to be paid to the holders of Company Common Stock pursuant to this Agreement is fair, from a financial point of view, to such holders.

3.19 Brokers. No agent, broker, investment banker, financial advisor or other firm or Person is or shall be entitled, as a result of any action or agreement of the Company or any of its Affiliates, to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with any of the transactions contemplated by this Agreement, except as disclosed in Section 3.19 of the Company Disclosure Schedule.

3.20 Insurance. Section 3.20 of the Company Disclosure Schedule sets forth a true and complete list as of the date hereof of all of the material insurance policies, surety and fidelity bonds that provide coverage for or are maintained by, at the expense of, or for the benefit of the Company or any of its Subsidiaries (collectively, the “Insurance Policies”), including, for each Insurance Policy, the type of policy, the policy number, name of the insurer, policy period, deductible or retention and policy limits. The Company has made available to Parent true and accurate copies of the Insurance Policies. Each of the Insurance Policies is in full force and effect (or has been renewed in the Ordinary Course of Business), the limits of the Insurance Policies have not been materially eroded and the aggregate limits have not been exhausted, all premiums due to date thereunder have been paid in full, and none of the Company or any of its Subsidiaries is in material default with respect to its obligations under any of the Insurance Policies. From January 1, 2020 through the date of this Agreement, none of the Company or any of its Subsidiaries has received any written communication notifying it of any (a) premature cancellation or invalidation of any Insurance Policy (except with respect to policies that have been replaced with similar policies), (b) refusal of any coverage or rejection of any material claim under any Insurance Policy or (c) material adjustment in the amount of the premiums payable with respect to any Insurance Policy. The Company and its Subsidiaries have properly reported, in accordance with the terms and conditions of the Insurance Policies, any claims for which coverage is available under the Insurance Policies, and, as of the date of this Agreement, there is no pending material claim by the Company or any of its Subsidiaries against any insurance carrier under any of the Insurance Policies.

3.21 Section 203 of the DGCL. The Company is not subject to Section 203 of the DGCL.

3.22 Schedule 14D-9. The Schedule 14D-9 will comply as to form in all material respects with the requirements of the Exchange Act. The Schedule 14D-9 will not, at the time the Schedule 14D-9 is filed with the SEC, at any time the Schedule 14D-9 is amended or supplemented, or at the time the Schedule 14D-9 is first published, sent or given to the Company’s stockholders, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to any information supplied by the Parent or the Purchaser for inclusion in the Schedule 14D-9.

3.23 Material Customers; Material Vendors.

(a) Section 3.23(a) of the Company Disclosure Schedule sets forth a true, correct and complete list of the 10 largest customers (each, a “Material Customer”) of the Company and its Subsidiaries, taken as a whole, based on aggregate gross bookings from such customers during the 12 months ended December 31, 2021, showing the aggregate gross bookings from each such Material Customer during each such period. Except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries (taken as a whole), during the past 12 months prior to the date hereof, none of the Company or any of its Subsidiaries has been, or is currently, engaged in any Legal Proceeding with any Material Customer. Except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries (taken as a whole), none of the Company or any of its Subsidiaries has received any written notice from any Material Customer expressly stating any intention or threat to terminate or materially reduce purchases from the Company or any of its Subsidiaries.

(b) Section 3.23(b) of the Company Disclosure Schedule sets forth a true, correct and complete list of the 10 largest vendors (each, a “Material Vendor”) of the Company and its Subsidiaries, taken as a whole, based on aggregate expenditure during the 12 months ended December 31, 2021, showing the aggregate payments to each such Material Vendor during each such period. Except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries (taken as a whole), during the past 12 months prior to the date hereof, none of the Company or any of its Subsidiaries has been, or is currently, engaged in any Legal Proceeding with any Material Vendor. Except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries (taken as a whole), none of the Company or any of its Subsidiaries has received any written notice from any Material Vendor expressly stating any intention or threat to terminate or materially reduce its provision of goods or services to the Company or any of its Subsidiaries.

3.24 Data Privacy and Security.

(a) Each of the Company and its Subsidiaries is compliant in all material respects, and in the past three (3) years has complied in all material respects with, all (i) Data Protection Laws applicable to the business of the Company and its Subsidiaries, (ii) the Company Privacy and Data Security Policies, and (iii) all contracts to which the Company is a party or otherwise bound as of the date hereof concerning the privacy, security or Processing of Personal Data.

(b) Each of the Company and its Subsidiaries maintains and implements, and has in the last three years implemented and maintained, commercially reasonable technical and organizational security measures, plans, procedures, controls, and programs, including a written information security program to (i) identify and address internal and external risks to the privacy and security of Personal Data in its possession or control; (ii) implement, monitor, and improve adequate and effective administrative, technical, and physical safeguards to protect such Personal Data and the operation, integrity, and security of Company IT Systems involved in the Processing of Personal Data; and (iii) provide notification in compliance in all material respects with applicable Data Protection Laws or Company Privacy and Data Security Policies in the case of any Security Incident. The Company has a written contract in place with all vendors, processors, or other third parties that Process any Personal Data for or on behalf of the Company or its Subsidiaries, and such contract complies with the requirements of applicable Data Security Laws, in all material respects.

(c) The Company and its Subsidiaries have not transferred or permitted the transfer of Personal Data originating in the European Economic Area (“EEA”) or United Kingdom (“UK”) outside the EEA or UK, except where such transfers have materially complied with the requirements of the applicable Data Protection Laws.

(d) To the Company’s Knowledge, the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not result in a material violation or breach of any Data Protection Laws or Company Privacy and Data Security Policies (as currently existing or as existing at any time during which any Personal Data was collected or Processed by or for the Company or any of its Subsidiaries).

(e) Since January 1, 2019, the Company and its Subsidiaries have not experienced any material data or security breach leading to the unlawful use, loss, denial or loss of use, alteration, destruction, compromise, unauthorized access or disclosure (a “Security Incident”) of Personal Data transmitted, stored or otherwise Processed by or on behalf of the Company. The Company has not notified and, to the Company’s Knowledge, since January 1, 2020 there have been no facts or circumstances that would require the Company to notify individuals, other affected parties, law enforcement, or any Governmental Entity of any Security Incident. The Company and its Subsidiaries have not received any notices, correspondence, subpoenas, demands or other communication in writing from any Governmental Entity, or any material written complaint from any other Person in connection with any alleged violation of any Data Protection Law, and, to the Company’s Knowledge, there has not been any audit, investigation or enforcement action (including any fines or other sanctions), in each case relating to, any actual, alleged, or suspected Security Incident or violation of any Data Protection Laws involving the Company or any of its Subsidiaries.

3.25 Accounts Payable; Accounts Receivable.

(a) All accounts receivable of the Company and its Subsidiaries were acquired or arose from sales actually made or services actually performed in the Ordinary Course of Business that represent bona fide transactions and valid claims, are not subject to any setoff, counterclaim or Legal Proceeding and are enforceable in accordance with their terms, except to the extent of any specific reserves against such accounts receivable are reflected on the Company SEC Documents.

(b) All accounts payable of the Company and its Subsidiaries arose in bona fide, arm’s-length transactions in the Ordinary Course of Business, and no material account payable of the Company or any of its Subsidiaries is delinquent more than 30 days in its payment.

3.26 No Other Parent or Acquisition Sub Representations or Warranties. The Company hereby acknowledges and agrees that, except for the representations and warranties set forth in Article IV, (a) none of the Parent, the Purchaser or any of their respective Affiliates, equityholders or Representatives, or any other Person, has made or is making any express or implied representation or warranty with respect to the Parent, the Purchaser or their respective business or operations, including with respect to any information provided or made available to the Company or any of its Affiliates, equityholders or Representatives, or any other Person, or, except as otherwise expressly set forth in this Agreement, had or has any duty or obligation to provide any information to the Company or any of its Affiliates, equityholders or Representatives, or any other Person, in connection with this Agreement, the transactions contemplated hereby or otherwise, and (b) none of the Parent, the Purchaser or any of their respective Affiliates, equityholders or Representatives, or any other Person, will have or be subject to any liability or indemnification or other obligation of any kind or nature to the Company or any of its Affiliates, equityholders or Representatives, or any other Person, resulting from the delivery, dissemination or any other distribution to the Company or any of its Affiliates, stockholders or Representatives, or any other Person, or the use by the Company or any of its Affiliates, equityholders or Representatives, or any other Person, of any such information provided or made available to any of them by the Parent, the Purchaser or any of their respective Affiliates, equityholders or Representatives, or any other Person, including any information, documents, estimates, projections, forecasts or other forward-looking information, business plans or other material provided or made available to the Company or any of its Affiliates, equityholders, or Representatives, or any other Person, in “data rooms,” confidential information memoranda, management presentations or otherwise in anticipation or contemplation of the Offer, the Merger or any other transaction contemplated by this Agreement, and (subject to the express representations and warranties of the Company set forth in Article IV) none of the Company or any of its Affiliates, equityholders or Representatives, or any other Person, has relied on any such information (including the accuracy or completeness thereof).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE PARENT AND THE PURCHASER

The Parent and the Purchaser, jointly and severally, represent and warrant to the Company that the statements contained in this Article IV are true and correct.

4.1 Organization, Standing and Power. Each of the Parent and the Purchaser is a corporation duly organized, validly existing and in good standing (to the extent such concepts are applicable) under the laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted, and is duly qualified to do business and, where applicable as a legal concept, is in good standing as a foreign corporation in each jurisdiction in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification legally required, except for such failures to be so organized, qualified or in good standing, individually or in the aggregate, that have not had, and would not reasonably be expected to have a Parent Material Adverse Effect. Parent has delivered or made available to the Company complete and correct copies of the Organizational Documents as amended through the date of this Agreement, of the Purchaser and the Parent.

4.2 Authority; No Conflict; Required Filings and Consents.

(a) Each of the Parent and the Purchaser has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby. The execution and delivery of, and the consummation of the transactions contemplated by, this Agreement by the Parent and the Purchaser have been duly authorized by all necessary corporate action on the part of each of the Parent and the Purchaser, and no further action on the part of the Parent or the Purchaser is necessary to authorize the execution, delivery or performance of this Agreement by the Parent and the Purchaser. This Agreement has been duly executed and delivered by each of the Parent and the Purchaser and, assuming the due authorization, execution and delivery of this Agreement by the Company, constitutes the valid and binding obligation of each of the Parent and the Purchaser, enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b) The execution and delivery of this Agreement by each of the Parent and the Purchaser do not, and (assuming that the Merger is consummated in accordance with Section 251(h) of the DGCL) the consummation by the Parent and the Purchaser of the transactions contemplated by this Agreement shall not: (i) conflict with, or result in any violation or breach of, or constitute a default (with or without notice, lapse of time or otherwise), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit, result in the creation of a Lien upon any of the respective properties or assets of the Parent or the Purchaser, or require a consent or waiver under, (A) the Organizational Documents of the Parent or the Purchaser or (B) any of the terms, conditions or provisions of any Contract that is material to the Parent and the Purchaser, taken as a whole; or (ii) subject to compliance with the requirements specified in clauses (i) through (v) of Section 4.2(c), conflict with or violate any permit, concession, franchise, license, judgment, injunction, order, decree, statute, law, ordinance, rule or regulation applicable to the Parent or the Purchaser or any of its or their respective properties or assets, except in the case of clauses (i)(B) and (ii) of this Section 4.2(b) for any such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations, losses, penalties or Liens, and for any consents or waivers not obtained, that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Parent Material Adverse Effect.

(c) No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any Governmental Entity or any stock market or stock exchange on which shares of common stock of the Parent are listed for trading is required by or with respect to the Parent or the Purchaser under any applicable law in connection with the execution and delivery of this Agreement by the Parent or the Purchaser or the consummation by the Parent or the Purchaser of the transactions contemplated by this Agreement, except for (i) the pre-merger notification requirements under the HSR Act and any other applicable Antitrust Laws, (ii) the filing of the Certificate of Merger with the Secretary of State and appropriate corresponding documents with the appropriate authorities of other states in which the Company is qualified as a foreign corporation to transact business, (iii) the filing of the Offer Documents and the Schedule 14D-9 with the SEC in accordance with the Exchange Act, (iv) the filing of such reports, schedules or materials under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (v) such consents, approvals, orders, authorizations, registrations, declarations, notices and filings as may be required under applicable state securities laws and (vi) such other consents, approvals, licenses, permits, orders, authorizations, registrations, declarations, notices and filings which, if not obtained or made, would not have, and would not reasonably be expected to have, a Parent Material Adverse Effect.

(d) No vote of the holders of any class or series of the Parent’s capital stock or other securities is necessary for the consummation of the transactions contemplated by this Agreement.

4.3 Information Provided. The information to be supplied by or on behalf of the Parent or the Purchaser for inclusion in the Schedule 14D-9, on the date the Schedule 14D-9 is filed with the SEC and on the date the Schedule 14D-9 is first published, sent or given to holders of shares of Company Common Stock, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they shall be made, not misleading in any material respect.

4.4 Operations of the Purchaser. The Purchaser was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement, including the transactions contemplated hereby, and the materials incidental thereto.

4.5 Financing. The Parent has delivered to the Company true, correct and complete copies, including all exhibits, schedules and annexes thereto (but excluding any side letters or other similar agreements which do not impact the amount or availability of the Financing, do not expand the conditions to obtain the Financing on the Closing Date or would reasonably be expected to prevent, impair or delay the consummation of the Financing), of (a) the duly executed commitment letter, dated as of the date this Agreement (the “Equity Funding Letter”), from the Guarantor, pursuant to which the Guarantor has agreed to make an equity investment in the Parent, subject only to the terms and conditions therein, in cash in the aggregate amount set forth therein (the “Equity Financing”), and (b) the duly executed commitment letter and Redacted Fee Letter, dated as of the date of this Agreement (collectively, as may be amended, amended and restated, supplemented, modified or replaced in compiliance with this Agreement (including in connection with any Second Lien Giveaway or Replacement Commitment Facility permitted by this Agreement, the “Debt Commitment Letter” and, together with the Equity Funding Letter, the “Financing Letters”), from Debt Financing Sources, pursuant to which Debt Financing Sources have agreed to provide, severally not jointly, subject to the terms and conditions therein, debt financing in the amounts set forth therein (including (A) any “market flex” terms in the related fee letter and (B) any Second Lien Giveaway and/or any Replacement Commitment Facility permitted by this Agreement, being collectively referred to as the “Debt Financing” and, together with the Equity Financing, collectively referred to as the “Financing”) for purposes of financing the Transactions and the related fees and expenses to be incurred by the Parent in connection therewith. The Company is an express third-party beneficiary of the Equity Funding Letter, which provides that the Parent, the Purchaser and the Guarantor will not oppose the granting of an injunction, specific performance or other equitable relief in connection with the exercise of such third-party beneficiary rights in accordance with the terms of the Equity Funding Letter. As of the date of this Agreement, neither of the Financing Letters has been amended or modified, no such amendment or modification is contemplated (other than any customary modification or amendment solely to join additional lenders to the Debt Commitment Letter as contemplated thereunder, which joinders, individually and in the aggregate, could not resonably be expected to prevent, impede or delay the consummation of the Transaction and the entering into any Second Lien Giveaway and/or Replacement Commitment Facility), none of the respective obligations and commitments contained in such letters have been withdrawn, terminated or rescinded in any respect and no such withdrawal, termination or rescission is contemplated. The Parent or the Purchaser has fully paid any and all commitment fees or other fees in connection with the Financing Letters that are due and payable on or prior to the date hereof and, if applicable, will continue to pay in full any such amounts required to be paid pursuant to the terms of the Financing Letters as and when they become due and payable on or prior to the Closing Date. Assuming the Financing is funded in accordance with the Financing Letters, the net proceeds contemplated by the Financing Letters (after netting out applicable fees, expenses, original issue discount and similar premiums and charges and after giving effect to the maximum amount of flex (including original issue discount flex) provided under the Debt Commitment Letter), will in the aggregate be sufficient for the Purchaser and the Surviving Corporation to pay the aggregate Offer Price and Merger Consideration (and any repayment or refinancing of debt contemplated by, or required in connection with the transactions described in, this Agreement, the Equity Funding Letter or the Debt Commitment Letter) and any other amounts required to be paid in connection with the consummation of the Transactions (including all amounts payable in respect of Company Stock Options and Company RSUs under this Agreement) and to pay all related fees and expenses of the Parent and the Purchaser. The Financing Letters are (x) legal, valid and binding obligations of the Parent and the Purchaser, as applicable, and, to the knowledge of the Parent and the Purchaser, each of the other parties thereto, (y) enforceable in accordance with their respective terms against the Parent and the Purchaser, as applicable, and, to the knowledge of the Parent and the Purchaser, each of the other parties thereto, in each case except as such enforceability may be limited by the Bankruptcy and Equity Exception, and (z) in full force and effect. As of the date of this Agreement, no event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach on the part of the Parent or the Purchaser or any other parties thereto under the Equity Funding Letter or the Debt Commitment Letter. As of the date of this Agreement, the Parent does not have any reason to believe that it or any of the other parties to the Financing Letters will be unable to satisfy on a timely basis any term or condition of the Financing Letters required to be satisfied by it, that the conditions thereof will not otherwise be satisfied or that the full amount of the Financing will not be available on the Closing Date. The only conditions precedent or other contingencies (including market “flex” provisions) related to the obligations of the Guarantor to fund the full amount of the Equity Financing and the lenders to fund the full amount of the Debt Financing are those expressly set forth in the Equity Funding Letter and the Debt Commitment Letter, respectively. With respect to any commitment letter (including all exhibits, schedules and annexes thereto and any associated fee letter) governing any permitted Replacement Commitment Facility (the “Replacement Facility Commitment Letter”), the parties hereto agree that upon delivery to the Company of a fully executed version thereof, the Replacement Facility Commitment Letter shall be deemed a “Debt Commitment Letter” hereunder and Parent shall be deemed to, as of such date of delivery, make the same representations and agree to the same covenants contained herein with respect to the Debt Commitment Letter regarding such Replacement Facility Commitment Letter (it being understood and agreed that the Replacement Facility Commitment Letter may not have conditions precedent to the funding thereunder that are more expansive than the conditions precedent to the funding of the second lien term loan facility under the Debt Commitment Letter as in effect on the date hereof and shall otherwise be expressly permitted by Section 6.14(a)). As of the date of this Agreement, there are no side letters or other contracts, agreements or arrangements to which the Parent or any of its Affiliates is a party related to the Financing other than as expressly contained in the Financing Letters or any such letters or agreements that have been delivered to the Company on or prior to the date hereof.

4.6 Guarantee. Concurrently with the execution of this Agreement, the Parent has delivered to the Company the duly executed limited guarantee of the Guarantor, dated as of the date of this Agreement, in favor of the Company in respect of the Parent’s obligation to pay the Parent Termination Fee and the Parent’s and the Purchaser’s other payment or reimbursement obligations arising under, or in connection with, this Agreement and the Transactions, up to the aggregate amount set forth therein (the “Guarantee”). The Guarantee is in full force and effect and is a legal, valid and binding obligation of the Guarantor, enforceable against the Guarantor in accordance with its terms, subject to the Bankruptcy and Equity Exception, and no event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach on the part of the Guarantor under the Guarantee.

4.7 Solvency. None of the Parent, the Purchaser or the Guarantor is entering into this Agreement with the actual intent to hinder, delay or defraud either present or future creditors of the Parent, the Purchaser or the Guarantor or any of their respective Subsidiaries or Affiliates or of the Company or any of its Subsidiaries. Assuming satisfaction or waiver of the conditions to the Parent’s and the Purchaser’s obligation to consummate the Merger, and after giving effect to the Transactions, any alternative financing incurred in accordance with Section

6.14 and the payment of the aggregate Offer Price and Merger Consideration, any other repayment or refinancing of debt contemplated in this Agreement or the Financing Letters, payment of all amounts required to be paid in connection with the consummation of the Transactions, and payment of all related fees and expenses of the Parent and the Purchaser, the Parent, the Surviving Corporation and its Subsidiaries, on a consolidated basis, will be Solvent as of the Effective Time and immediately after the consummation of the Transactions. For the purposes of this Agreement, the term “Solvent”, when used with respect to any Person, means that, as of any date of determination, (a) the fair value of the assets of such Person and its Subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, direct, subordinated, contingent or otherwise, of such Person and its Subsidiaries on a consolidated basis, (b) the present fair saleable value of the property of such Person and its Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of such Person and its Subsidiaries on a consolidated basis on their debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (c) such Person and its Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted following the Closing Date and (d) such Person and its Subsidiaries on a consolidated basis will be able to pay their debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured.

4.8 Ownership of Company Common Stock. Other than the Guarantor, none of the Purchaser or the Parent or any of their “Affiliates” or “Associates” directly or indirectly “owns,” beneficially or otherwise, and at all times during the three-year period prior to the date of this Agreement, none of the Purchaser, the Parent or any of their respective “Affiliates” or “Associates” directly or indirectly has “owned,” beneficially or otherwise, any of the outstanding Company Common Stock, as those terms are defined in Section 203 of the DGCL.

4.9 Litigation. As of the date of this Agreement, there is no Legal Proceeding pending or, to the Parent’s Knowledge, threatened in writing against the Parent or any of its Subsidiaries, in each case that, individually or in the aggregate, has had, or would reasonably be expected to have, a Parent Material Adverse Effect. As of the date of this Agreement, there are no Governmental Orders outstanding against the Parent or any of its Subsidiaries that, individually or in the aggregate, has had, or would reasonably be expected to have, a Parent Material Adverse Effect.

4.10 Other Agreements or Understandings. The Parent has disclosed to the Company all Contracts (and, with respect to those that are written, the Parent has furnished to the Company correct and complete copies thereof) between or among the Parent, the Purchaser, or any Affiliate of the Parent, on the one hand, and any member of the board of directors or management of the Company or any of its Subsidiaries.

4.11 Brokers. Except for Persons, if any, whose fees and expenses shall be paid by the Parent, the Purchaser or, solely following the Effective Time, the Surviving Corporation, no agent, broker, investment banker, financial advisor or other firm or Person is or shall be entitled, as a result of any action or agreement of the Parent or any of its Affiliates, to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with any of the transactions contemplated by this Agreement.

4.12 Offer Documents. The Offer Documents will comply as to form in all material respects with the requirements of the Exchange Act. The Offer Documents will not, at the time filed with the SEC, at any time amended or supplemented, or at the time the first published, sent or given to the Company’s stockholders, as applicable, or at any other time prior to the Acceptance Time contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that no representation is made by the Parent or the Purchase with respect to any information supplied by the Company for inclusion in the Offer Documents.

4.13 Independent Investigation. Each of the Parent and the Purchaser acknowledges that it has conducted to its satisfaction its own independent investigation and analysis of the business, operations, assets, liabilities, results of operations, condition (financial or otherwise) and prospects of the Company and the Company’s Subsidiaries and that each of the Parent and the Purchaser and its Representatives have received access to such books and records, facilities, equipment, Contracts and other assets of the Company and the Company’s Subsidiaries that it and its Representatives have desired or requested to review for such purpose, and that it and its Representatives have had a full opportunity to meet with the management of the Company and the Company’s Subsidiaries and to discuss the business, operations, assets, liabilities, results of operations, condition (financial or otherwise) and prospects of the Company and the Company’s Subsidiaries.

4.14 No Other Company Representations or Warranties. The Parent and the Purchaser hereby acknowledge and agree that, except for the representations and warranties set forth in Article III (in each case as qualified and limited by the Company Disclosure Schedule), (a) none of the Company or any of its Subsidiaries, or any of its or their respective Affiliates, equityholders or Representatives, or any other Person, has made or is making any express or implied representation or warranty with respect to the Company or any of its Subsidiaries or their respective business or operations, including with respect to any information provided or made available to the Parent, the Purchaser or any of their respective Affiliates, equityholders or Representatives, or any other Person, or, except as otherwise expressly set forth in this Agreement, had or has any duty or obligation to provide any information to the Parent, the Purchaser or any of their respective Affiliates, equityholders or Representatives, or any other Person, in connection with this Agreement, the transactions contemplated hereby or otherwise, and (b) none of the Company or any of its Subsidiaries, or any of its or their respective Affiliates, equityholders or Representatives, or any other Person, will have or be subject to any liability or indemnification or other obligation of any kind or nature to the Parent, the Purchaser or any of their respective Affiliates, equityholders or Representatives, or any other Person, resulting from the delivery, dissemination or any other distribution to the Parent, the Purchaser or any of their respective Affiliates, stockholders or Representatives, or any other Person, or the use by the Parent, the Purchaser or any of their respective Affiliates, equityholders or Representatives, or any other Person, of any such information provided or made available to any of them by the Company or any of its Subsidiaries, or any of its or their respective Affiliates, equityholders or Representatives, or any other Person, including any information, documents, estimates, projections, forecasts or other forward-looking information, business plans or other material provided or made available to the Parent, the Purchaser or any of their respective Affiliates, equityholders, or Representatives, or any other Person, in “data rooms,” confidential information memoranda, management presentations or otherwise in anticipation or contemplation of the Offer, the Merger or any other transaction contemplated by this Agreement, and (subject to the express representations and warranties of the Company set forth in Article III (in each case as qualified and limited by the Company Disclosure Schedule)) none of the Parent, the Purchaser or any of their respective Affiliates, equityholders or Representatives, or any other Person, has relied on any such information (including the accuracy or completeness thereof).

4.15 Non-Reliance on Company Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans. In connection with the due diligence investigation of the Company and its Subsidiaries by the Parent and the Purchaser and their respective Affiliates, equityholders and Representatives, the Parent and the Purchaser and their respective Affiliates, equityholders and Representatives have received and may continue to receive after the date hereof (including pursuant to Section 6.3(b)) from the Company and its Affiliates, equityholders and Representatives certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding the Company, its Subsidiaries and their respective business and operations. The Parent and the Purchaser hereby acknowledge that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans, with which the Parent and the Purchaser are familiar. Accordingly, the Parent and the Purchaser hereby acknowledge and agree that none of the Company or any of its Subsidiaries, nor any of their respective Affiliates, equityholders or Representatives, nor any other Person, has made or is making any express or implied representation or warranty with respect to such estimates, projections, forecasts, forward-looking statements or business plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking statements or business plans). The Parent and the Purchaser each expressly disclaims that it is relying upon or has relied upon any representations or warranties or other statements or omissions that may have been made by the Company or any Person with respect to the Company or any of its Subsidiaries, other than the representations and warranties set forth in this Agreement.

ARTICLE V

CONDUCT OF BUSINESS

5.1 Covenants of the Company. Except (1) as otherwise contemplated or permitted by the terms of this Agreement, (2) as required by applicable law or by any agreement, plan or arrangement in effect on the date hereof, (3) as set forth in Section 5.1 of the Company Disclosure Schedule, (4) in connection with any COVID-19 Measures or COVID-19 Response (provided that the Company shall, to the extent permitted by applicable law and reasonably practicable, reasonably consult with the Parent with respect to any such actions taken or omitted to be taken as a result of the COVID-19 Measures or COVID-19 Response prior to the taking of any such action and consider in good faith the Parent’s suggestion with respect thereto) or (5) with the Parent’s consent (which shall not be unreasonably withheld, conditioned or delayed), during the Pre-Closing Period, the Company shall, and shall cause each of its Subsidiaries to, act and carry on its business in the Ordinary Course of Business, in all material respects. Without limiting the generality of the foregoing, except as otherwise contemplated or permitted by the terms of this Agreement, as required by applicable law or by any agreement, plan or arrangement in effect on the date hereof, as done in connection with any COVID-19 Measures or COVID-19 Response (provided that the Company shall, to the extent permitted by applicable law and reasonably practicable, reasonably consult with the Parent with respect to any such actions taken or omitted to be taken as a result of the COVID-19 Measures or COVID-19 Response prior to the taking of any such action and consider in good faith the Parent’s suggestion with respect thereto), as set forth in Section 5.1 of the Company Disclosure Schedule, or with the Parent’s consent (which shall not be unreasonably withheld, conditioned or delayed), during the Pre-Closing Period the Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, do any of the following:

(a) (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, securities or other property) in respect of, any of its capital stock (other than dividends and distributions by a direct or indirect wholly owned Subsidiary of the Company to its parent), (ii) split, combine, subdivide or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or any of its other securities; or (iii) purchase, redeem or otherwise acquire any shares of its capital stock or any other of its securities or any rights, warrants or options to acquire any such shares or other securities, except, in the case of this clause (iii), for the acquisition of shares of Company Common Stock (A) from holders of Company Stock Options in full or partial payment of the exercise price, (B) from holders of Company Stock Options, or Company RSUs in full or partial payment of any applicable Taxes payable by such holder upon exercise or vesting thereof, as applicable, to the extent required or permitted under the terms thereof or (C) from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares at their original issuance price or forfeiture of shares for no consideration, in each case under this clause (C) in connection with any termination of services to the Company or any of its Subsidiaries;

(b) except as permitted by Section 5.1(j), issue, deliver, sell, grant, pledge or otherwise dispose of or subject to any Lien any shares of its capital stock, any other voting securities or any securities convertible into or exercisable or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible, exercisable or exchangeable securities, in each case other than the issuance of shares of Company Common Stock (i) upon the exercise of Company Stock Options, (ii) upon settlement of Company RSUs or (iii) pursuant to the Company ESPP;

(c) amend the Company’s Organizational Documents;

(d) acquire or offer to acquire (i) by liquidating, dissolving, restructuring, recapitalizing, reorganizing, merging or consolidating with, or by purchasing all or a substantial portion of the assets or any stock of, or by any other manner, any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof or (ii) any assets that are material, in the aggregate, to the Company and its Subsidiaries, taken as a whole, except purchases of inventory and raw materials in the Ordinary Course of Business;

(e) sell, lease, sublease, license, mortgage, pledge, transfer or abandon or otherwise dispose of any material properties or material assets of the Company or of any of its Subsidiaries (excluding Company Intellectual Property) other than (i) for dispositions of obsolete or worthless assets, or (ii) for sales of inventory in the Ordinary Course of Business;

(f) adopt any stockholder rights plan;

(g) (i) incur or assume any Indebtedness (other than Indebtedness incurred in the Ordinary Course of Business in an aggregate principal amount not to exceed $5,000,000 in the aggregate outstanding at any time), (ii) issue, sell or amend any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, (iii) make any loans, advances (other than routine advances for travel and other out-of-pocket expenses to officers, directors or employees of the Company and its Subsidiaries and routine advances to authors, contributors, licensors or vendors in the Ordinary Course of Business) or capital contributions to, or investment in, any other Person, other than the Company or any of its direct or indirect wholly owned Subsidiaries, or (iv) other than in the Ordinary Course of Business, enter into any hedging agreement or other financial agreement or arrangement designed to protect the Company or its Subsidiaries against fluctuations in exchange rates;

(h) (i) make any capital expenditures or other expenditures with respect to property, plant or equipment in excess of $1,000,000 individually or $5,000,000 in the aggregate for the Company and its Subsidiaries, taken as a whole, other than as included in the Company’s budget for capital expenditures previously made available to the Parent;

(i) make any material changes in accounting methods, principles or practices, except insofar as may be required by a change in GAAP;

(j) (i) adopt, enter into, terminate or materially amend any collective bargaining agreement or Company Employee Plan (or any plan that would be a Company Employee Plan once adopted or entered into) for the benefit or welfare of any current or former employee, officer, director or individual service provider (except in the Ordinary Course of Business and only if such arrangement is terminable on 30 days’ or less notice without either a penalty or a termination payment), (ii) increase the compensation or fringe benefits of, or pay any bonus to, any employee, officer, director or individual service provider (except for annual increases of salaries in the Ordinary Course of Business and bonuses consistent with arrangements and practices disclosed to the Parent), it being understood (for the avoidance of doubt) that (subject to the limitations of Section 5.1(j)(iii) the Company and its Subsidiaries may hire new employees and promote employees in the Ordinary Course of Business and provide compensation in line with the new hire, promotion, or replacement position standards then in effect, (iii) hire, promote or terminate (other than for cause) the employment or engagement of any employee, officer, director or individual service provider whose annual salary or annual base compensation equals or exceeds $250,000, (iv) accelerate the payment, right to payment or vesting of any compensation or benefits, including any outstanding options, restricted stock units, performance stock units, restricted stock awards, stock appreciation rights, stock-based awards, or stock-related awards, other than as contemplated by this Agreement or (v) grant any stock options, restricted stock units, performance stock units, restricted stock awards, stock appreciation rights, stock-based awards, or stock-related awards, except for the grant of options pursuant to the Company ESPP in the Ordinary Course of Business; provided that any such options granted pursuant to the Company ESPP after the date hereof shall be subject to Section 2.8(e);

(k) other than in the Ordinary Course of Business: (i) amend, modify or terminate (other than termination upon the expiration of the term thereof in accordance with the terms thereof) any Company Lease or Company Material Contracts or waive, release or assign any material rights, claims or benefits under any Company Lease or Company Material Contracts, or (ii) enter into any Contract that would have been a Company Material Contract had it been entered into prior to the date of this Agreement;

(l) incur, create or assume any Lien, other than Permitted Liens, with respect to any material asset of the Company or its Subsidiaries;

(m) acquire any fee or material leasehold interest in real property;

(n) enter into any Contract that would be required to be disclosed under Item 404(a) of Regulation S-K promulgated under the Exchange Act;

(o) (i) enter into any new material line of business, (ii) open a new office of the Company or any of its Subsidiaries in any country where none of the Company or any of its Subsidiaries has an office as of the date hereof, (iii) form any Subsidiary or (iv) acquire any equity interest in any other Person, other than short-term investments;

(p) make (except in the Ordinary Course of Business), revoke or change any material Tax election, change (or request any taxing authority to change) any material method of Tax accounting or Tax accounting period, settle or compromise any material Tax liability or refund claim, amend any material Tax Return, apply for any material Tax ruling, enter into any material closing agreement or other binding written agreement with any taxing authority or any material Tax sharing agreement, surrender any material claim for a refund of Taxes, prepare any material Tax Return in a manner inconsistent with past practices with respect to the treatment of items on prior Tax Returns, or agree to an extension or waiver of the statute of limitations with respect to any assessment or determination of material Taxes (other than pursuant to extensions of time to file Tax Returns obtained in the Ordinary Course of Business);

(q) (i) settle any suit or proceeding before or threatened in writing to be brought before a Governmental Entity, other than monetary settlements not in excess of $1,000,000 individually, or $2,000,000 in the aggregate (provided that such settlements do not involve any non-de minimis injunctive or equitable relief or impose non-de minimis restrictions on the business activities of the Company, any of its Subsidiaries, Parent or any of its Subsidiaries) or (ii) waive any material right with respect to any material claim held by the Company or any of its Subsidiaries in respect of any suit or proceeding brought or threatened in writing to be brought before a Governmental Entity, in each case, other than any suit or proceeding related to the transactions contemplated by this Agreement, which shall instead be governed by Section 6.13;

(r) sell, assign, transfer or license (other than non-exclusive licenses in the Ordinary Course of Business) or otherwise dispose of, abandon or permit to lapse, or create or encumber, impair or incur any Lien on any material Company Intellectual Property;

(s) terminate, cancel or make any material changes to the structure, limits or terms and conditions of, or otherwise fail to maintain any Company Permits or any Insurance Policies, including allowing the Insurance Policies to expire without renewing such Insurance Policies or obtaining comparable replacement coverage; or

(t) authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions.

5.2 COVID-19 Response. Notwithstanding anything to the contrary contained herein but subject to Section 5.1, nothing herein shall prevent the Company or any of its Subsidiaries from taking or not taking (and the Company and its Subsidiaries shall have the right to take) any action, including the establishment of any policy, procedure or protocol, in response to COVID-19 or any COVID-19 Measures or otherwise take any COVID-19 Response.

5.3 Conduct of Business by the Parent and the Purchaser Pending the Merger. Between the date of this Agreement and the Effective Time, neither the Parent nor the Purchaser shall, directly or indirectly, without the prior consent of the Company, take or cause to be taken any action that would reasonably be expected to materially delay, materially impair or prevent the consummation of the transactions contemplated by this Agreement, or propose, announce an intention or enter into any agreement to take any such action.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1 No Solicitation.

(a) No Solicitation or Negotiation. Except as set forth in this Section 6.1, until the Specified Time, the Company shall not, shall cause its Subsidiaries and its and their respective directors and officers and shall use reasonable best efforts to cause its and their respective other Representatives not to, directly or indirectly:

(i) solicit, initiate or take any action to knowingly facilitate or knowingly encourage any inquiry, submission or announcement or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, any Acquisition Proposal;

(ii) other than informing Persons of the existence of the provisions of this Section 6.1, (A) enter into, continue or otherwise participate in any discussions or negotiations regarding, with respect to or that would reasonably be expected to lead to, any Acquisition Proposal or (B) furnish to any Person any non-public information or access to the business, properties, assets, books or records of the Company or any of its Subsidiaries, in any matter that would reasonably be expected to, or for the purpose of encouraging or facilitating, any Acquisition Proposal; or

(iii) amend, fail to enforce or grant any waiver or release under any standstill or similar agreement with respect to any securities of the Company or any of its Subsidiaries, except to the extent the Company Board (after consultation with outside counsel) determines that the failure to do so could be inconsistent with its fiduciary duties under applicable law; or

(iv) agree, propose or resolve to take, or take, any of the actions prohibited by clauses (i) through (iii) above.

Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, subject to compliance with Section 6.1(c), the Company may (A) furnish non-public information with respect to the Company and its Subsidiaries to any Qualified Person (and the Representatives of such Qualified Person), pursuant to a confidentiality agreement not less restrictive, in the aggregate, with respect to the confidentiality obligations of the Qualified Person than the Confidentiality Agreement; provided that all such information (to the extent that such information has not been previously provided or made available to Parent) is provided or made available to Parent, as the case may be, prior to or substantially concurrently with the time it is provided or made available to such Qualified Person, (B) engage in discussions or negotiations (including solicitation of revised Acquisition Proposals) with any Qualified Person (and the Representatives of such Qualified Person) regarding any Acquisition Proposal or (C) amend, or grant a waiver or release under, any standstill or similar agreement with respect to any Company Common Stock with any Qualified Person. The Company shall be responsible for any conduct by a Representative of it or any its Subsidiaries that would constitute a breach of this Section 6.1(a) if such conduct were engaged in by the Company.

(b) No Change in Recommendation or Alternative Acquisition Agreement.

(i) Prior to the Specified Time:

(A) the Company Board shall not, except as set forth in this Section 6.1, (1) withhold, withdraw, modify, qualify or publicly propose to do any of the foregoing, in each case, in a manner adverse to the Parent, the recommendation by the Company Board with respect to the Offer, including by failing to include the recommendation by the Company Board with respect to the Offer in the Schedule 14D-9, (2) adopt, authorize, approve or recommend, or resolve to or publicly propose or announce its intention to approve or recommend to the stockholders of the Company, any Acquisition Proposal, (3) after public announcement of an Acquisition Proposal (other than a tender offer or exchange offer, which shall be subject to clause (4) below), fail to publicly affirm the recommendation by the Company Board with respect to the Offer within five (5) Business Days after a written request by Parent to do so (or, if earlier, by the close of business on the Outside Date) and (4) in the event a tender offer or exchange offer for outstanding shares of Company Common Stock shall have been commenced (other than by the Parent or an Affiliate of the Parent), (x) recommend that the stockholders of the Company tender their shares in such tender or exchange offer, and (y) within five (5) Business Days after the commencement of such tender or exchange offer, fail to recommend against acceptance of such offer (a “Company Board Recommendation Change”); and

(B) the Company Board shall not, except as set forth in Section 6.1, allow the Company or any of its Subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or similar agreement (an “Alternative Acquisition Agreement”) providing for the consummation of a transaction contemplated by any Acquisition Proposal (other than a confidentiality agreement referred to in Section 6.1(a) entered into in the circumstances referred to in Section 6.1(a)).

(ii) Notwithstanding the foregoing or anything to the contrary set forth in this Agreement (including the provisions of this Section 6.1), at any time prior to the Acceptance Time, the Company Board may effect a Company Board Recommendation Change:

(A) in response to an Acquisition Proposal if: (1) such Acquisition Proposal did not result from a material breach of Section 6.1(a); (2) the Company Board shall have determined in good faith (after consultation with outside counsel and its financial advisor) that (x) such Acquisition Proposal would constitute a Superior Proposal and (y) the failure to effect a Company Board Recommendation Change could be inconsistent with its fiduciary obligations under applicable law; (3) the Company has notified the Parent in writing that it intends to effect a Company Board Recommendation Change (a “Recommendation Change Notice”), which Recommendation Change Notice shall (w) describe in reasonable detail the reasons for such Company Board Recommendation Change, (x) provide the material terms and conditions of such Acquisition Proposal (including the consideration offered therein and the identity of the Person or group making such Acquisition Proposal), (y) subject to clause (z) below, provide unredacted copies of all agreement to be entered into by the Company or any of its Subsidiaries in connection with such Acquisition Proposal, and (z) provide any financing arrangements to finance such Acquisition Proposal (which may be redacted in a manner consistent with Section 4.5) (it being understood that the Recommendation Change Notice shall not, in and of itself, constitute a Company Board Recommendation Change for purposes of this Agreement); (4) if requested by the Parent, the Company shall have made its Representatives, including its senior management, outside counsel and financial advisor) available for discussions and negotiations with the Parent’s Representatives regarding any proposed modifications to the terms and conditions of this Agreement during the three (3)-Business Day period following delivery by the Company to the Parent of such Recommendation Change Notice; and (5) if the Parent shall have delivered to the Company a written, binding and irrevocable offer to alter the terms or conditions of this Agreement during such three (3)-Business Day period, the Company Board shall have determined in good faith (after consultation with outside counsel and its financial advisor), after considering the terms of such offer by the Parent, that (x) such Acquisition Proposal constitutes a Superior Proposal and (y) the failure to effect a Company Board Recommendation Change could still be inconsistent with its fiduciary obligations under applicable law; provided that any material amendment to the terms of such Acquisition Proposal (whether or not in response to any changes proposed by the Parent pursuant to clause (4) above), it being understood and agreed that any change in the type or amount of per share consideration or purchase price shall be considered material, after which the conditions set forth in clause (2) above remain satisfied shall require a new Recommendation Change Notice and an additional two (2)-Business Day period from the date of such Recommendation Change Notice during which the terms of clause (4) above and this clause (5) shall apply, mutatis mutandis; or

(B) other than in response to an Acquisition Proposal (which shall be subject to the foregoing clause (A)), the Company Bord may make a Company Board Recommendation Change in response to any Change in Circumstances if: (1) the Company Board shall have determined in good faith (after consultation with outside counsel) that the failure to effect a Company Board Recommendation Change would be inconsistent with its fiduciary obligations under applicable law; (2) the Company has provided to Parent a Recommendation Change Notice describing in reasonable detail the reasons for such Company Board Recommendation Change; (3) if requested by the Parent, the Company shall have made its Representatives, including its senior management, outside counsel and financial advisor) available for discussions and negotiations with the Parent’s Representatives regarding any proposed modifications to the terms and conditions of this Agreement during the three (3)-Business Day period following delivery by the Company to the Parent of such Recommendation Change Notice; and

(4) if the Parent shall have delivered to the Company a written, binding and irrevocable offer to alter the terms or conditions of this Agreement during such three (3)-Business Day period, the Company Board shall have determined in good faith (after consultation with outside counsel and its financial advisor), after considering the terms of such offer by the Parent, that the failure to effect a Company Board Recommendation Change would still be inconsistent with its fiduciary obligations under applicable law.

(c) Notices to the Parent. The Company shall promptly (within 24 hours) advise the Parent orally, with written confirmation to promptly (within 48 hours) follow, of the Company’s receipt of (a) any Acquisition Proposal, together with the material terms and conditions of any such Acquisition Proposal and the identity of the Person making any such Acquisition Proposal or (B) any request for information relating to the Company or any of its Subsidiaries for access to the business, properties, assets, books or records of the Company or any of its Subsidiaries by a Person that the Company has reason to believe is being made in connection with, or for the purposes of making, an Acquisition Proposal, including the identity of the Person making such request. In addition, the Company shall keep Parent reasonably informed, on a reasonably current basis, of the status and material details (including any material proposed terms) of any discussions and negotiations with such Person regarding any such Acquisition Proposal or request and shall promptly (but in no event later than 24 hours after receipt) provide to Parent copies of all material correspondence and written materials sent or provided to the Company or any of its Subsidiaries that describes any terms or conditions of any Acquisition Proposal (as well as written summaries of any oral communications addressing such matters).

(d) Certain Permitted Disclosure. Notwithstanding anything to the contrary in this Agreement, nothing contained in this Agreement shall prohibit the Company, any of its Subsidiaries or the Company Board from (i) taking and disclosing to its stockholders a position with respect to a tender offer contemplated by Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act, or from issuing a “stop, look and listen” statement pending disclosure of its position thereunder (none of which, in and of itself, shall be deemed to constitute a Company Board Recommendation Change), or (ii) making any disclosure to the Company’s stockholders if, in the good faith judgment of the Company Board, after consultation with outside counsel, failure to so disclose could be inconsistent with its obligations under applicable law.

(e) Cessation of Ongoing Discussions. The Company shall, and shall cause its Subsidiaries and its and their respective officers and directors, and shall use reasonable best efforts to cause its other Representatives to, cease immediately all discussions or negotiations that commenced prior to the date of this Agreement regarding any proposal that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, including terminating all access granted to any such Person or its Representatives to any physical or electronic dataroom. The Company shall promptly (within one Business Day of the execution of this Agreement) request that each Person, if any, that has executed a confidentiality agreement in connection with its consideration of any Acquisition Proposal as part of the review and sale process that culminated with the execution of this Agreement (other than as contemplated by Section 6.1(a)) return or destroy all confidential information heretofore furnished to such Person by or behalf of the Company or any of its Subsidiaries (and all analyses and other materials prepared by or on behalf of such Person to the extent containing, reflecting or analyzing such confidential information).

6.2 Nasdaq Listing. Prior to the Effective Time, the Company shall reasonably cooperate with the Parent and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable (to the extent that such actions can reasonably be taken prior to the Effective Time) on its part under applicable law and rules and policies of the NASDAQ to enable the de-listing by the Surviving Corporation of the Company Common Stock from NASDAQ and to terminate registration under the Exchange Act; provided that such delisting and termination shall not be effective until after the Effective Time of the Merger.

6.3 Confidentiality; Access to Information.

(a) Except as expressly modified herein, the Confidentiality Agreement shall continue in full force and effect in accordance with its terms and shall terminate effective as of the Effective Time.

(b) During the Pre-Closing Period, the Company shall (and shall cause each of its Subsidiaries to) afford to the Parent’s Representatives, solely for purposes of furthering the Offer and the Merger and the other transactions contemplated hereby or integration planning relating thereto, reasonable access, upon reasonable prior written notice, during normal business hours and in a manner that does not unreasonably disrupt or interfere with business operations (and in all cases subject to any measures implemented by the Company in connection with COVID-19 or any other pandemic, epidemic or disease outbreak), to all of its books, Contracts and records as the Parent shall reasonably request, and, during such period, the Company shall (and shall cause each of its Subsidiaries to) furnish promptly to the Parent (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal or state securities laws and (ii) all other information concerning its business, properties and assets as the Parent may reasonably request; provided, however, that the Company shall not be required to permit any inspection or other access, or to disclose any information that in the reasonable judgment of the Company would: (A) result in the disclosure of any trade secrets of any third party, (B) violate any legal requirement or contract or any obligation of the Company with respect to confidentiality or privacy, including under any privacy policy, or (C) jeopardize protections afforded the Company under the attorney-client privilege or the attorney work product doctrine; provided that the Company shall use reasonable best efforts to provide any such impacted inspection, access or information in a manner that does not result in any of the foregoing. Any such information shall be subject to the Confidentiality Agreement. Prior to the Closing, neither the Parent nor the Purchaser shall (and each shall cause its Affiliates and Representatives not to) contact or communicate with any of the employees, customers or suppliers of the Company or any of its Subsidiaries in connection with the transactions contemplated by this Agreement, without the prior written consent of the Company (which shall not be unreasonably withheld, conditioned or delayed). Notwithstanding anything to the contrary set forth herein, the provisions of Section 6.1, and not this Section 6.3(b), shall govern the provision of information in connection with an Acquisition Proposal.

6.4 Legal Conditions to the Merger.

(a) Subject to the terms hereof, including Section 6.1, Section 6.4(b), Section 6.4(c) and Section 6.4(d), each party hereto shall each use its reasonable best efforts to:

(i) take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other parties hereto in doing, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby as promptly as practicable;

(ii) as promptly as practicable, obtain and maintain any consents, licenses, permits, waivers, approvals, authorizations, registrations or orders required to be obtained by such party (or any of its Subsidiaries) from any Governmental Entity that are necessary for the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby; provided, however, that in no event shall the Company or any of its Subsidiaries be required to pay any monies or agree to any material undertaking in connection with any of the foregoing;

(iii) as promptly as practicable, make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement, the Offer and the Merger required under (A) the Exchange Act, and any other applicable federal or state securities laws, (B) the HSR Act, any other applicable Antitrust Laws and any related governmental request thereunder and (C) any other applicable law;

(iv) contest and resist any action, including any administrative or judicial action, and seek to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) which has the effect of prohibiting or materially delaying consummation of the Offer or making the Merger illegal or otherwise prohibiting or materially delaying consummation of the Offer, the Merger or the other transactions contemplated by this Agreement (each, a “Restrictive Order”); and

(v) execute or deliver any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

The parties hereto shall cooperate with each other in connection with the making of all such filings and submissions contemplated by the foregoing clauses (ii) or (iii), including providing copies of all such documents to the non-filing Person and its Representatives prior to filing and, if requested, accepting reasonable additions, deletions or changes suggested in connection therewith. Each party hereto shall use its reasonable best efforts to furnish to each other all information required for any application or other filing to be made pursuant to any applicable law in connection with the transactions contemplated by this Agreement. For the avoidance of doubt, nothing contained in this Section 6.4(a) shall limit any obligation under any other provision in this Section 6.4.

(b) Without limiting the generality of anything contained in this Section 6.4, each of the Parent and the Company shall (i) as soon as reasonably practicable and in any event within five (5)Business Days following the date of this Agreement, if required, make an appropriate filing of a Notification and Report Form pursuant to the HSR Act (including seeking early termination of the waiting period under the HSR Act (if the applicable Governmental Entity is then accepting applications for such early termination)) with respect to the transactions contemplated by this Agreement and (ii) as promptly as practicable make any filings required or advisable under other applicable Antitrust Laws. None of the Parent, the Purchaser or the Company shall commit to or agree with any Governmental Entity to stay, toll or extend any applicable waiting period under the HSR Act or other applicable Antitrust Laws or enter into a timing agreement with any Governmental Entity, without the prior written consent of the other parties.

(c) Subject to the terms hereof, and without limiting the Parent’s obligations under Section 6.4(d), the parties hereto shall, and shall cause each of their respective Subsidiaries to, cooperate and use their respective reasonable best efforts to obtain any government clearances or approvals required for the Closing under any Antitrust Law, to promptly respond to any government requests for information under any Antitrust Law, to cause any waiting periods under any applicable Antitrust Laws to expire or be terminated, and to contest and resist any actual or threatened action, including any legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any Restrictive Order. Except to the extent prohibited by applicable law, the parties hereto shall consult and cooperate with one another, and consider in good faith the views of one another, in connection with, and provide to the other parties in advance, any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to any Antitrust Law. Except to the extent prohibited by applicable law or Governmental Entities reviewing the transactions contemplated by this Agreement, the parties hereto will provide each other the opportunity to participate in meetings and other substantive conversations with any such Governmental Entities. Each of the Parent and Company may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 6.4 as “Outside Counsel Only Material.” Such materials and the information contained therein shall be given only to the outside counsel of the recipient and, subject to any additional confidentiality or joint defense agreement the parties may mutually propose and enter into, will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials (the Company or Parent, as the case may be) or its legal counsel. Notwithstanding anything to the contrary in this Section 6.4, materials provided to the other party or its outside counsel may be redacted (i) to remove references concerning valuation, (ii) as necessary to comply with contractual arrangements and (iii) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns.

(d) Notwithstanding anything to the contrary in this Agreement, the Parent shall propose, negotiate, offer to commit and effect (and if such offer is accepted, commit to and effect), by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of such assets or businesses of the Parent or, effective as of the Effective Time, the Surviving Corporation, or their respective Subsidiaries, or otherwise offer to take or offer to commit to take any action which it is capable of taking and if the offer is accepted, take or commit to take such action that limits its freedom of action with respect to, or its ability to retain, any of the businesses, services or assets of the Parent, the Surviving Corporation or their respective Subsidiaries, in order to avoid the entry of, or to effect the dissolution of, any Restrictive Order, which would have the effect of preventing or delaying the Acceptance Time beyond the Outside Date; provided that none of Parent or any of its Subsidiaries is obligated to take any action contemplated by this Section 6.4(d) unless such action is expressly conditioned upon the Closing. For the avoidance of doubt, the Parent shall take any and all actions necessary in order to ensure the consummation of the Offer and the Merger as soon as reasonably practicable and before the Outside Date, including that (i) all suspensory waiting periods under the Hart-Scott-Rodino Act or any other applicable Antitrust Laws are promptly obtained, (ii) any consent or approval of any other Governmental Entity is promptly obtained, (iii) the Parent shall oppose any order, executive order, stay, decree, judgment or injunction or to have such order, executive order, stay, decree, judgment or injunction vacated or made inapplicable to the Offer and the Merger and (iv) no other review or investigation under any Antitrust Law that would preclude consummation of the Offer or the Merger by the Outside Date is outstanding. Each of the Parent and the Purchaser further agrees not to extend, stay or toll any waiting period or withdraw and refile the notification under the Hart-Scott-Rodino Act or enter into any agreement with any Governmental Entity to delay, or otherwise not consummate as soon as practicable, the Offer or the Merger, except with the prior written consent of the Company.

6.5 Public Disclosure. Except as may be required by applicable law or stock market regulations, (a) the press release announcing the execution of this Agreement shall be issued only in such form as shall be mutually agreed upon by the Company and the Parent and (b) the Parent and the Company shall use their respective reasonable best efforts to consult with the other party before issuing any other press release or otherwise making any public statement, scheduling any press conference or conference call with investors or analysts or communicating with the press, in each case, with respect to the Offer, the Merger or this Agreement; provided, however, that these restrictions shall not apply to any Company communications in connection with an Acquisition Proposal or a Recommendation Change Notice. Notwithstanding the foregoing, but subject to the Confidentiality Agreement, nothing in this Section 6.5 shall prevent any Affiliate of the Parent that is a private equity or similar investment fund, or any manager or general partner of any such fund, from reporting or disclosing with respect to fundraising, marketing, informational or reporting activities, on a confidential basis, to its partners, investors, potential investors or similar parties (in each case that are bound to an obligation of confidentiality with respect to), general information regarding this Agreement, including the Merger and the Offer.

6.6 Indemnification.

(a) From and after the Acceptance Time, each of the Parent and, from and after the Effective Time, the Surviving Corporation shall, jointly and severally, indemnify and hold harmless each Indemnified Party against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the Indemnified Party is or was an officer, director, manager, employee or agent of the Company or any of its Subsidiaries or, while a director, manager or officer of the Company or any of its Subsidiaries, is or was serving at the request of the Company or one of its Subsidiaries as an officer, director, manager, employee or agent of another Person, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted by law. Each Indemnified Party will be entitled to advancement of expenses (including attorneys’ fees) incurred in the defense of any such claim, action, suit, proceeding or investigation from each of the Parent and the Surviving Corporation; provided that any Indemnified Party to whom expenses are advanced provides an undertaking, to the extent required by the DGCL, to repay such advances if it is determined by a final determination of a court of competent jurisdiction (which determination is not subject to appeal) that such Indemnified Party is not entitled to indemnification under applicable law.

(b) From the Effective Time through the six-year anniversary of the date on which the Effective Time occurs, the certificate of incorporation and bylaws of the Surviving Corporation and the comparable Organizational Documents of each Subsidiary of the Surviving Corporation shall contain, and the Parent shall cause the certificate of incorporation and bylaws of the Surviving Corporation to so contain, provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of the Company and its Subsidiaries than are set forth in the certificate of incorporation and bylaws of the Company as in effect on the date of this Agreement.

(c) Subject to the next sentence, the Surviving Corporation shall either (i) maintain, and the Parent shall cause the Surviving Corporation to maintain, at no expense to the beneficiaries, in effect for six (6) years from the Effective Time the Current D&O Insurance with respect to matters existing or occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement), so long as the annual premium therefor would not exceed the Maximum Premium, or (ii) purchase a Reporting Tail Endorsement and maintain such endorsement in full force and effect for its full term. If the Company’s or the Surviving Corporation’s existing insurance expires, is terminated or canceled during such six-year period or exceeds the Maximum Premium, the Surviving Corporation shall obtain, and the Parent shall cause the Surviving Corporation to obtain, as much directors’ and officers’ liability insurance as can be obtained for the remainder of such period for an annualized premium not in excess of the Maximum Premium, on terms and conditions no less advantageous to the Indemnified Parties than the Current D&O Insurance. Notwithstanding anything to the contrary in this Agreement, the Company may, prior to the Acceptance Time, purchase a Reporting Tail Endorsement; provided that the Company does not pay more than six times the Maximum Premium for such Reporting Tail Endorsement; provided, further, that the Company shall give Parent a reasonable opportunity to participate in the selection of such Reporting Tail Endorsement and the Company shall give reasonable and good faith consideration to any comments made by Parent with respect thereto. If a Reporting Tail Endorsement has been purchased by the Company prior to the Acceptance Time, the Parent shall cause such Reporting Tail Endorsement to be maintained in full force and effect for its full term and cause all obligations thereunder to be honored by the Surviving Corporation.

(d) In the event the Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Parent or the Surviving Corporation, as the case may be, shall expressly assume and succeed to the obligations set forth in this Section 6.6.

(e) If any Indemnified Party makes any claim for indemnification or advancement of expenses under this Section 6.6 that is denied by the Parent and/or the Company or the Surviving Corporation, and a court of competent jurisdiction determines that the Indemnified Party is entitled to such indemnification or advancement of expenses, then the Parent, the Company or the Surviving Corporation shall pay the Indemnified Party’s costs and expenses, including reasonable legal fees and expenses, incurred by the Indemnified Party in connection with pursuing his or her claims to the fullest extent permitted by law.

(f) The provisions of this Section 6.6 are intended to be in addition to the rights otherwise available to any Indemnified Party by law, charter, statute, bylaw or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives.

6.7 Notification of Certain Matters. Prior to the Specified Time, the Parent shall give prompt notice to the Company, and the Company shall give prompt notice to the Parent, of (a) the occurrence, or failure to occur, of any event, which occurrence or failure to occur is reasonably likely to cause any representation or warranty of such Person (or, in case of the Parent’s obligation to provide notice, any representation or warranty of the Purchaser) contained in this Agreement to be untrue or inaccurate (i) in the case of any representation or warranty of the Company, in any manner that would result in the failure of the condition set forth in clause (c)(ii) of Annex I or (ii) in the case of any representation or warranty of the Parent or the Purchaser, in any material respect, in each case at any time from and after the date of this Agreement until the Specified Time or (b) any material breach by such Person (or, in case of the Parent’s obligation to provide notice, any material breach by the Parent or the Purchaser) of any covenant or agreement set forth in this Agreement; provided, however, that, in each case, no such notification shall affect the remedies of the parties hereto under this Agreement.

6.8 Employee Benefits Matters.

(a) For a period of one year following the Effective Time or such shorter period as a Company Employee remains employed, the Parent shall provide, or shall cause to be provided, to each Company Employee (i) a base salary or wage rate no less favorable than the base salary or wage rate provided to such employee immediately before the Acceptance Time, (ii) commission or incentive opportunity and annual bonus opportunity (excluding any special one-time bonuses, retention bonuses or equity-based arrangements) no less favorable in the aggregate than the commission or incentive opportunity and annual bonus opportunity provided to such employee immediately before Acceptance Time and (iii) other employee benefits (excluding defined benefit pension plan participation and any retiree medical arrangements) that are substantially comparable, in the aggregate, to the other benefits provided to such employee immediately before the Acceptance Time.

(b) For all purposes (including purposes of vesting, eligibility to participate and level of benefits) under the New Plans, each Company Employee shall, subject to applicable law and applicable tax qualification requirements, be credited with his or her years of service with the Company and its Subsidiaries and their respective predecessors before the Acceptance Time, to the same extent as such Company Employee was entitled, before the Acceptance Time, to credit for such service under any similar Company Employee Plan in which such Company Employee participated or was eligible to participate immediately prior to the Acceptance Time; provided, however, that the foregoing shall not apply with respect to benefit accrual under any defined benefit pension plan or any retiree medical plan established after the Acceptance Time or to the extent that its application would result in a duplication of benefits. In addition, and without limiting the generality of the foregoing, (i) each Company Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan is of the same type as the Company Employee Plan in which such Company Employee participated immediately before the Acceptance Time (such plans, collectively, the “Old Plans”), and (ii)(A) for purposes of each New Plan providing medical, dental, pharmaceutical or vision benefits to any Company Employee, the Parent shall cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such Company Employee and his or her covered dependents, unless such conditions would not have been waived under the Old Plan of the Company or its Subsidiaries in which such Company Employee participated immediately prior to the Acceptance Time and (B) the Parent shall cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(c) If any Company Employee (who is not otherwise a party to an agreement providing for severance benefits) whose employment is terminated on or prior to the first anniversary of the Effective Time under circumstances under which such Company Employee would have received severance benefits under the Company Severance Practices, the Parent will cause the Surviving Corporation to provide that such Company Employee shall be entitled to severance benefits from the Surviving Corporation that are set forth on Section 6.8 of the Company Disclosure Schedule.

(d) Nothing in this Agreement shall otherwise prohibit the Parent or any of its Subsidiaries from amending or terminating (in accordance with any applicable terms), or shall be construed as creating or amending any Company Employee Plans or any other compensation or benefit plans, programs, policies, practices, agreements and arrangements sponsored or maintained by the Company, Parent or any of their Subsidiaries, including each Company Employee Plan and New Plan, and nothing in this Agreement shall otherwise require Parent or any of its Subsidiaries to create or continue any particular compensation or benefit plan, program, policy, practice, agreement or arrangement after the Effective Time or to employ any particular person on any particular terms. The provisions of this Section 6.8 are solely for the benefit of the parties to this Agreement, and no current or former employee, officer, director, manager or consultant, or any other individual associated therewith, shall be regarded for any purpose as a third party beneficiary of this Section 6.8.

6.9 State Takeover Laws. If any “fair price,” “business combination” or “control share acquisition” statute or other similar statute or regulation is or may become applicable to any of the transactions contemplated by this Agreement, the parties hereto shall use their respective commercially reasonable efforts to (a) take such actions as are reasonably necessary so that the transactions contemplated hereunder may be consummated as promptly as practicable on the terms contemplated hereby and (b) otherwise take all such actions as are reasonably necessary to eliminate or minimize the effects of any such statute or regulation on such transactions.

6.10 Rule 16b-3. Prior to the Effective Time, the Company shall take all reasonable steps as may be required to cause any dispositions of Company equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of the Company and who would otherwise be subject to Rule 16b-3 promulgated under the Exchange Act to be exempt under such rule to the extent permitted by applicable law.

6.11 Rule 14d-10 Matters. Notwithstanding anything herein to the contrary, the Company shall not, from and after the date hereof and until the Specified Time, enter into, establish, amend or modify any plan, program, agreement or arrangement pursuant to which compensation is paid or payable, or pursuant to which benefits are provided, in each case to any current or former director, manager, officer, employee or independent contractor of the Company, unless prior to such entry into, establishment, amendment or modification, the compensation committee of the Company Board (each member of which the Company Board determined is an “independent director” within the meaning of the applicable continued listing requirements of Nasdaq and shall be an “independent director” in accordance with the requirements of Rule 14d-10(d)(2) under the Exchange Act at the time of any such action) shall have taken all such steps as may reasonably be necessary to satisfy the requirements of the non-exclusive safe harbor under Rule 14d-10(d)(2) under the Exchange Act with respect to such plan, program, agreement or arrangement.

6.12 Control of Operations. Without in any way limiting any party’s rights or obligations under this Agreement, (a) nothing contained in this Agreement shall give the Parent or the Purchaser, directly or indirectly, the right to control or direct the Company’s operations prior to the Acceptance Time and (b) prior to the Acceptance Time, the Company shall exercise, subject to the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ operations.

6.13 Security Holder Litigation. The Company shall provide Parent with prompt notice of, and copies of all pleadings and correspondence with any plaintiff (or any representative of any plaintiff) relating to, any Legal Proceeding against the Company, any of its Subsidiaries or any of its and their respective directors or officers by any holder of shares of Company Common Stock arising out of or relating to this Agreement or the transactions contemplated by this Agreement. The Company shall give the Parent the opportunity to participate in (but not control) the defense, settlement or compromise of any such Legal Proceeding, at the Parent’s sole cost and expense, provided no such settlement or compromise shall be agreed to without the prior written consent of the Parent, which consent shall not be unreasonably withheld, conditioned or delayed. For purposes of this Section 6.13, “participate” means that the Parent will be kept apprised of proposed strategy and other decisions with respect to the Legal Proceeding by the Company (to the extent that, on the advice of outside counsel, the attorney-client privilege between the Company and its counsel is not undermined or otherwise materially affected; provided, however, that the Company will use reasonable best efforts to keep the Parent apprised of proposed strategic and other decisions in a manner that does not undermine or effect attorney-client privilege, including by entering into a joint defense or similar agreement), and the Parent may offer comments or suggestions with respect to the Legal Proceeding (and the Company shall reasonably consider in good faith the inclusion or incorporation of any such comments or suggestions provided in a timely manner), but will not be afforded any decision-making power or other authority over the Legal Proceeding, except for the settlement or compromise consent set forth above.

6.14 Financing.

(a) Each of the Parent and the Purchaser shall use, and shall cause its Affiliates to use, reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and obtain the Financing (or any permitted replacement, amended, modified or alternative financing, including any permitted Replacement Commitment Facility) on the terms and subject only to the conditions (including the market flex provisions) set forth in the Financing Letters, including using reasonable best efforts to (i) maintain in effect and comply with the Financing Letters (or any permitted replacement, amended, modified or alternative financing, including any permitted Replacement Commitment Facility), (ii) negotiate and enter into definitive agreements with respect to the Debt Financing (or any permitted replacement, amended, modified or alternative financing, including any permitted Replacement Commitment Facility) on the terms and subject only to the conditions (including the market flex provisions) set forth in the Debt Commitment Letter, (iii) satisfy (and cause its Affiliates to satisfy) on a timely basis all conditions applicable to the Parent and its Affiliates in the Financing Letters and the definitive agreements related thereto (or, if necessary or deemed advisable by the Parent, seek the waiver of conditions applicable to the Parent and the Purchaser contained in such Financing Letter or such definitive agreements related thereto), (iv) consummate the Financing at or prior to the Closing Date, (v) enforce its rights under the Financing Letters and the definitive agreements relating to the Financing and (vi) comply with its covenants and other obligations under the Financing Letters and the definitive agreements relating to the Financing. The Parent shall not, and shall not permit any of its Affiliates to, take any action not otherwise required under this Agreement that is a breach of, or would result in termination of, any of the Financing Letters. The Parent, the Purchaser and the Guarantor shall not, without the prior written consent of the Company, agree to or permit any termination of or amendment, supplement or modification to be made to, or grant any waiver of any provision under, the Financing Letters (including by entering into any Replacement Facility Commitment Letter) or the definitive agreements relating to the Financing if such termination, amendment, supplement, modification or waiver would (A)(1) reduce (or could have the effect of reducing) the aggregate amount of any portion of the Financing (including by increasing the amount of fees to be paid or original issue discount) or (2) reduce the amount of Equity Financing unless the Debt Financing or alternative financing is increased by a corresponding amount no later than the date of such amendment, modification or waiver and, after giving effect thereto, the representations and warranties set forth in Section 4.5 shall be true and correct, so long as in the case of any alternative financing, the terms thereof are of the type that would not constitute a Prohibited Amendment under clauses (B) or (C) below, (B) adversely impact the ability of Parent or Purchaser, as applicable, to enforce its rights against other parties to the Financing Letters or the definitive agreements with respect to the Financing or (C) impose new or additional conditions precedent to the availability of the Financing or otherwise expand, amend or modify any of the conditions precedent to the Financing, or otherwise expand, amend or modify any other provision of the Financing Letters in a manner that could reasonably be expected to delay or prevent or make less likely to occur the funding of the Financing (or satisfaction of the conditions to the Financing) on the Closing Date (the amendments described in the foregoing clauses (A), (B) and (C), the “Prohibited Amendments”). The Parent shall deliver to the Company true and complete copies of any amendment, modification, supplement, consent or waiver to or under any Financing Letter or the definitive agreements relating to the Financing promptly upon execution thereof other than (1) correcting typographical errors, or (2) any amendments or modifications to the terms that have been redacted under the Redacted Fee Letter.

(b) The Parent shall keep the Company informed on a current basis and in reasonable detail, upon written request by the Company, of the status of its efforts to arrange the Debt Financing and provide to the Company drafts (reasonably in advance of execution) and thereafter complete, correct and executed copies of the material definitive documents for the Debt Financing. The Parent and the Purchaser shall give the Company prompt notice (i) of any actual breach, default (or any event that, with or without notice, lapse of time or both, would reasonably be expected to give rise to any default or breach), termination, cancellation or repudiation by any party to any of the Financing Letters or definitive documents related to the Financing of which the Parent or the Purchaser becomes aware, (ii) of the receipt of any written notice or other written communication from any Financing source with respect to any (A) actual breach, default, termination, cancellation or repudiation by any party to any of the Financing Letters or any definitive document related to the Financing of any provisions of the Financing Letters or any definitive document related to the Financing or (B) material dispute or disagreement between or among any parties to any of the Financing Letters or any definitive document related to the Financing with respect to the conditionality or amount of the Financing, the obligation to fund the Financing or the amount of the Financing to be funded at the Closing (but excluding ordinary course negotiations) and (iii) of the occurrence of an event or development that could reasonably be expected to adversely impact the ability of the Parent or the Purchaser to obtain all or any portion of the Financing contemplated by the Financing Letters on the terms and conditions, in the manner and from the sources contemplated by any of the Financing Letters or the definitive documents related to the Financing (or if at any time for any other reason Parent or Purchaser believes that it will not be able to obtain all or any portion of the Financing contemplated by the Financing Letters on the terms and conditions, in the manner and from the sources contemplated by any of the Financing Letters or the definitive documents related to the Financing). As soon as reasonably practicable, but in any event within three Business Days of the date the Company delivers to the Parent or the Purchaser a written request, the Parent and the Purchaser shall provide any information reasonably requested by the Company relating to any circumstance referred to in the immediately preceding sentence. If any portion of the Debt Financing becomes unavailable on the terms and conditions (including any applicable market flex provisions) contemplated by the Debt Commitment Letter and any alternative financing (so long as the terms thereof are of the type that would not constitute a Prohibited Amendment), and such portion is required to fund the Offer Price or the Merger Consideration and all fees, expenses and other amounts contemplated to be paid by the Parent pursuant to this Agreement, or the Parent becomes aware of any event or circumstance that could reasonably be expected to make any such portion of the Debt Financing unavailable on the terms and conditions (including any applicable market flex provisions) contemplated by the Debt Commitment Letter, the Parent shall promptly notify the Company in writing and the Parent and the Purchaser shall use their reasonable best efforts to arrange and obtain in replacement thereof, and negotiate and enter into definitive agreements with respect to, alternative financing from alternative Debt Financing Sources in an amount sufficient to consummate the Transactions with terms and conditions (including market flex provisions) not materially less favorable, taken as a whole, to the Parent and the Purchaser (or their respective Affiliates) than the terms and conditions set forth in the Debt Commitment Letter, as promptly as practicable following the occurrence of such event. The Parent shall deliver to the Company true and complete copies of all contracts, agreements or other arrangements (including in connection with any Second Lien Giveaway or Replacement Commitment Facility, and in each case with any Redacted Fee Letter) pursuant to which any such alternative Debt Financing Source shall have committed to provide any portion of the Debt Financing. For purposes of this Section 6.14, (w) references to the “Financing” shall include the financing contemplated by the Financing Letters as permitted to be amended, modified, supplemented or replaced by this Section 6.14, (x) references to the “Debt Commitment Letter” shall include such documents as permitted to be amended, modified, supplemented or replaced by this Section 6.14, (x) references to “Debt Financing” shall include the debt financing contemplated by the Debt Commitment Letter as permitted to be amended, modified, supplemented or replaced by this Section 6.14 and (z) references to “Debt Financing Sources” shall include Persons providing or arranging the alternative financing or Replacement Commitment Facility (as applicable).

(c) Prior to the Closing Date, the Company shall use its reasonable best efforts to provide, and to cause its Subsidiaries to provide, to Parent and the Purchaser, in each case at Parent’s sole cost and expense, such reasonable cooperation as is customary and reasonably requested by Parent in connection with the arrangement and syndication and consummation of the Debt Financing, including using its reasonable best efforts to (i) furnish to Parent and Purchaser and their Debt Financing Sources the Required Information, (ii) (A) have the Company designate members of senior management of the Company to execute customary authorization and management representation letters (collectively, the “Debt Financing Authorization Letters”) with respect to Company information included in a customary confidential information memorandum for a syndicated bank financing; provided that such Debt Financing Authorization Letters shall provide that (A) Company, and each of its respective Representatives and Affiliates shall not have any liability of any kind or nature resulting from the use of information contained in any marketing material and (B) the recipient of such letters of authorizations agrees that it shall be entitled to rely only on the representations and warranties contained in the definitive documentation with respect to the Debt Financing; and (B) cause management of the Company to participate in a reasonable number of meetings (which may be virtual), presentations, road shows, sessions (upon reasonable request) with rating agencies, due diligence sessions, drafting sessions and sessions between senior management and the Debt Financing Sources, (iii) provide reasonable and customary assistance with the preparation of materials for rating agency presentations, road shows, bank information memoranda, private placement memoranda and other customary marketing materials and provide reasonable cooperation with the due diligence efforts of the Debt Financing Sources to the extent reasonable and customary (subject to the limitations contained in Section 6.3 hereof ), (iv) (A) to request such documents as are reasonably requested by Parent or its Debt Financing Sources relating to the repayment, discharge and termination of any existing indebtedness of the Company and its Subsidiaries to be repaid on the Closing Date and the release of related liens and related guarantees, including the Payoff Letters for the Payoff Indebtedness and (B) provide at least four (4) Business Days prior to the Closing Date all documentation and other information that is required in connection with the Debt Financing under applicable “beneficial ownership” regulations, by U.S. bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including without limitation the USA PATRIOT Act, relating to the Company or any of its Subsidiaries, in each case as reasonably requested by Parent at least ten (10) Business Days prior to the Closing Date, (v) assist in the preparation, executing and delivering of definitive financing documents, including guarantee and collateral documents and customary closing certificates as may be required by the Debt Financing Sources (provided that no officers of the Company that will not be continuing officers, acting in such capacity, shall be required to execute any solvency certificate) and other customary documents as may be reasonably requested by Parent and cooperate to facilitate the pledging of, granting of security interests in and obtaining perfection of any liens on, collateral in connection with the Debt Financing, but in no event shall any of the foregoing be effective until as of or after the Closing, (vi) cooperate with Parent, and taking all corporate actions or other similar actions reasonably necessary to permit the consummation of the Financing, (vii) use reasonable best efforts to assist Parent in requesting legal opinions from local outside counsel as reasonably requested by Parent for financings similar to the Financing and (viii) use commercially reasonable efforts to assist Parent in benefiting from the existing lending relationships of the Companies and the Companies’ Subsidiaries. For the avoidance of doubt, in no event shall the Company be required to provide (A) any information regarding any post-Closing or pro forma financial statements, post-Closing pro forma adjustments desired to be incorporated into any information used in connection with the Financing (including any synergies or cost savings), projections, ownership or an as-adjusted capitalization table or any financial statements or information not available to the Company and prepared in the ordinary course of its financial reporting practice, (B) any description of all or any component of the Financing or other information customarily provided by the Debt Financing Sources or their counsel, (C) subsidiary financial statements, “segment reporting” or any other information of the type required by Rule 3-09, Rule 3-10 or Rule 3-16 of Regulation S-X; provided, however, that certain customary metrics related to non-guarantors shall be provided, (D) other information not reasonably available to the Company and its Subsidiaries under its current internal control and reporting systems or (E) other information customarily excluded from a confidential information memorandum for a syndicated bank financing. Such requested cooperation shall not, in the Company’s reasonable judgment, unreasonably interfere with the ongoing business or operations of the Company and any of its Subsidiaries. In no event shall the Company or any of its Subsidiaries be required to bear any cost or expense, pay any commitment or other fee, enter into any definitive agreement (other than the Debt Financing Authorization Letters), incur any other liability or obligation, make any other payment or agree to provide any indemnity in connection with the Financing or any of the foregoing prior to the Effective Time. In addition, nothing in this Section 6.14 shall require any action that would conflict with or violate the Company’s or any of its Subsidiaries’ organizational documents or any laws or result in, prior to the Effective Time, the contravention of, or that would reasonably be expected to result in, prior to the Effective Time, a violation or breach of, or default under, any contract to which the Company or any of its Subsidiaries is a party; provided that each of the Company and its Subsidiaries, as applicable, shall provide Parent with a reasonably detailed description and summary of the information not provided. For the avoidance of doubt, none of the Company or its Subsidiaries or their respective officers, directors (with respect to any Subsidiary of the Company) or employees shall, other than with respect to the Debt Financing Authorization Letters, be required to execute or enter into or perform any agreement, certificate or document with respect to the Financing contemplated by the Financing Letters that is not contingent upon the Closing or that would be effective prior to the Closing and no directors of the Company that will not be continuing directors, acting in such capacity, shall be required to execute or enter into or perform any agreement, or to pass any resolutions or consents, with respect to the Financing, except for any customary authorization letters in accordance with the terms of this Section 6.14(c). Parent shall promptly, upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs and expenses (including (A) reasonable attorneys’ fees and (B) fees and expenses of the Company’s accounting firms engaged to assist in connection with the Financing) incurred by the Company or any of its Subsidiaries or any of their respective Representatives in connection with the Financing, including the cooperation of the Company or any of its Subsidiaries or any of their respective Representatives contemplated by this Section 6.14 and the compliance by the Company or any of its Subsidiaries or any of their respective Representatives with its obligations under this Section 6.14, and shall indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the arrangement of the Financing and any information used in connection therewith, including compliance by the Company or any of its Subsidiaries or any of their respective Representatives with its obligations under this Section 6.14. Nothing contained in this Section 6.14 or otherwise shall require the Company or any of its Subsidiaries to be an issuer or obligor with respect to the Debt Financing prior to the Effective Time. The Company hereby consents to the use of its and its Subsidiaries’ logos in connection with the Debt Financing, so long as such logos are (i) used solely in a manner that is customary for such purpose and not intended, or reasonably likely, to harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of any of them; (ii) used solely in connection with a description of the Company and its Subsidiaries, their business and products or the transactions contemplated by this Agreement; and (iii) are used in a manner consistent with the other terms and conditions that the Company and its Subsidiaries reasonably impose. Notwithstanding anything to the contrary herein, any breach (other than a Willful Breach) by the Company or any its Subsidiaries of their obligations under Section 6.14(c) shall not constitute a breach of this Agreement for purposes of Article VII, Section 8.01 or Section 8.03.

(d) The Parent shall, and shall cause its Affiliates to, refrain from taking, directly or indirectly, any action that could reasonably be expected to result in the failure of any of the conditions contained in the Financing Letters or in any definitive agreement relating to the Financing. The Parent and the Purchaser acknowledge and agree that, notwithstanding the Company’s obligations under Section 6.14(c), none of the obtaining of the Financing or any permitted alternative financing, or the completion of any issuance of securities contemplated by the Financing, is a condition to the Offer, the Acceptance Time or the Closing, and reaffirm their obligation to consummate the transactions contemplated by this Agreement irrespective and independently of the availability of the Financing or any permitted alternative financing or the completion of any such issuance, subject to the applicable conditions set forth in Annex I.

(e) All non-public or otherwise confidential information regarding the Company or any of its Subsidiaries obtained by the Parent or its Representatives pursuant to clause (c) above shall be kept confidential in accordance with the Confidentiality Agreement; provided that, upon prior notice to the Company, the Parent may provide such information to potential sources of capital and to rating agencies and prospective lenders and investors during syndication of the Debt Financing (including any permitted alternative financing) subject to customary confidentiality arrangements with such Persons regarding such information. Notwithstanding anything to the contrary set forth herein or in the Confidentiality Agreement, the Parent may not, without the written consent of the Company (which consent shall not unreasonably be withheld), disclose any material non-public or otherwise confidential information regarding the Company and its Subsidiaries in connection with the Debt Financing or otherwise, and any disclosure of such information made with the written consent of the Company shall be subject to any conditions required by the Company with respect thereto (it being understood that pro forma information with respect to historical periods shall not be deemed to be material non-public or otherwise confidential information regarding the Company and its Subsidiaries).

6.15 Existing Notes. Prior to the Closing, if requested in writing by the Parent, the Company shall, and shall cause its Subsidiaries to, reasonably cooperate with Parent to, and use reasonable best efforts to, take such actions as are necessary to effect, either (a) the satisfaction and discharge on the Closing Date of all the outstanding aggregate principal amount of Existing Notes (the “Discharge”) or (b) the conditional redemption of all of the outstanding aggregate principal amount of the Existing Notes pursuant to the applicable provisions of the Existing Indenture at the Effective Time (the “Redemption”); provided, that any such Redemption and/or Discharge, and all notices with respect thereto, must be conditioned on the occurrence of the Closing or shall occur on or after the Closing Date. Parent shall ensure that, at or prior to the Effective Time, the Company has all funds necessary in connection with any such Redemption and/or Discharge. At the Parent’s reasonable written request, the Company shall, and shall cause its Subsidiaries to, use reasonable best efforts to: (i) assist the Parent in preparing and issuing notices (including any required publication) of the Redemption (“Redemption Notices”) or irrevocable instructions relating to the Discharge (“Discharge Instructions”) with respect to the Existing Notes pursuant to the requisite provisions of the Existing Indenture at least 30 days but not more than 60 days before the Closing Date (provided that the trustee under the Existing Indenture shall receive at least three (3) Business Days (as defined in the Existing Indenture) prior notice); (ii) give, or request the trustee under the Existing Indenture to give, to holders of the Existing Notes any such Redemption Notices or Discharge Instructions in accordance with the Existing Indenture, and shall provide the trustee with any officer’s certificate required by the Existing Indenture in connection therewith; (iii) cooperate with Parent pursuant to the terms of the Existing Indenture to facilitate the Discharge of the Existing Indenture, to the extent such Discharge is permitted by the Existing Indenture, (iv) cause the trustee of the Existing Notes to cooperate with Parent to facilitate the Redemption or the Discharge and (v) cooperate with Parent to, prepare all notices and documentation related to, and facilitate, the release of all Liens securing the Existing Notes on the Closing Date. The Parties hereby agree that neither the Company nor any of the Company Subsidiaries shall be required to pay or deposit any amounts required in connection with the Redemption or the Discharge, except to the extent such amounts have been previously provided by Parent to the Company or the Company’s Subsidiaries, as applicable. Notwithstanding anything to the contrary in this Agreement, neither the Company nor the Company’s counsel shall be required to provide any legal opinions in connection with the transactions contemplated by this Section 6.15. Parent shall promptly, upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by the Company or any of its Subsidiaries or any of their respective Representatives in connection with this Section 6.15 and the compliance by the Company or any of its Subsidiaries or any of their respective Representatives with its obligations under this Section 6.15, and shall indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the compliance by the Company or any of its Subsidiaries or any of their respective Representatives with its obligations under this Section 6.15.

6.16 Director Resignations. The Company shall use reasonable best efforts to obtain and deliver to Parent at the Closing resignations, effective as of the Effective Time, executed by each of the directors of the Company designated by Parent in writing to the Company not less than five days prior to the Closing (if any).

ARTICLE VII

CONDITIONS TO MERGER

7.1 Conditions to Each Party’s Obligation To Effect the Merger. The respective obligations of each party hereto to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of the following conditions (provided that no party may invoke the failure or nonsatisfaction of either such condition if the failure of such party (or any Affiliate of such party) to fulfill any obligation under this Agreement has been a principal cause of or resulted in the failure or nonsatisfaction of such condition):

(a) Completion of the Offer. The Parent or the Purchaser shall have irrevocably accepted for purchase all shares of Company Common Stock validly tendered (and not validly withdrawn) pursuant to the Offer.

(b) No Injunctions. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Legal Impediment which is in effect and which has the effect of making the Merger or the other transactions contemplated hereby illegal or otherwise enjoining, restraining, preventing or prohibiting consummation of the Merger or the other transactions contemplated hereby.

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1 Termination. This Agreement may be terminated and the Offer and the Merger may be abandoned (with respect to Sections 8.1(b) through 8.1(i), by written notice by the terminating party to the other party):

(a) by mutual written consent of the Parent and the Company at any time prior to the Acceptance Time;

(b) by either the Parent or the Company at any time prior to the Acceptance Time and after the Outside Date if the Acceptance Time shall not have occurred on or before the Outside Date (provided, that the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to any party hereto if the material failure of such party (or any Affiliate of such party) to fulfill any obligation under this Agreement has been a proximate cause the Acceptance Time to occur on or before the Outside Date);

(c) by either the Parent or the Company at any time prior to the Acceptance Time if a Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Legal Impediment (and, in the case of any Legal Impediment that is a Governmental Order, such Governmental Order has become final and nonappealable), in each case having the effect of permanently restraining, enjoining, making illegal or otherwise prohibiting the acceptance for payment of, and payment for, shares of Company Common Stock pursuant to the Offer or consummation of the Merger or the other transactions contemplated hereby; provided, however, that a party hereto shall not be permitted to terminate this Agreement pursuant to this Section 8.1(c) if the material failure of such party (or any Affiliate of such party) to fulfill any obligation under this Agreement has been a proximate cause of any such Legal Impediment;

(d) by the Parent or the Company if the Offer (as it may have been extended pursuant to Section 1.1(b)) expires as a result of the non-satisfaction of one or more of the Offer Conditions, including the Minimum Condition, or is terminated or withdrawn prior to the Acceptance Time, in each case, without the Purchaser having accepted for purchase any shares of Company Common Stock validly tendered (and not validly withdrawn) pursuant to the Offer; provided, however, that a party hereto shall not be permitted to terminate this Agreement pursuant to this Section 8.1(d) if the material failure of such party (or any Affiliate of such party) to fulfill any obligation under this Agreement has been a proximate cause of the non-satisfaction of any Offer Condition;

(e) by the Parent, prior to the Acceptance Time, if the Company shall have effected a Company Board Recommendation Change;

(f) by the Company, at any time prior to the Acceptance Time, in the event that: (i) the Company shall have received a Superior Proposal that did not result from a material breach of Section 6.1(a); (ii) the Company Board shall have complied in all material respects with Section 6.1(b) with respect to such Superior Proposal, (iii) the Company Board has authorized the Company to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal, (iv) substantially concurrently with the termination of this Agreement, the Company enters into such Alternative Acquisition Agreement and (v) the Company pays to the Parent the Termination Fee in accordance with Section 8.3(b);

(g) by the Parent, prior to the Acceptance Time, if there has been a breach or inaccuracy of, or failure to perform or comply with, any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, which breach, inaccuracy or failure (i) would cause the conditions set forth in clauses (c)(ii) or (c)(iii) of Annex I not to be satisfied, and (ii) shall not have been cured within 20 days following receipt by the Company of written notice of such breach, inaccuracy or failure from the Parent; provided that neither the Parent nor the Purchaser is then in breach of any representation, warranty or covenant under this Agreement such that would permit the Company to terminate this Agreement pursuant to Section 8.1(h);

(h) by the Company, prior to the Acceptance Time, if there has been a breach or inaccuracy of, or failure to perform or comply with, any representation, warranty, covenant or agreement on the part of the Parent or the Purchaser set forth in this Agreement, which breach, inaccuracy or (i) shall have had, or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect and (ii) shall not have been cured within 20 days following receipt by the Parent of written notice of such breach, inaccuracy or failure from the Company; provided that the Company is not then in breach of any representation, warranty or covenant under this Agreement such that would permit the Parent to terminate this Agreement pursuant to Section 8.1(g);

(i) by the Company if, for any reason, the Purchaser shall have failed to commence the Offer by the date that is fifteen (15) Business Days after the date of this Agreement; or

(j) by the Company if (i) all of the Offer Conditions have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Acceptance Time, but subject to such conditions being able to be satisfied), (ii) the Company has delivered written notice to the Parent to such effect and (iii) the Purchaser shall have failed to consummate (as defined in Section 251(h) of the DGCL) the Offer and the Merger within two (2) Business Days of the receipt by the Parent of such notice.

8.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall immediately become void and there shall be no liability or obligation on the part of the Parent, the Company, the Purchaser or their respective Representatives, stockholders or Affiliates; provided that, subject to Section 8.3(d), (a) any such termination shall not relieve the Company from liability for any Willful Breach and (b) the provisions of Section 6.3(a) (Confidentiality; Access to Information), this Section 8.2 (Effect of Termination), Section 8.3 (Fees and Expenses), Article IX (Defined Terms) and Article X (Miscellaneous) (including, for the avoidance of doubt, Section 10.10(c)), and the expense reimbursement and indemnification provisions of Section 6.14(c) and Section 6.15 shall remain in full force and effect and survive any termination of this Agreement. Nothing shall limit or prevent any party from exercising any rights or remedies it may have under Section 10.10(b) (prior to the valid termination of this Agreement) in lieu of terminating this Agreement pursuant to Section 8.1.

8.3 Fees and Expenses.

(a) Except as set forth in this Section 8.3 or as otherwise expressly provided in this Agreement, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees and expenses, whether or not the Offer or the Merger is consummated.

(b) The Company shall pay the Parent the Termination Fee in the event that this Agreement is validly terminated:

(i) by the Parent pursuant to Section 8.1(e);

(ii) by the Company pursuant to Section 8.1(f); or

(iii) by either the Parent or the Company pursuant to Section 8.1(b) or 8.1(d), if (A) before the date of such termination, an Acquisition Proposal shall have been publicly announced or made known to the Company and, in each case, not withdrawn prior to such termination and (B) within 12 months after the date of termination, the Company shall have (1) consummated the transactions contemplated by any Acquisition Proposal or (2) entered into any Alternative Acquisition Agreement with respect to an Acquisition Proposal that is subsequently consummated; provided, however, that, for purposes of this Section 8.3(b), all references to “20%” and “80%” in the definition of “Acquisition Proposal” shall be deemed to be references to “50%”. Any fee due under Section 8.3(b)(i) shall be paid to the Parent by wire transfer of same-day funds within two Business Days after the date of termination of this Agreement. Any fee due under Section 8.3(b)(ii) shall be paid to the Parent by wire transfer of same-day funds on or before the date of termination of this Agreement. Any fee due under Section 8.3(b)(iii) shall be paid to the Parent by wire transfer of same-day funds within two Business Days after the date on which the transaction referenced in clause (B) of Section 8.3(b)(iii) is consummated. In no event shall the Company be required to pay the Termination Fee on more than one occasion, whether or not the Termination Fee may be payable under more than one provision of this Agreement at the same or at different times and the occurrence of different events.

(c) In the event that the Company shall terminate this Agreement pursuant to Section 8.1(h) or Section 8.1(j) (or the Company or the Parent shall terminate this Agreement pursuant to Section 8.1(b) under circumstances in which the Company would have been entitled to terminate the Agreement pursuant to Section 8.1(h) or Section 8.1(j)), then the Parent shall pay to the Company, within two Business Days following such termination, the Parent Termination Fee, it being understood that in no event shall the Parent be required to pay the Parent Termination Fee on more than one occasion, whether or not the Parent Termination Fee may be payable under more than one provision of this Agreement at the same or at different times and the occurrence of different events.

(d) Each of the parties hereto acknowledges that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, that the parties hereto would not enter into this Agreement absent such agreements and that each of the Termination Fee and the Parent Termination Fee is not a penalty. Accordingly, if the Company or the Parent, as the case may be, fails to timely pay any amount due pursuant to this Section 8.3, and, in order to obtain the payment, the Parent or the Company, as the case may be, commences a suit, action or proceeding which results in a judgment against the other party, with respect to the Parent or the Purchaser, or parties, with respect to the Company, for the payment set forth in this Section 8.3, such paying party shall pay the other party or parties, as applicable, its or their reasonable and documented out-of-pocket costs and expenses (including reasonable and documented attorneys’ fees) in connection with such suit, action or proceeding, together with interest on such amount at the prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received.

8.4 Amendment. This Agreement may be amended at any time by the parties hereto, by action taken or authorized by their respective Boards of Directors to the extent permitted by law; provided that following the Acceptance Time, this Agreement may not be amended in any manner that causes the Merger Consideration to differ from the Offer Price. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Notwithstanding anything to the contrary contained herein, Section 10.4 (Third Party Beneficiaries), Section 10.5 (Assignment), Section 10.9 (Governing Law), Section 10.10 (Remedies), Section 10.11 (Submission to Jurisdiction), Section 10.12 (WAIVER OF JURY TRIAL), Section 10.15 (Non-Recourse) and this last sentence of Section 8.4 (and any other provision of this Agreement to the extent an amendment, supplement, waiver or other modification of such provision would modify the substance of such sections) may not be amended, waived, modified or supplemented in any manner to the extent such amendment, waiver, supplement or other modification is adverse to the Debt Financing Sources without the prior written consent of the Debt Financing Sources.

8.5 Extension; Waiver. At any time prior to the Acceptance Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein, except that the Minimum Condition and the condition in clause (c)(v) of Annex I may only be waived by Purchaser with the prior written consent of the

Company in its sole and absolute discretion, unless otherwise required by applicable law. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. Such extension or waiver shall not apply to any time for performance, inaccuracy in any representation or warranty, or noncompliance with any agreement or condition, as the case may be, other than that which is specified in the extension or waiver. The failure of any party hereto to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

ARTICLE IX

DEFINED TERMS

The following capitalized terms shall have the respective meanings set forth below:

“Acceptance Time” means the time at which the Purchaser irrevocably accepts for purchase all shares of Company Common Stock validly tendered (and not validly withdrawn) pursuant to the Offer.

“Acquisition Proposal” means any offer, proposal or similar indication of interest (other than an offer, proposal or indication of interest made or submitted by or on behalf of Parent or any of its Subsidiaries) for any transaction or series of related transactions (other than the Offer or the Merger or any transaction(s) involving solely the Company and/or one or more Subsidiaries of the Company) for (a) any merger, consolidation, amalgamation, share exchange, business combination, joint venture, issuance of securities, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or other similar transaction (i) in which a Person or “group” (as defined in the Exchange Act and the rules thereunder) of Persons acquires beneficial or record ownership of securities (or instruments convertible into or exercisable or exchangeable for, such securities) representing 20% or more of the outstanding voting power of the Company or, if the Company is not a surviving entity in such transaction, of the surviving entity in such transaction involving the Company or (ii) in which the Company issues securities (or instruments convertible into or exercisable or exchangeable for, such securities) representing 20% or more of the outstanding voting power of the Company or, if the Company is not a surviving entity in such transaction, the surviving entity in such transaction involving the Company; (b) any sale, lease, exchange, transfer, exclusive license, exclusive sublicense, acquisition or disposition of the assets of any business or businesses that constitute or account for 20% or more of the consolidated net revenues or consolidated net income (measured based on the 12 full calendar months prior to the date of determination) or consolidated assets (measured based on fair market value as of the last day of the most recently completed calendar month) of the Company and its Subsidiaries (taken as a whole); or (c) any combination of the foregoing.

“Affiliate” when used with respect to any Person, means any other Person who is an “affiliate” of that first Person within the meaning of Rule 405 promulgated under the Securities Act, except as otherwise set forth in Section 4.6.

“Agreement” has the meaning set forth in the preamble.

“Alternative Acquisition Agreement” has the meaning set forth in Section 6.1(b)(ii).

“Antitrust Laws” means the HSR Act, the Sherman Act, the Clayton Act, the Federal Trade Commission Act, and any other applicable federal, state or foreign law, regulation or decree designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade.

“Bankruptcy and Equity Exception” has the meaning set forth in Section 3.4(a).

“Business Day” means any day on which the principal offices of the SEC in Washington, DC are open to accept filings other than a day on which banking institutions located in Boston, Massachusetts or New York, New York are permitted or required by law, executive order or governmental decree to remain closed.

“Capitalization Date” means the close of business on February 18, 2022.

“Certificate” means a certificate that immediately prior to the Effective Time represents shares of Company Common Stock.

“Certificate of Merger” has the meaning set forth in Section 2.2.

“Change in Circumstances” means any event, change, effect, circumstance, development, condition or occurrence (other than an Acquisition Proposal) that (a) individually or in the aggregate, is material to the Company and its Subsidiaries, taken as a whole, and that is not known or reasonably foreseeable (or the magnitude of which is not known or reasonably foreseeable) to or by the Company Board as of the date of this Agreement, which event, change, effect, circumstance, development, condition or occurrence (or the magnitude of which) becomes known to or by the Company Board prior to the Acceptance Time and (b) does not relate to an Acquisition Proposal; provided, however, that changes in the market price or trading volume of the Company Common Stock or any other securities of the Company, changes in the credit rating of the Company, or the fact that the Company meets or exceeds internal or published estimates, projections, forecasts, predictions or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in each case, shall not be taken into account in determining whether a Change in Circumstance has occurred (it being understood that the facts or occurrences giving rise or contributing to such changes or facts may be taken into account to the extent not otherwise excluded).

“Closing” means the closing of the Merger.

“Closing Date” means the date on which the Closing occurs.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the preamble.

“Company Balance Sheet” means the consolidated audited balance sheet of the Company as of December 31, 2021.

“Company Board” means the Board of Directors of the Company (together with any duly constituted and authorized committee thereof).

“Company Board Recommendation Change” has the meaning set forth in Section 6.1(b)(i).

“Company Common Stock” means the common stock, par value $0.01 per share, of the Company.

“Company Disclosure Schedule” means the disclosure schedule delivered by the Company to the Parent and the Purchaser and dated as of the date of this Agreement.

“Company Employee Plans” means any “employee benefit plan” within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA) and any other plan, policy, agreement or arrangement involving employment, insurance coverage, welfare benefit, severance benefits, fringe benefits, disability benefits, deferred compensation, bonuses (whether in cash, equity or other form), restricted stock, restricted stock units, stock options, stock purchase, phantom equity, stock appreciation, incentive compensation, and retirement sponsored, maintained, contributed to or required to be contributed to by the Company or any of its Subsidiaries or an ERISA Affiliate or for the benefit of, or relating to, any current or former employee or individual service provider of the Company or any of its Subsidiaries or an ERISA Affiliate, but excludes any plan, agreement, or arrangement required to be maintained, in whole or in part, by non-U.S. law.

“Company Employees” means each employee of the Company and its Subsidiaries.

“Company ESPP” means the Employee Stock Purchase Plan most recently amended and restated February 23, 2021.

“Company Intellectual Property” means any Intellectual Property owned or purported to be owned by the Company or its Subsidiaries.

“Company IT Systems” means devices, computers, Software, hardware, servers, networks, workstations, routers, hubs, circuits, switches, data communication lines, and other information technology equipment used by or on behalf the Company or its Subsidiaries in the conduct of their business.

“Company Leases” means the leases, subleases or licenses pursuant to which the Company or any of its Subsidiaries leases, subleases or licenses from third parties any real property.

“Company Material Adverse Effect” means any event, change, effect, circumstance, development, condition or occurrence that (a) would reasonably be expected to prevent or delay beyond the Outside Date the closing of the Offer, or (b) has had, or would reasonably be expected to have, a material adverse effect on the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that, for purposes of this clause (b), no event, change, effect, circumstance, development, condition or occurrence (by itself or when aggregated or taken together with any and all other events, changes, effects, circumstances, developments, conditions or occurrences) directly or indirectly resulting from, arising out of, attributable to, or related to any of the following shall be deemed to be or constitute a “Company Material Adverse Effect,” and no event, change, effect, circumstance, development, condition or occurrence (by itself or when aggregated or taken together with any and all other such events, changes, effects, circumstances, developments, conditions or occurrences) directly or indirectly resulting from, arising out of, attributable to, or related to any of the following shall be taken into account when determining whether a “Company Material Adverse Effect” has occurred or may, would or could occur: (i) general economic conditions (or changes in such conditions) in the United States or any other country or region in the world, or conditions in the global economy generally; (ii) conditions (or changes in such conditions) in the securities markets, credit markets, currency markets or other financial markets in the United States or any other country or region in the world in which the Company or any of its Subsidiaries has operations, including (i) changes in interest rates in the United States or any other country or region in the world in which the Company or any of its Subsidiaries has operations and changes in exchange rates for the currencies of any countries and (ii) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world in which the Company or any of its Subsidiaries has operations; (iii) conditions (or changes in such conditions) in the industries in which the Company and its Subsidiaries conduct business; (iv) political conditions (or changes in such conditions) in the United States or any other country or region in the world or acts of war, sabotage or terrorism (including any material escalation or material worsening of any such acts of war, sabotage or terrorism) in the United States or any other country or region in the world in which the Company or any of its Subsidiaries has operations; (v) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires, weather conditions, natural or man-made disasters, emergencies, calamities, epidemics, pandemics, disease outbreaks, other acts of God or other force majeure events in the United States or any other country or region in the world, or any law, regulation, statute, directive, pronouncement or guideline issued by a Governmental Entity, the World Health Organization or industry group providing for business closures, “sheltering-in-place,” curfews or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak (including COVID-19) or any change in such law, regulation, statute, directive, pronouncement or guideline or interpretation thereof or any worsening of such conditions; (vi) any COVID-19 Measures or COVID-19 Responses; (vii) the announcement of this Agreement or the pendency of the transactions contemplated hereby; (viii) any actions taken or failure to take action, in each case, to which the Parent has approved, consented to or requested in writing prior to the taking of, or the failure to take, such action; or compliance with the terms of, or the taking of any action required or contemplated by, this Agreement; or the failure to take any action prohibited by this Agreement; (ix) changes in law or changes in GAAP or other comparable accounting standards (or the binding interpretation any of the foregoing); (x) changes in the Company’s stock price or the trading volume of the Company’s stock, or any failure by the Company to meet any public estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, or any failure by the Company or any of its Subsidiaries to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (but not, in each case, the underlying cause of such changes or failures, unless such changes or failures would otherwise be excepted from this definition); or (xi) any legal proceedings made or brought by any of the current or former stockholders of the Company (on their own behalf or on behalf of the Company) against the Company, the Purchaser, the Parent or any of their directors or officers, including legal proceedings arising out of the Offer, the Merger or in connection with any other transactions contemplated by this Agreement; except to the extent any such event, change, effect, circumstance, development, condition or occurrence directly or indirectly resulting from, arising out of, attributable to or related to the matters described in the foregoing clauses (i) through (vi) and (ix) disproportionately adversely affects in a material respect the Company and its Subsidiaries, taken as a whole, as compared to other similarly situated companies that conduct business in the countries and regions in the world and in the industries in which the Company and its Subsidiaries conduct business (in which case, such adverse effects (if any) shall be taken into account when determining whether a “Company Material Adverse Effect” has occurred or may, would or could occur solely to the extent they are disproportionate in any respect).

“Company Material Contract” means (a) each Contract (i) under which the Company and its Subsidiaries paid in excess of $10,000,000 in the aggregate, in calendar year 2021, or are expected to pay in excess of $10,000,000 in the aggregate in calendar year 2022, or (ii) under which the Company and its Subsidiaries received in excess of $7,000,000 in the aggregate in calendar year 2021, or are expected to receive in excess of $7,000,000 in the aggregate in calendar year 2022, (b) any non-competition or other agreement that prohibits or otherwise restricts, in any material respect, the Company or any of its Subsidiaries from freely engaging in any business or in any geographic area, (c) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to the Company and its Subsidiaries, (d) any joint venture, partnership, limited liability company agreement or other similar Contract relating to the formation, creation, operation, management or control of any joint venture, partnership or limited liability company, other than any such Contract solely between the Company and any of its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries; (e) each indemnification or employment Contract with any director, officer or employee of the Company or any of its Subsidiaries, other than offer letters that provide for “at will” employment without severance or other post-termination compensation or benefits (other than as required by applicable non-U.S. law); (f) each Contract evidencing Indebtedness of the Company of any of its Subsidiaries with an outstanding principal balance exceeding $250,000 (other than Indebtedness owed solely among the Company and its Subsidiaries); (g) any Contract that (A) grants any rights of first refusal, rights of first negotiation, right of first offer, or other similar rights to any Person with respect to the sale of any material assets, rights or properties of the Company or any of its Subsidiaries or (B) contains take or pay provisions (committing a person to buy a minimum quality of goods or services provided by another person); (h) other than any license of sublicense of Intellectual Property, each material “single source” supply contract pursuant to which goods or materials are supplied to the Company for any of its Subsidiaries from an exclusive source; (i) any Contract that expressly obligates the Company or any of its Subsidiaries (or, following the Closing, Parent or its Subsidiaries (including the Surviving Corporation and its Subsidiaries)) to conduct business with any third party on an exclusive basis; (j) any Contract for the acquisition or disposition of any Person or any business unit, division or capital stock or other equity interests thereof (whether by merger, sale of stock, sale of assets, or otherwise) or any material assets (other than inventory sold in the Ordinary Course of Business) of the Company or any of its Subsidiaries, other than this Agreement, (A) since January 1, 2019 and that involves an asset value in excess of $1,000,000 or (B) pursuant to which any indemnification obligations remain outstanding (excluding indemnification obligations in respect of representations and warranties and covenants that survive indefinitely or for periods equal to a statute of limitations and excluding obligations to indemnify directors and officers pursuant to acquisition agreements); (k) any Contract relating to any resolution or settlement of any Legal Proceeding since January 1, 2017, whether actual or, to the Knowledge of the Company, threatened in writing, involving the Company or any of its Subsidiaries that (A) imposes continuing material obligations upon the operation of the Company or any of its Subsidiaries or (B) that has resulted in, or would reasonably be expected to result in, payments by the Company and its Subsidiaries in excess of $1,000,000 individually or, to the extent that multiple resolutions or settlements relate to the same Legal Proceeding, in the aggregate, with respect to all such resolutions or settlements; (l) any Contract that constitutes a material agreement the primary purpose of which is a guarantee of obligations, indemnification or assumption of liabilities of any other Person; (m) Contract requiring a future capital commitment or capital expenditure, other than as included in the Company’s budget for capital expenditures previously made available to the Parent; and (n) any Contract pursuant to which the Company or any of its Subsidiaries has agreed to provide any third party with access to source code for any Company software, or to provide for such source code to be put in escrow or a similar arrangement, or otherwise grants a license to such source code, for the benefit of a third party (including upon the occurrence of specified events).

“Company Permits” has the meaning set forth in Section 3.16(a).

“Company Preferred Stock” has the meaning set forth in Section 3.2(a).

“Company Privacy and Data Security Policies” means each written external facing policy or notice of the Company and any of its Subsidiaries concerning the privacy, security, or Processing of Personal Data.

“Company PRSU” mean any performance-based restricted stock unit with respect to any shares of Company Common Stock granted under any Company Stock Plan or otherwise.

“Company RSU” mean any restricted stock unit with respect to any shares of Company Common Stock granted under any Company Stock Plan or otherwise, including, for the avoidance of doubt, any Company PRSU.

“Company SEC Reports” has the meaning set forth in Section 3.5(a).

“Company Severance Practices” means the severance practices of the Company and its Subsidiaries, including the Houghton Mifflin Harcourt Company Severance Plan, the Houghton Mifflin Harcourt Company ELT Severance Plan, the Houghton Mifflin Harcourt Company Change in Control Severance Plan and country specific severance practices (including with respect to Ireland).

“Company Software” means all Software owned or purported to be owned by the Company or any of its Subsidiaries.

“Company Stock Option” means each option to purchase shares of Company Common Stock granted pursuant to any Company Stock Plan or otherwise. For the avoidance of doubt, the term Company Stock Option shall not be deemed to include any options outstanding under the Company ESPP.

“Company Stock Plan” means any stock incentive or equity-related plan of the Company.

“Company’s Knowledge” means the actual knowledge as of the date hereof (without any duty to inquire or investigate) of the individuals identified in Section 9.1 of the Company Disclosure Schedule.

“Confidentiality Agreement” means the confidentiality agreement, dated as of November 17, 2021, between the Company and Veritas Capital Management Fund, L.L.C..

“Contract” means any legally binding written or oral contract, subcontract, arrangement, understanding, lease, sublease, license, sublicense, commitment, joint venture agreement, letter contract, purchase order, delivery order, task order, loan or credit agreement, indenture or other agreement.

“COVID-19” means SARS-CoV-2 or the COVID-19 virus, and any evolutions or mutations thereof and any related or associated epidemics, pandemics or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other law, regulation, rule, order, directive, guideline or recommendation of any Governmental Entity or industry group in connection with or in response to COVID-19, including the Coronavirus Aid, Relief, and Economic Security Act.

“COVID-19 Responses” means any action or inaction, including the establishment of any policy, procedure or protocol, by the Company or any of its Subsidiaries that the Company or any of its Subsidiaries determines in good faith is necessary, advisable or prudent in connection with ensuring compliance by the Company or any of its Subsidiaries with COVID-19 Measures applicable to any of them.

“Credit Facilities” means (a) the Second Amended and Restated Term Loan Credit Agreement, dated as of November 22, 2019, among Houghton Mifflin Harcourt Company, Inc., Houghton Mifflin Harcourt Publishers Inc., Houghton Mifflin Harcourt Publishing Company and HMH Publishers LLC, the subsidiary guarantors party thereto, Citibank N.A., as administrative agent and collateral agent, Citigroup Global Market Inc., Morgan Stanley Senior Funding, Inc., BofA Securities, Inc. and Wells Fargo Securities, LLC, as joint lead arrangers and joint bookrunners, and Citizens Bank, N.A., as co-manager and (b) the Second Amended and Restated Revolving Credit Agreement, dated as of November 22, 2019, among Houghton Mifflin Harcourt Company, Inc., Houghton Mifflin Harcourt

Publishers Inc., Houghton Mifflin Harcourt Publishing Company and HMH Publishers LLC, the subsidiary guarantors party thereto, Citibank N.A., as administrative agent and collateral agent, Citigroup Global Market Inc., Morgan Stanley Senior Funding, Inc., BofA Securities, Inc. and Wells Fargo Bank, National Association, as joint lead arrangers and joint bookrunners, and Citizens Bank, N.A., as co-manager, as any of the same may be amended, restated, supplemented, refinanced, replaced or otherwise modified from time to time.

“Current D&O Insurance” means the current directors’ and officers’ liability insurance policies maintained by the Company as in effect on the date hereof.

“Data Protection Laws” means all applicable Laws pertaining to data protection, data privacy, data security, cybersecurity, cross-border data transfer, or the Processing of Personal Data and general consumer protection laws as applied in the context of data privacy, data breach notification, electronic communication, telephone and text message communication, marketing by email or other channels.

“Debt Commitment Letter” has the meaning specified in Section 4.5.

“Debt Financing” has the meaning specified in Section 4.5.

“Debt Financing Sources” means the Persons that have committed to provide or arrange all or any part of the Debt Financing that are parties to any Debt Commitment Letters, joinder agreements, indentures or credit agreements entered pursuant thereto or relating thereto, and/or any additional or replacement lender, arranger, bookrunner, syndication agent or other entity acting in a similar capacity for the Debt Financing, including, for the avoidance of doubt, any Persons providing commitments for the Replacement Commitment Facility and/or Second Lien Giveaway (each as defined in the Debt Commitment Letter), together with their and their affiliates’ respective affiliates, officers, directors, employees, controlling persons, agents and representatives and their successors and permitted assigns, including any successors or permitted assigns of each of the foregoing; provided, that none of the Parent, the Purchaser or any of their Affiliates shall be deemed to be “Debt Financing Sources” (other than such Affiliates that are providers of the Debt Financing, in their capacity as such).

“DGCL” means the General Corporation Law of the State of Delaware.

“Discharge” has the meaning set forth in Section 6.15.

“Dissenting Shares” means shares of Company Common Stock issued and outstanding immediately prior to the Effective Time that are held by a holder who is entitled to demand and properly demands appraisal rights of such shares pursuant to, and who is complying in all respects with, the provisions of Section 262 of the DGCL (until such time as such holder effectively withdraws, fails to perfect or otherwise loses such holder’s appraisal rights under the DGCL with respect to such shares, at which time such shares shall cease to be Dissenting Shares).

“Effective Time” has the meaning set forth in Section 2.2.

“Environmental Law” means any applicable code, decree, law, order, ordinance, permit, treaty, statute, regulation or requirement of any federal, state or local governmental jurisdiction relating to: (a) pollution or the protection, investigation or restoration of the environment or natural resources, (b) protection of human health or (c) the handling, use, storage, treatment, transport, disposal, Release or threatened Release of, or exposure to, any Hazardous Substance.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity which is a member of (a) a controlled group of corporations (as defined in Section 414(b) of the Code), (b) a group of trades or businesses under common control (as defined in Section 414(c) of the Code) or (c) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included the Company or any of its Subsidiaries.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Existing Indenture” means that certain Indenture, dated as of November 22, 2019, by and among, Houghton Mifflin Harcourt Publishers Inc., HMH Publishers LLC, Houghton Mifflin Harcourt Publishing Company, as issuers, each of the guarantors party thereto from time to time, U.S. Bank National Association, as trustee and Citibank, N.A, as notes collateral agent.

“Existing Notes” means those certain 9.000% Senior Secured Notes due 2025 issued under the Existing Indenture.

“Final Exercise Date” has the meaning set forth in Section 2.8(e).

“Financing” has the meaning specified in Section 4.5.

“GAAP” means United States generally accepted accounting principles.

“Governmental Entity” means any foreign or domestic court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority, agency or instrumentality when acting in its regulatory capacity.

“Governmental Order” means any order, writ, judgment, injunction, decree, ruling, stipulation, directive, assessment, subpoena, verdict, determination or award issued, promulgated or entered, whether preliminary or final, by any Governmental Entity of competent jurisdiction.

“Guarantee” has the meaning set forth in Section 4.6.

“Guarantor” has the meaning set forth in the Recitals.

“Hazardous Substance” means: (a) any contaminant, pollutant or hazardous or toxic material, waste or substance that is regulated pursuant to, which falls within the definition of a “hazardous substance,” “hazardous waste” or “hazardous material” in, or which could give rise to liability under, any Environmental Law, including petroleum or any petroleum product or by-product, asbestos, per- and polyfluoroalkyl substances, polychlorinated biphenyls, radioactive materials or radon.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means, with respect to any Person and as of any time of determination (and without duplication), all obligations (including, as applicable, in respect of outstanding principal and accrued and unpaid interest, fees, penalties, premiums, any other fees, expenses or breakage costs and any other amounts required to be paid in connection with discharge) of such Person: (a) consisting of indebtedness for borrowed money; (b) evidenced by bonds, notes, debentures, or similar instruments; (c) that are capitalized financing leases or financing synthetic lease obligations of such Person (or lease obligations that should have been on the books and records or financial statements of such Person as capitalized or synthetic lease obligations in accordance with GAAP), in each case, except for equipment and real estate leases of the type referred to as “operating leases” prior to the adoption of Financial Accounting Standards Board Accounting Standards Update 2016-02, (“Topic 842”) on January 1, 2019; (d) consisting of earn-outs or the deferred purchase price of property, goods or services (excluding trade payables, accrued expenses and accruals, in each case, incurred in the Ordinary Course of Business); (e) all indebtedness secured by a Lien (other than any Permitted Encumbrance) on property or assets owned or acquired by such Person, whether or not the indebtedness secured thereby has been assumed; (f) any commitment that assures a creditor against loss, including actual or contingent reimbursement obligations with respect to letters of credit, bankers’ acceptances, performance bonds, surety bonds or similar obligations; (g) commitments to repurchase equity securities of such Person; (h) any liabilities in respect of currency or interest rate swaps, collars, caps, hedges, or similar arrangements; or (i) obligations of such Person and such Person’s Subsidiaries to guarantee any of the foregoing types of obligations on behalf of any other Person, other than in each case any obligations of such Person to any wholly owned Subsidiaries of such Person or between wholly owned Subsidiaries of such Person or of a wholly owned Subsidiary of such Person to such Person.

“Indemnified Party” means each Person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time a director, manager or officer of the Company or any of its Subsidiaries.

“Inside Date” means April 7, 2022.

“Inside Date Condition” has the meaning set forth in Annex I.

“Insurance Policies” has the meaning set forth in Section 3.20.

“Intellectual Property” means any and all United States, foreign and international intellectual property and proprietary rights, which may exist or be created under the laws of any jurisdiction in the world, including: (a) patents and patent applications, including continuations, divisionals, continuations-in-part, renewals, reissues, re-examinations, substitutions, extensions and related applications, (b) trademarks, trade names, and service marks, whether registered or unregistered, brand names, slogans, symbols, trade dress, logos, domain names, designs and similar rights, and all registrations, renewals and applications for registration thereof together with all of the goodwill associated therewith, (c) copyrights and other similar rights in works of authorship (registered or unregistered) and registrations and applications for registration thereof, (d) trade secrets, processes, formulae, methods, schematics, technology, know-how, (e) rights in Software and (f) other tangible or intangible proprietary or confidential information and materials.

“Legal Impediment” shall mean any Governmental Order or federal, state, local, foreign or similar statute, law, ordinance, regulation, rule, code, requirement, consent decree, judgment or rule of law (including common law).

“Legal Proceeding” shall mean any lawsuit, court action, complaint, claim, demand, cause of action, litigation, proceeding, arbitration, audit, hearing, investigation, enforcement, inquiry or other proceeding (whether civil, commercial, administrative, criminal, investigative, formal or informal) by or before any Governmental Entity, arbitrator, mediator or similar dispute resolution body.

“Letter of Transmittal” has the meaning set forth in Section 1.1(c).

“Lien” means any mortgage, pledge, security interest, license, option, easement, encumbrance, charge, restriction, claim or other lien (whether arising by contract or by operation of law).

“Material Customer” has the meaning set forth in Section 3.2(a).

“Material Customer” has the meaning set forth in Section 3.2(b).

“Maximum Premium” means 300% of the last annual premium paid prior to the Effective Time for the Current D&O Insurance.

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” has the meaning set forth in the Recitals.

“Minimum Condition” has the meaning set forth in Annex I.

“Nasdaq” means The NASDAQ Stock Market.

“New Plans” means employee benefit plans and other compensatory arrangements of the Parent and its Subsidiaries providing benefits to any Company Employees after the Effective Time.

“Offer” has the meaning set forth in the Recitals.

“Offer Conditions” means the conditions of the Offer set forth on Annex I.

“Offer Documents” has the meaning set forth in Section 1.1(d).

“Offer Price” has the meaning set forth in the Recitals.

“Offer to Purchase” has the meaning set forth in Section 1.1(d).

“Old Plans” has the meaning set forth in Section 6.9(b).

“Open Source Software” means any software that is or that contains or is derived from any software that is licensed under any license that has been approved by the Open Source Initiative and listed on https://opensource.org/licenses/alphabetical or that is based on any similar licensing or distribution for “free,” “publicly available” or “open source” software, including the GNU General Public License, the Lesser GNU General Public License, the Apache License, the BSD License, Mozilla Public License (MPL), the MIT License or any other license that includes similar terms.

“Ordinary Course of Business” means the ordinary course of business consistent in all material respects with past practice, taking into account any acts or omissions that have been or may be taken in good faith to comply with COVID-19 Measures or in good faith response to the COVID-19 pandemic, or otherwise to the extent necessary to avoid, mitigate or remediate a material adverse effect on the Company or any of its Subsidiaries or their respective businesses as may result from the COVID-19 pandemic.

“Organizational Documents” shall mean the certificate of incorporation, bylaws, memorandum of association, certificate of association, limited partnership agreement, operating agreement or equivalent governing document of a Person, as amended and in effect on the date of this Agreement.

“Outside Date” means August 22, 2022.

“Owned Real Property” has the meaning set forth in Section 3.9(a).

“Parent” has the meaning set forth in the preamble.

“Parent Material Adverse Effect” means any change, event or development that would reasonably be expected to prevent, or materially impair or delay, the ability of the Parent or the Purchaser to consummate the Offer, the Merger or any of the other transactions contemplated by this Agreement or otherwise perform any of its obligations under this Agreement.

“Parent Termination Fee” means a termination fee of $130,000,000 in cash.

“Paying Agent” means Computershare Trust Company, N.A. or another bank or trust company mutually acceptable to the Parent and the Company, which shall be engaged by Parent to act as a depositary agent for the holders of shares of Company Common Stock tendered in the Offer and as paying agent for the payment of the Merger Consideration to the holders of shares of Company Common Stock outstanding immediately prior to the Effective Time.

“Payment Fund” means cash in an amount sufficient to make payment of the Merger Consideration pursuant to Section 2.6(c) in exchange for all of the outstanding shares of Company Common Stock (other than Dissenting Shares and shares of Company Common Stock cancelled in accordance with Section 2.6(b)).

“Payoff Indebtedness” means any Indebtedness under the Credit Facilities.

“Payoff Letters” means, with respect to any Payoff Indebtedness, customary payoff letters executed by the lenders or other creditors thereunder (or their duly authorized agent or representative), which states the aggregate amount of outstanding obligations of the Company and its Subsidiaries under the applicable facility or agreement as of the date specified in such letter (together with a customary per diem for payment following such date) and the instructions for payment of the same to discharge such obligations, which letter shall also state that, upon receipt of payment of such amount (together with the per diem, to the extent applicable) in cash in immediately available funds, (a) all obligations and liabilities of the Company and its Subsidiaries under such Payoff Indebtedness (other than those liabilities that expressly survive the termination thereof and, subject, as applicable, to the replacement (or cash collateralization or backstopping) of any then outstanding letters of credit), shall be satisfied and all guarantees provided by, and all other agreements of, the Company and its Subsidiaries under such Payoff Indebtedness shall be terminated (to the extent applicable, other than any issued and outstanding letters of credit thereunder for which alternative arrangements may have been agreed) and (b) all Liens on the Equity Interests and assets of the Company and its Subsidiaries created in connection with such Payoff Indebtedness shall be released, and the Company and its Subsidiaries or Parent or any of its Affiliates are authorized to file such documents and instruments as are necessary to evidence such release.

“Permitted Lien” means any Lien (a) that is a mechanic’s, materialmen’s, landlord’s or similar Lien arising in the Ordinary Course of Business for amounts not yet due and payable, (b) arising under worker’s compensation, unemployment insurance, social security, retirement or similar legislation, (c) on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the Ordinary Course of Business, (d) for Taxes not yet due and payable and for which adequate reserves have been established in accordance with GAAP, (e) for Taxes which are being contested in good faith and by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, (f) relating to capitalized lease financings or purchase money financings that have been entered into in the Ordinary Course of Business, (g) created by the terms of any lease agreement or license agreement, (h) that would be shown by a current survey, current physical inspection, current title report or other similar report or listing, in each case that do not secure any monetary obligations and would not, individually or in the aggregate, reasonably be expected to detract in any material respect from the current value of, or interfere in any material respect with any current or continued use or operation of, any real property or assets encumbered thereby, (i) that is a zoning, building, subdivision or other similar requirement or restriction, to the extent not violated in any material respect by the current use or occupancy of the real property or the current or continued operation of the business of the Company and its Subsidiaries thereon or (j) arising solely by action of the Parent and/or the Purchaser.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, trust, Governmental Entity, unincorporated organization or other entity.

“Personal Data” means the same as “personally identifiable information”, “personal information”, “personal data” or similar terms under applicable Data Protection Laws, including any data or other information that, alone or in combination with other data or information, can be reasonably used to identify (directly or indirectly) an individual, household, computer or device.

“Pre-Closing Period” means the period commencing on the date of this Agreement and ending at the Specified Time.

“Process” (and the corollary terms “Processed” and “Processing”) means the collection, use, storage, processing, recording, distribution, transfer, import, export, disposal, disclosure or other operations performed on Personal Data.

“Purchaser” has the meaning set forth in the preamble.

“Qualified Person” means any Person making an Acquisition Proposal or requesting any information from the Company, which Acquisition Proposal or request for information the Company Board determines in good faith (after consultation with outside counsel and its financial advisor) is, or could reasonably be expected to lead to, a Superior Proposal.

“Recommendation Change Notice” has the meaning set forth in Section 6.1(b).

“Redacted Fee Letter” means a fee letter from a Debt Financing Source in which the only redactions relate to fee amounts and the economic elements of the “market flex” provisions; provided that such redactions do not relate to any terms that could adversely affect the conditionality, enforceability, availability, termination or aggregate principal amount of the Debt Financing or other funding being made available by such financing source.

“Redemption Notices” has the meaning set forth in Section 6.15.

“Release” means any release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing or migration into or through the environment of any Hazardous Substance, including the abandonment or discarding of barrels, containers and other closed receptacles containing any Hazardous Substance.

“Replacement Facility Commitment Letter” has the meanings specified in Section 4.5.

“Reporting Tail Endorsement” means a six (6) year extended reporting period endorsement with respect to the Current D&O Insurance.

“Representatives” means, with respect to any Person, such Person’s directors, managers, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives.

“Required Information” means the following financial statements of the Company: (a) audited consolidated balance sheets and the related consolidated statements of operations and cash flows of the Company for the fiscal year ended December 31, 2021 and (b) unaudited consolidated balance sheets and the related consolidated statements of operations and cash flows of the Company for each fiscal quarter in fiscal year 2022 (other than the fourth quarter) that shall have ended at least 45 days prior to the Closing Date; provided that no such financial statements shall be required to include adjustments for purchase accounting (including adjustments of the type contemplated by Financial Accounting Standards Board Accounting Standards Codification 805, Business Combinations (formerly SFAS 141R)). For the avoidance of doubt, the financial statements described in clauses (a) and (b) above will not need to include information with respect to any comparison periods, and the unaudited financial statements described in clause (b) above need not be reviewed by independent public accountants pursuant to Statement on Auditing Standards (SAS) 100 or otherwise. The Parent shall be deemed to have received such financial statements to the extent they have been filed as part of the Company’s annual report on Form 10-K or 10-Q, as applicable (or, in each case, any amendment thereto) pursuant to the Securities Exchange Act of 1934.

“Restrictive Order” has the meaning set forth in Section 6.5(a)(iv).

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

“Schedule 14D-9” has the meaning set forth in Section 1.2(b).

“Schedule TO” has the meaning set forth in Section 1.1(d).

“SEC” means the United States Securities and Exchange Commission.

“Secretary of State” means the Secretary of State of the State of Delaware.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Incident” has the meaning set forth in Section 3.24(e).

“Software” means any and all (a) computer programs, including any and all software implementations of algorithms, models, scripts, tools, analytic or insurance models, rules and rules engines, and methodologies, whether in source code or object code, (b) databases and compilations, whether machine readable or otherwise, (c) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons, and (d) all documentation, including user manuals and other training documentation, related to any of the foregoing.

“Specified Time” means the earlier of (a) time at which this Agreement is terminated in accordance with the terms hereof and (b) the Acceptance Time.

“Stockholder List Date” has the meaning set forth in Section 1.2(c).

“Subsidiary” means, with respect to any Person, another Person (a) of which such first Person owns or controls, directly or indirectly, securities or other ownership interests representing (i) more than 50% of the voting power of all outstanding stock or ownership interests of such second Person or (ii) the right to receive more than 50% of the net assets available for distribution to the holders of outstanding stock or ownership interests upon a liquidation or dissolution, or (b) of which such first Person is a general partner.

“Superior Proposal” means any Acquisition Proposal (replacing all references to “20%” in the definition of “Acquisition Proposal” with references to “50%”), on terms which the Company Board determines in its good faith judgment to be more favorable to the holders of Company Common Stock than the transactions contemplated by this Agreement (after consultation with its financial and legal advisors), taking into account all the terms and conditions of such proposal and this Agreement (including any written, binding offer by the Parent to amend the terms of this Agreement, which offer is not revocable for at least five Business Days) that the Company Board determines to be relevant, including the likelihood that such Acquisition Proposal will be consummated without undue delay relative to the transactions contemplated by this Agreement and, if a cash transaction (whether in whole or in part), whether any financing is fully committed or reasonably determined to be available by the Company Board.

“Superior Proposal Notice” has the meaning set forth in Section 8.1(f).

“Surviving Corporation” means the Company following the Merger.

“Tax Returns” means all reports, returns, forms, statements, declarations, schedules, or claims for refund filed or required to be filed with a Governmental Entity with respect to Taxes, including any schedule or attachment thereto, extension request with respect thereto, and any amended tax return.

“Taxes” means all taxes or other similar assessments or liabilities in the nature of a tax, including income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, services, transfer, profits, license, lease, withholding, employment, unemployment, social security, disability, goods and services, severance, stamp, occupation, payroll, registration, windfall profits, inventory, capital stock, customs duties, environmental, estimated, alternative or add-on minimum, and franchise taxes imposed by the United States of America or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, fines, penalties, or additions to tax imposed or assessed with respect thereto.

“Termination Fee” means a termination fee of $65,000,000.

“Transactions” means, collectively, the transactions contemplated by this Agreement, including the Offer, the Merger and the Financing.

“Uncertificated Shares” means uncertificated shares that immediately prior to the Effective Time represented shares of Company Common Stock.

“Willful Breach” means a material breach of any covenant or agreement set forth in this Agreement that is a consequence of an act, or failure to act, undertaken by the breaching party with the knowledge that the taking of such act, or failure to act, would (or would reasonably be expected to) result in such breach.

ARTICLE X

MISCELLANEOUS

10.1 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time.

10.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly delivered (i) four (4) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, (ii) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service, or (iii) on the date of transmission by electronic mail, in each case to the intended recipient as set forth below:

(a)	if to the Parent or the Purchaser, to:

c/o Veritas Capital Fund Management, L.L.C.

9 West 57th Street, 32nd Floor

New York, New York 10019

Attn: Daniel Sugar

E-mail: dsugar@veritascapital.com

with a copy (which shall not constitute notice) to:

Milbank LLP

55 Hudson Yards

New York, NY 10001

Attn: Rick Presutti

E-mail: RPresutti@milbank.com

(b)	if to the Company, to:

Houghton Mifflin Harcourt Publishing Company

125 High Street

Boston, MA 02110

Attention: William Bayers, Esq.

E-mail: Bill.Bayers@hmhco.com

with a copy (which shall not constitute notice) to:

Wilmer Cutler Pickering Hale and Dorr LLP

60 State Street

Boston, Massachusetts 02109

Attn:    Hal J. Leibowitz, Esq.

            Joseph B. Conahan, Esq.

E-mail: hal.leibowitz@wilmerhale.com

            joseph.conahan@wilmerhale.com

Any party hereto may give any notice or other communication hereunder using any other means (including personal delivery, messenger service, or ordinary mail), but no such notice or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any party hereto may change the address to which notices and other communications hereunder are to be delivered by giving the other parties hereto notice in the manner herein set forth.

10.3 Entire Agreement. This Agreement (including the Annexes, Schedules and Exhibits hereto and the documents and instruments referred to herein) constitutes the entire agreement among the parties hereto and supersedes any prior understandings, agreements or representations by or among the parties hereto, or any of them, written or oral, with respect to the subject matter hereof, and the parties hereto specifically disclaim reliance on any such prior understandings, agreements or representations to the extent not embodied in this Agreement. Notwithstanding the foregoing, the Confidentiality Agreement shall remain in effect in accordance with its terms.

10.4 Third Party Beneficiaries. This Agreement is not intended to, and shall not, confer upon any other Person any rights or remedies hereunder, except (a) as set forth in or contemplated by the terms and provisions of Section 6.6 (with respect to which the Indemnified Parties shall be third party beneficiaries), (b) from and after the Acceptance Time, the rights of holders of shares of Company Common Stock, Company Stock Options and Company RSUs to receive the consideration set forth in Articles I and II, (c) the rights of the Parent Related Parties and the Company Related Parties set forth in Section 10.10(c), and (d) with respect to the Debt Financing Sources, the provisions of this Section 10.4 (Third Party Beneficiaries), the last sentence of Section 8.4 (Modification or Amendment), Section 10.5 (Assignment), Section 10.9 (Governing Law), Section 10.10 (Remedies), Section 10.11 (Submission to Jurisdiction) and Section 10.12 (WAIVER OF JURY TRIAL) (and the related defined terms contained in the foregoing provisions), each of which shall expressly inure to the benefit of the Debt Financing Sources and which the Debt Financing Sources shall be entitled to rely on and enforce the provisions of as they relate to the Debt Financing Sources.

10.5 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void; provided, however, that each of Parent and Purchaser may (but shall not be required to), without the prior written consent of the Company, (i) assign its rights and obligations under this Agreement to any of its Affiliates or (ii) collaterally assign any or all of its rights or obligations hereunder to any Debt Financing source (provided that, in any such case under clause (i) or clause (ii), no such assignment shall relieve Parent or Purchaser, as applicable, of its obligations hereunder). Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.

10.6 Severability. Any term or provision (or part thereof) of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions (or parts thereof) hereof or the validity or enforceability of the offending term or provision (or part thereof) in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision (or part thereof) hereof is invalid or unenforceable, the court making such determination shall have the power to limit the term or provision (or part thereof), to delete specific words or phrases, or to replace any invalid or unenforceable term or provision (or part thereof) with a term or provision (or part thereof) that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision (or part thereof), and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto shall replace such invalid or unenforceable term or provision (or part thereof) with a valid and enforceable term or provision (or part thereof) that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term (or part thereof).

10.7 Counterparts and Signature. This Agreement may be executed in two or more counterparts (including by facsimile or by an electronic scan delivered by electronic mail), each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Agreement may be executed and delivered by facsimile or by an electronic scan delivered by electronic mail.

10.8 Interpretation. Except where expressly stated otherwise in this Agreement, the following rules of interpretation apply to this Agreement: (a) “include”, “includes” and “including” are not limiting; (b) “hereof”, “hereto”, “hereby”, “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement; (c) “date hereof” refers to the date set forth in the initial caption of this Agreement; (d) “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if”; (e) descriptive headings, the table of defined terms and the table of contents are inserted for convenience only and do not affect in any way the meaning or interpretation of this Agreement; (f) definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms; (g) references to a Person are also to its permitted successors and assigns; (h) references to an “Article”, “Section”, “Recital”, “preamble”, “Annex”, “Exhibit” or “Schedule” refer to an Article, Section, Recital or preamble of, or an Annex, Exhibit or Schedule to, this Agreement; (i) references to “$” or otherwise to dollar amounts refer to the lawful currency of the United States; (j) references to a federal, state, local or foreign statute or law include any rules, regulations and delegated legislation issued thereunder; and (k) references to a communication by a regulatory agency include a communication by the staff of such regulatory agency. When reference is made in this Agreement to information that has been “made available” to the Parent or the Purchaser, that shall include information that was (i) contained in the Company’s electronic data room no later than 8:00 p.m., Eastern time, on the day prior to the date of this Agreement or (ii) delivered to the Parent or its counsel via electronic mail. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party hereto. No summary of this Agreement prepared by any party shall affect the meaning or interpretation of this Agreement.

10.9 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Delaware. Notwithstanding anything herein to the contrary, the parties hereto and the Company Related Parties agree that any claim, controversy or dispute any kind or nature (whether based upon contract, tort or otherwise) involving a Debt Financing Source that is in any way related to this Agreement or any of the transactions contemplated by this Agreement, including but not limited to any dispute arising out of or relating in any way to Debt Financing shall be governed by, and construed in accordance with, the laws of the State of New York without regard to conflict of law principles.

10.10 Remedies.

(a) Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Person will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Person, and the exercise by a Person of any one remedy will not preclude the exercise of any other remedy.

(b) Irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached, as money damages or other legal remedies (including any fees payable pursuant to Section 8.3), even if available, would not be an adequate remedy for any such damages, including if the parties hereto fail to take any action required of them hereunder to consummate this Agreement. Accordingly, subject to the following sentence, in the event of any breach or threatened breach by the Company, on the one hand, or the Parent and/or the Purchaser, on the other hand, of any of their respective covenants or obligations set forth in this Agreement, the Company, on the one hand, and the Parent and the Purchaser, on the other hand, shall be entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement, by the other (as applicable), and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other under this Agreement, in each case without posting a bond or other security. Notwithstanding the foregoing, it is explicitly agreed that the right of the Company to obtain an injunction, specific performance or other equitable remedies with respect to the obligations of the Parent and the Purchaser to consummate the Offer and the Merger (including to cause the Equity Financing to be funded), but not the right of the Company to an injunction, specific performance or other equitable remedy with respect to any other obligation, shall be subject to the requirements that (i) (A) with respect to the consummation of the Offer, all of the Offer Conditions have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Acceptance Time; provided that those other conditions would be satisfied if the Acceptance Time were on such date) and (B) with respect to funding the Merger and to consummate the Merger, the conditions set forth in Article VII have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing; provided that those other conditions would be satisfied if the Closing were on such date), (ii) the Parent and the

Purchaser fail to consummate the applicable transactions by the date they are required to do so pursuant to (A) with respect to the Offer, Section 1.1(a) or (B), with respect to the Merger, the Closing by the date the Closing is required to have occurred pursuant to Section 2.3, (iii) the Debt Financing (including any alternative financing that has been obtained in accordance with Section 6.14(b)) has been funded or would be funded at the Closing if the Equity Financing were to be funded at the Closing, (iv) the Company has irrevocably confirmed in writing that it stands ready, willing and able to take such actions required of it by this Agreement to cause the Closing to occur and (v) the Purchaser shall have failed to consummate (as defined in Section 251(h) of the DGCL) the Offer and the Merger within two (2) Business Days following such written confirmation. The parties acknowledge and agree that the provisions set forth in Section 8.3 and 10.10(c) (1) except as explicitly provided for in this Agreement, shall not be construed to diminish or otherwise impair in any respect any party’s right to specific enforcement and (2) the right of specific enforcement is an integral part of the Transactions and without that right, neither the Company nor the Parent would have entered into this Agreement. Each party hereto agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (I) the party seeking such remedy has an adequate remedy at law or (II) an award of specific performance is not an appropriate remedy for any reason at law or equity. Time shall be of the essence for purposes of this Agreement.

(c) Notwithstanding anything in this Agreement to the contrary:

(i) (A) the Company’s right to (1) terminate this Agreement pursuant to, and in accordance with, Section 8.1, (2) indemnification or reimbursement of applicable expenses pursuant to Section 6.14(c) or Section 6.15, (3) if and only if payable pursuant to Section 8.3(c), receive full payment of the Parent Termination Fee pursuant to Section 8.3(c), together with reimbursement of applicable expenses (and interest) pursuant to Section 8.3(d) and (4) to pursue its remedties under Section 10.10(b), shall be the sole and exclusive remedies for any and all losses or damages suffered or incurred by the Company or any other Person in connection with this Agreement (including any breach hereof and the termination hereof), the Financing Letters or the Guarantee, the Transactions (and the abandonment or termination thereof), any matter forming the basis for such termination or any other matter set forth herein or therein or contemplated hereby or thereby, (B) upon payment in full of the Parent Termination Fee (if and only if payable pursuant to Section 8.3(c)), together with any indemnification for or reimbursement of any applicable expenses (and interest) pursuant to Section 6.14(c), 6.15 or Section 8.3(d), the Parent Related Parties shall not have any further liability or obligation relating to or arising out of this Agreement, the Financing Letters, the Guarantee or any other documents and instruments executed by any Parent Related Party pursuant hereto or the transactions contemplated hereby or thereby (but excluding, for the avoidance of doubt, the Confidentiality Agreement) and (C) neither the Company nor any other Person shall be entitled to bring or maintain any claim, action or proceeding against the Parent, the Purchaser, the Guarantor or any of their respective former, current or future general or limited partners, equityholders, financing sources, managers, members, directors, officers or Affiliates or the Debt Financing Sources (collectively, the “Parent Related Parties”) arising out of or in connection with this Agreement, the Financing Letters or the Guarantee, any of the Transactions (or the abandonment or termination thereof) or any matters forming the basis for such termination (but excluding, for the avoidance of doubt, the Confidentiality Agreement); and

(ii) in the event that the Parent or its designee shall receive full payment of the Termination Fee pursuant to Section 8.3(b), together with any reimbursement of applicable expenses pursuant to Section 8.3(d), the receipt of the Termination Fee and any applicable expenses referred to in Section 8.3(d) shall be the sole and exclusive monetary remedy for any and all losses or damages suffered or incurred by the Parent, the Purchaser, any of their respective Affiliates or any other Person in connection with this Agreement (and the termination hereof), the Transactions (and the abandonment thereof) or any matter forming the basis for such termination, and none of the Parent, the Purchaser, any of their respective Affiliates or any other Person shall be entitled to bring or maintain any claim, action or proceeding against the Company, any of its Subsidiaries or any of their respective former, current or future officers, directors, partners, equityholders, managers, members or Affiliates (collectively, “Company Related Parties”) arising out of or in connection with this Agreement, any of the Transactions or any matters forming the basis for such termination.

For the avoidance of doubt, while each of the Company and the Parent may pursue both a grant of specific performance in accordance with Section 10.10(b) and the payment of the Parent Termination Fee or the Termination Fee, as applicable, under Section 8.3(b) or Section 8.3(c) or the recovery of monetary damages, under no circumstances shall the Company or the Parent be permitted or entitled to receive both a grant of specific performance that results in a Closing and (x) in the case of the Company, any money damages, including all or any portion of the Parent Termination Fee, and (y) in the case the Parent or the Purchaser, all or any portion of the Termination Fee, as applicable. Notwithstanding the foregoing, no Debt Financing Source shall be liable for any indirect, special, punitive or consequential damages (including, without limitation, any loss of profits, business or anticipated savings) in connection with the Debt Commitment Letter, this Agreement, the Transactions, or with respect to any activities related to the Debt Financing.

10.11 Submission to Jurisdiction. Each of the parties hereto (a) consents to submit itself to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware, New Castle County, or, if that court does not have jurisdiction, a federal court sitting in the State of Delaware in any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that all claims in respect of such action or proceeding shall be heard and determined in any such court, (c) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement or any of the transaction contemplated by this Agreement in any other court. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other Person with respect thereto. Any party hereto may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 10.2. Nothing in this Section 10.11, however, shall affect the right of any Person to serve legal process in any other manner permitted by law. Notwithstanding the foregoing, each of the parties hereto agrees that it will not, and will not permit its Affiliates to, bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any of the Debt Financing Sources in any way relating to this Agreement or any of the Transactions, including with respect to any dispute arising out of or relating in any way to the Debt Commitment Letters and any transactions contemplated thereby, including the Debt Financing or the performance thereof, in any forum other than the United States District Court for the Southern District of New York or the Supreme Court of the State of New York, New York County, located in the Borough of Manhattan in the City of New York or, in either case, any appellate court thereof, and agree that the waiver of jury trial set forth in Section 10.12 hereof shall be applicable to any such proceeding.

10.12 WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY AND FOR ANY LITIGATION (WHETHER IN LAW OR IN EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING IN ANY WAY TO THE DEBT COMMITMENT LETTERS, THE TRANSACTIONS AND FINANCINGS CONTEMPLATED THEREBY OR THE PERFORMANCE THEREOF, INCLUDING ANY ACTION, PROCEEDING OR COUNTERCLAIM AGAINST ANY DEBT FINANCING SOURCE. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 10.12.

10.13 Disclosure Schedule. The Company Disclosure Schedule shall be arranged in Sections corresponding to the numbered sections contained in this Agreement, and the disclosure in any section shall qualify (a) the corresponding section of this Agreement and (b) the other sections of this Agreement, to the extent that it is reasonably apparent from a reading of such disclosure that it also qualifies or applies to such other sections. The inclusion of any information in the Company Disclosure Schedule shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material, has resulted in or would result in a Company Material Adverse Effect or is outside the Ordinary Course of Business.

10.14 Parent Guarantee. The Parent agrees to take all action necessary to cause the Purchaser or the Surviving Corporation, as applicable, and, during the period between the Acceptance Time and the Effective Time, the Company, to perform all of its agreements, covenants and obligations under this Agreement. The Parent unconditionally guarantees to the Company the full and complete performance by the Purchaser or the Surviving Corporation, as applicable, of its respective obligations under this Agreement and shall be liable for any breach of any representation, warranty, covenant or obligation of the Purchaser or the Surviving Corporation, as applicable, under this Agreement. The Parent hereby waives diligence, presentment, demand of performance, filing of any claim, any right to require any proceeding first against the Purchaser or the Surviving Corporation, as applicable, protest, notice and all defenses and demands whatsoever in connection with the performance of its obligations set forth in this Section 10.13. The Parent shall not have any right of subrogation, reimbursement or indemnity whatsoever, nor any right of recourse to security for any of the agreements, covenants and obligations of the Purchaser or the Surviving Corporation under this Agreement.

10.15 Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of or related to this Agreement or the Transactions may only be brought against, the entities that are expressly named as parties hereto, and then only with respect to the specific obligations set forth herein with respect to such party. Notwithstanding anything in this Agreement to the contrary, the Parent, the Purchaser and the Company hereby agree, on behalf of themselves and the Company Related Parties, that none of the Debt Financing Sources will have any liability to the Company Related Parties relating to or arising out of this Agreement, the Debt Financing, any commitment letter relating thereto or any of the transactions contemplated hereby or thereby or the performance of any services hereunder or thereunder, whether in law or in equity, whether in contract or in tort or otherwise; provided, however, that, notwithstanding the foregoing, nothing in this Section 10.15 shall in any way limit or modify the rights and obligations of any Debt Financing Source’s obligations to the Purchaser under the Debt Commitment Letter.

[Remainder of Page Intentionally Left Blank.]

The Parent, the Purchaser and the Company have executed this Agreement as of the date set forth in the initial caption of this Agreement.

HARBOR HOLDING CORP.

By:	/s/ Ramzi Musallam
Name: Ramzi Musallam
Title: President

HARBOR PURCHASER INC.

By:	/s/ Ramzi Musallam
Name: Ramzi Musallam
Title: President

HOUGHTON MIFFLIN HARCOURT COMPANY

By:	/s/ John J. Lynch, Jr.
Name: John J. Lynch, Jr.
Title: CEO & President

ANNEX I

Conditions of the Offer

All terms defined in the Agreement and Plan of Merger (the “Agreement”) of which this Annex I is a part and used in this Annex I shall have the meanings assigned to such terms in the Agreement.

Notwithstanding any other provisions of the Offer or the Agreement, the Purchaser shall not be required to irrevocably accept for purchase or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act, to pay for any shares of Company Common Stock tendered pursuant to the Offer (and not validly withdrawn), and may terminate or amend the Offer in accordance with (and to the extent permitted by) the terms of the Agreement, and may postpone the acceptance of, or payment for, any shares of Company Common Stock in accordance with (and to the extent permitted by) the terms of the Agreement, if:

(a) immediately prior to the expiration of the Offer (as extended in accordance with the Agreement), the number of shares of Company Common Stock validly tendered and not validly withdrawn, together with any shares of Company Common Stock beneficially owned by the Parent or any Subsidiary of the Parent, does not equal at least one share more than one-half of all shares of Company Common Stock then outstanding (the “Minimum Condition”); provided, however, that for purposes of determining whether the Minimum Condition has been satisfied, the parties shall exclude shares of Company Common Stock tendered in the Offer pursuant to guaranteed delivery procedures that have not yet been “received” (as such term is defined in Section 251(h)(6)(f) of the DGCL);

(b) immediately prior to the expiration of the Offer (as extended in accordance with the Agreement), any waiting period (and any extensions thereof) and any approvals or clearances applicable to the Offer or the consummation of the Merger under the HSR Act shall not have expired, or been terminated or obtained, as applicable;

(c) at any time on or after the date of the Agreement and before the expiration of the Offer, any of the following shall occur and be continuing and shall not have resulted from the breach by the Parent or the Purchaser of any of their obligations under the Agreement:

(i) any Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Legal Impediment which is in effect and which has the effect of making the consummation of the Offer, the Merger or the other transactions contemplated hereby illegal or otherwise enjoining, restraining, preventing or prohibiting consummation of the Offer, the Merger or the other transactions contemplated hereby;

(ii) (A) any of the representations and warranties set forth in Sections 3.1(a), 3.4(a), 3.4(b)(i)(A) and 3.19 of the Agreement shall not be true, correct and accurate in all material respects as of the date of this Agreement and as of the Acceptance Time, in each case, as if made on and as of such date or time (other than any such representation or warranty made as of a specific earlier date, which shall not have been so true and accurate in all material respects as of such earlier date); (B) the representations and warranties of the Company set forth in the last sentence of Section 3.2(a), clauses (ii) and (v) of the first sentence of Section 3.2(b), the last sentence of Section 3.2(b) and Section 3.2(c) of the Agreement shall not be true and correct (except for de minimis inaccuracies) as of the date of this Agreement and as of the Acceptance Time, in each case, as if made on and as of such date or time (other than any such representation or warranty made as of a specific earlier date, which shall not have been so true and correct (except for de minimis inaccuracies) as of such earlier date); and (C) any other representation or warranty of the Company contained in this Agreement shall not be true, correct and accurate in all respects as of the date of this Agreement and as of the Acceptance Time, in each case, as if made on and as of such date or time (other than any such representation or warranty made as of a specific earlier date, which shall not have been so true and accurate in all respects as of such earlier date), where the failure of such representations and warranties to be true and correct, individually or in the aggregate, has had, or would be reasonably be expected to have, a Material Adverse Effect; provided, however, that, for purposes of determining the accuracy of such representations and warranties under this clause (C), all “Company Material Adverse Effect” qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded;

(iii) the Company shall have failed to perform or comply with in all material respects its covenants and obligations required to be performed or complied with by it under the Agreement at or prior to the Acceptance Time;

(iv) the Parent and the Purchaser shall not have received a certificate executed by the Company’s Chief Executive Officer and Chief Financial Officer confirming on behalf of the Company that the conditions set forth in clauses (c)(ii) and (c)(iii) of this Annex I have been duly satisfied; or

(v) the Agreement shall have been validly terminated in accordance with Article VIII of the Agreement;

(d) since the date of this Agreement, there shall have occurred any Company Material Adverse Effect; and

(e) the Acceptance Time would otherwise occur prior to the Inside Date (the “Inside Date Condition”).

Subject to the terms and conditions of this Agreement, the foregoing Offer Conditions are for the sole benefit of the Parent and the Purchaser and, subject to the terms and conditions of the Agreement and applicable law (including the rules and regulations of the SEC), may be waived by the Parent and the Purchaser, in whole or in part, at any time, at the sole discretion of the Parent or the Purchaser.

Annex I – Page 2

EXHIBIT A

Form of Certificate of Incorporation

of the Surviving Corporation

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

HOUGHTON MIFFLIN HARCOURT COMPANY

(Pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware)

Houghton Mifflin Harcourt Company (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (“DGCL”), hereby certifies as follows:

1. Name. The name of the Corporation is Houghton Mifflin Harcourt Company.

2. Address; Registered Office and Agent. The address of the Corporation’s registered office in the State of Delaware is COGENCY GLOBAL INC., 850 New Burton Road, Suite 201, Dover, County of Kent, Delaware 19904. The name of its registered agent at such address is COGENCY GLOBAL INC.

3. Purpose. The nature of the business or the purpose to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

4. Capital Stock. The aggregate number of shares of capital stock that the Corporation shall have authority to issue is 1,000 shares of common stock, par value $0.01 per share.

5. Limitation of Liability. To the fullest extent permitted by law, no director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Neither any amendment nor repeal of this Article 5, nor the adoption of any provision of the Corporation’s certificate of incorporation inconsistent with this Article 5, shall eliminate or reduce the effect of this Article 5 in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article 5, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

6. Indemnification.

6.1 Right to Indemnification. The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person who was or is a party or is otherwise involved in or is threatened to be made a party to or to be the subject of any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another entity or enterprise, including service with respect to employee benefit plans (a “Covered Person”), against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Covered Person in connection with a Proceeding and such indemnification shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. Notwithstanding the preceding sentence, except as otherwise provided in Section 6.3, the Corporation shall be required to indemnify a Covered Person in connection with a Proceeding (or part thereof) commenced by such Covered Person only if, prior to the commencement of such Proceeding (or part thereof) by the Covered Person, such Proceeding was authorized by the Board.

6.2 Prepayment of Expenses. To the extent not prohibited by applicable law, the Corporation shall pay the expenses (including attorneys’ fees) incurred by a Covered Person in defending any Proceeding in advance of its final disposition; provided, however, that. to the extent required by applicable Jaw.

Such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the Covered Person to repay all amounts advanced if it should be ultimately determined by final judicial decision from which there is no further right to appeal that the Covered Person is not entitled to be indemnified under this Article 6 or otherwise. The Corporation shall accept such undertaking without reference to the financial ability of the director or officer to make such repayment.

6.3 Claims. If a claim for indemnification or advancement of expenses under this Article 6 is not paid in full within 30 days after a written claim therefor by the Covered Person has been received by the Corporation, the Covered Person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. The failure of the Corporation to have made a determination prior to the commencement of such suit that indemnification of the Covered Person is proper in the circumstances because the Covered Person has met the applicable standard of conduct set forth in the DGCL shall not create a presumption that the Covered Person has not met the applicable standard of conduct or in the case of such a suit brought by the Covered Person, be a defense to such suit. In any such action the Corporation shall have the burden of proving that the Covered Person is not entitled to the requested indemnification or advancement of expenses under applicable law.

6.4 Nonexclusivity of Rights. The rights conferred on any Covered Person by this Article 6 shall not be exclusive of any other rights that such Covered Person may have or hereafter acquire under any applicable law, provision of this Certificate of Incorporation, the Bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

6.5 Other Sources. Any Covered Person may have certain rights to indemnification, advancement of expenses and/or insurance provided by their employers, Affiliates or other Persons (collectively, the “Other Indemnitors”). The Corporation shall (i) be the indemnitor of first resort (i.e., its obligations to any Covered Person are primary and any obligation of the Other Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by any Covered Person are secondary), (ii) be required to advance the full amount of expenses incurred by any Covered Person and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and as required by the terms of this Certificate of Incorporation or the Bylaws (or any other agreement between the Corporation and a Covered Person), without regard to any rights a Covered Person may have against the Other Indemnitors, and, (iii) irrevocably waive, relinquish and release the Other Indemnitors from any and all claims against the Other Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. No advancement or payment by the Other Indemnitors on behalf of a Covered Person with respect to any claim for which such Covered Person has sought indemnification from the Corporation shall affect the foregoing and the Other Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of a Covered Person against the Corporation.

6.6 Amendment or Repeal. The rights conferred upon indemnitees in this Article 6 shall be contract rights that vest upon the occurrence or alleged occurrence of any act or omission giving rise to any Proceeding and such rights shall continue as to a Covered Person who has ceased to be a director, office, employee or agent and shall inure to the benefit of the indemnitee’s heirs, executors and administrators. Any amendment or repeal of the foregoing provisions of this Article 6 shall not adversely affect any right or protection hereunder of any Covered Person or his or her heirs, executors and administrators in respect of any act or omission occurring prior to the time of such amendment or repeal.

6.7 Other Indemnification and Prepayment of Expenses. This Article 6 (including, for the avoidance of doubt, the rights to be paid expenses in advance of final disposition) shall not limit the right of the Corporation, to the extent and in the manner permitted by applicable law, to indemnify and to advance expenses to persons other than Covered Persons when and as authorized by appropriate corporate action.

6.8 Expenses as a Witness. To the extent that any director, officer, employee or agent of the Corporation is by reason of such position, or a position with another Person at the request of the Corporation, a witness in any Proceeding, he or she shall be indemnified against all costs and expenses actually and reasonably incurred by him or her or on his or her behalf in connection therewith.

6.9 Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another entity or enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the DGCL.

THE UNDERSIGNED has executed this Second Amended and Restated Certificate of Incorporation as of this [•] day of February, 2022.

HOUGHTON MIFFLIN HARCOURT COMPANY

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